     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 2001
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            UCAR INTERNATIONAL INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                        3620                    06-1385548
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
incorporation or organization)  Classification Code Number)

          3102 WEST END AVENUE, SUITE 1100 NASHVILLE, TENNESSEE 37203
                                 (615) 760-8227
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              GILBERT E. PLAYFORD
                        CHAIRMAN OF THE BOARD, PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                            UCAR INTERNATIONAL INC.
                        3102 WEST END AVENUE, SUITE 1100
                           NASHVILLE, TENNESSEE 37203
                                 (615) 760-8227

          (Name and address, including zip code and telephone number, including area code, of agent for service)
                           --------------------------

                                WITH COPIES TO:

    M. RIDGWAY BARKER, ESQ.            KAREN G. NARWOLD, ESQ.              WILLIAM V. FOGG, ESQ.
     BRIAN J. CALVEY, ESQ.                GENERAL COUNSEL,                CRAVATH, SWAINE & MOORE
   RANDI-JEAN G. HEDIN, ESQ.        VICE PRESIDENT AND SECRETARY              WORLDWIDE PLAZA
   KELLEY DRYE & WARREN LLP            UCAR INTERNATIONAL INC.               825 EIGHTH AVENUE
      TWO STAMFORD PLAZA             3102 WEST END AVENUE, SUITE         NEW YORK, NEW YORK 10019
       281 TRESSER BLVD                         1100                          (212) 474-1000
  STAMFORD, CONNECTICUT 06901        NASHVILLE, TENNESSEE 37203
        (203) 324-1400                     (615) 760-7724

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                   AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED            BE REGISTERED(1)        PER UNIT(2)       OFFERING PRICE(2)    REGISTRATION FEE
Common stock, par value $.01 per share.......     9,200,000(3)            $13.38            $123,096,000          $30,774.00

(1) Includes 1,200,000 shares subject to an over-allotment option granted to the underwriters.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).

(3) Includes preferred stock purchase rights attached to the shares of common stock registered hereby. No additional consideration will be paid for such rights.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 26, 2001
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                8,000,000 Shares

                                     [LOGO]

                            UCAR INTERNATIONAL INC.

                                  Common Stock

    This is an offering of common stock by UCAR International Inc.

      -------------------------------------------------------------------

    Our common stock is traded on the New York Stock Exchange, or NYSE, under the trading symbol "UCR." On June 21, 2001, the last reported sale price of our common stock on the NYSE was $13.17 per share.

      -------------------------------------------------------------------

                                                                PER SHARE         TOTAL
                                                              -------------   -------------
Public offering price.......................................  $               $
Underwriting discounts and commissions......................  $               $
Proceeds to UCAR, before expenses...........................  $               $

    We have granted the underwriters an option for a period of 30 days to purchase up to 1,200,000 additional shares of our common stock.

      -------------------------------------------------------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 10.

         -------------------------------------------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

JPMORGAN

                   CREDIT SUISSE FIRST BOSTON

                                      MERRILL LYNCH & CO.

            , 2001

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Preliminary Notes.....................     ii

Where You Can Find More Information...     iv

Incorporation of Certain Documents by
  Reference...........................     iv

Forward Looking Statements............      v

Prospectus Summary....................      1

Risk Factors..........................     10

Use of Proceeds.......................     18

Price Range of Common Stock and
  Dividend Policy.....................     19

Capitalization........................     21

Selected Consolidated Financial
  Data................................     22

                                          PAGE
                                        --------

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     25

Business..............................     49

Management............................     74

Shares Eligible for Future Sale.......     77

Certain U.S. Tax Consequences for Non-
  U.S. Investors......................     78

Underwriting..........................     81

Notice to Canadian Residents..........     83

Legal Matters.........................     84

Experts...............................     84

Index to Consolidated Financial
  Statements..........................    F-1

                            ------------------------

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, these securities only, and this prospectus may be used only, in jurisdictions where offers and sales of these securities are permitted. The information contained or incorporated by reference in this prospectus may be accurate only on the date of the document containing the information.

                               PRELIMINARY NOTES

IMPORTANT TERMS

    We use the following terms to identify various companies or groups of companies or other matters. These terms help to simplify the presentation of information in this prospectus.

    "UCAR" refers to UCAR International Inc. only. UCAR is our public parent company and the issuer of the publicly traded common stock offered pursuant to this prospectus.

    "UCAR GLOBAL" refers to UCAR Global Enterprises Inc. only. UCAR Global is a direct, wholly owned subsidiary of UCAR and the direct or indirect holding company for all of our operating subsidiaries. UCAR Global was the issuer of our previously outstanding 12% senior subordinated notes due 2005 (the "SUBORDINATED NOTES") and was the primary borrower under our prior senior secured bank credit facilities (the "PRIOR SENIOR FACILITIES").

    "UCAR FINANCE" refers to UCAR Finance Inc. only. UCAR Finance is a direct, wholly owned special purpose finance subsidiary of UCAR and the borrower under our new senior secured bank credit facilities (as amended, the "NEW SENIOR FACILITIES").

    "GRAFTECH" refers to Graftech Inc. only. Graftech is our 97.5% owned (wholly owned prior to June 2001) operating subsidiary engaged in the development, manufacture and sale of natural graphite-based products.

    "CARBONE SAVOIE" refers to Carbone Savoie S.A.S. only. Carbone Savoie is a 70% owned subsidiary engaged in the development, manufacture and sale of graphite and carbon cathodes.

    "SUBSIDIARIES" refer to those companies which, at the relevant time, are or were majority owned or wholly owned directly or indirectly by UCAR or by its predecessors to the extent that those predecessors activities related to the graphite and carbon business. All of UCAR's subsidiaries have been wholly owned (with DE MINIMIS exceptions in the case of certain foreign subsidiaries) from at least January 1, 1998 through March 31, 2001, except for:

    - our German subsidiary, which was acquired in early 1997 and 70% owned until early 1999, when it became wholly owned, and

    - Carbone Savoie, which has been and is 70% owned.

Our 100% owned Brazilian cathode manufacturing operations were contributed to Carbone Savoie, and as a result became 70% owned, on March 31, 2001.

    "WE," "US" or "OUR" refer collectively to UCAR and its subsidiaries or, if the context so requires, UCAR, UCAR Global or UCAR Finance, individually.

PRESENTATION OF FINANCIAL, MARKET AND LEGAL DATA

    We present our financial information on a consolidated basis. This means that we consolidate financial information for all subsidiaries where our ownership is greater than 50%. We use the equity method to account for 50% or less owned interests, such as our joint venture with Jilin Carbon Co., Ltd. ("JILIN"), and we do not restate financial information for periods prior to the acquisition of subsidiaries. This means that the financial information for our German subsidiary and Carbone Savoie is consolidated, since their acquisitions, on each line of the Consolidated Financial Statements and the equity of the other 30% owners (until early 1999, in the case of our German subsidiary) in those subsidiaries is reflected on the lines entitled "minority stockholders' equity in consolidated entities" and "minority stockholders' share of income."

    References to cost in the context of our low-cost supplier strategy do not include the impact of special, non-recurring or unusual charges or credits, such as those related to investigations, lawsuits or claims, restructurings, impairment losses, inventory write-downs or expenses incurred in connection with lawsuits initiated by us, or the impact of accounting changes.

    All cost savings and reductions are estimates based on a comparison to:

    - in the case of our global restructuring and rationalization plan adopted in September 1998 and enhancements thereto in October 1999, with respect to interest expense and provision for income taxes, costs in 1998 or, for all other costs, costs in the 1998 fourth quarter (annualized),

    - costs in 1999, in the case of actions taken in 2000, and

    - costs in 2000, in the case of actions taken in 2001.

    Unless otherwise noted, references to "MARKET SHARES" are based on unit volume and not revenues in 2000. As used herein, references to "MAJOR PRODUCT LINES" mean graphite and carbon electrodes and cathodes and flexible graphite.

    Neither any statement in this prospectus nor any charge taken by us relating to any legal proceedings constitutes an admission as to any wrongdoing or liability.

    Unless otherwise specifically noted, market and market share data in this prospectus are our own estimates. Market data relating to the steel industry, our general expectations concerning such industry and our market position and market share within such industry, both domestically and internationally, are derived from publications by the International Iron and Steel Institute and other industry sources as well as assumptions made by us, based on such data and our knowledge of the industry, which we believe to be reasonable. Market data relating to the fuel cell power generation industry, our general expectations concerning such industry and our market position and market share within such industry, both domestically and internationally, are derived from publications by securities analysts relating to Ballard Power Systems Inc. ("BALLARD"), other industry sources and public filings, press releases and other public documents of Ballard as well as assumptions made by us, based on such data and our knowledge of the industry, which we believe to be reasonable. Market and market share data relating to the graphite and carbon industry as well as cost information relating to our competitors, our general expectations concerning such industry and our market position and market share within such industry, both domestically and internationally, are derived from the sources described above and public filings, press releases and other public documents of our competitors as well as assumptions made by us, based on such data and our knowledge of the industry, which we believe to be reasonable. Although we are not aware of any misstatements regarding any industry or market share data, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under "Risk Factors," and we cannot guarantee the accuracy or completeness of this data and have not independently verified it. None of the sources mentioned above has consented to the disclosure or use of data in this prospectus.

    Unless otherwise noted, when we refer to dollars, we mean U.S. dollars.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to our common stock being offered by this prospectus. The term "registration statement", of which this prospectus is a part, means the original registration statement and all amendments, including all schedules and exhibits. This prospectus does not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not included in this prospectus. The registration statement can be inspected and copied at the locations described below. In addition, each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete statement of its provisions.

    We are required to file periodic reports, proxy statements and other information relating to our business, financial statements and other matters with the SEC. Our SEC filings are available to the public over the Internet at the SEC's Web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Our reports and proxy statements and other information relating to us can also be inspected at the NYSE located at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by us with the SEC under Section 12, 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference into this prospectus:

    - Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 20, 2001,

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 8, 2001,

    - Proxy Statement on Schedule 14A, dated March 19, 2001 for our annual meeting of stockholders held on May 8, 2001,

    - Current Report on Form 8-K, filed on May 15, 2001,

    - Current Report on Form 8-K, filed on June 5, 2001,

    - the description of our common stock contained in our registration statement on Form 8-A (File No. 1-13888) dated July 28, 1995, filed with the SEC under Section 12 of the Exchange Act, and

    - the description of our preferred stock purchase rights contained in our registration statement on Form 8-A (File No. 1-13888) dated September 10, 1998, filed with the SEC under Section 12 of the Exchange Act.

    In addition, all reports and other documents we subsequently file pursuant to Section 12, 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the initial filing of the registration statement and until the time that we sell all the securities described in this prospectus shall be deemed to be incorporated in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents. Any statement contained in a previously filed document incorporated by reference in this prospectus is modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus is modified or superseded to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Only the modified or superseded statement shall constitute a part of this prospectus.

    You may request a copy of these filings, other than their exhibits, at no cost, by oral or written request to: UCAR International Inc., 3102 West End Avenue, Suite 1100, Nashville, Tennessee 37203, Attention: Nancy Falls, Treasurer, Telephone (615) 760-7720.

                           FORWARD LOOKING STATEMENTS

    This prospectus contains forward looking statements. In addition, from time to time, we or our representatives have made or may make forward looking statements orally or in writing. These include statements about such matters as: future production and sales of steel, aluminum, fuel cells, electronic devices and other products that incorporate our products or that are produced using our products; future prices and sales of and demand for graphite electrodes and other products; future operational and financial performance of various businesses; strategic plans and programs; impacts of regional and global economic conditions; restructuring, realignment, strategic alliance, supply chain, technology development and collaboration, investment, acquisition, joint venture, operating, integration, tax planning, rationalization, financial and capital projects; legal matters and related costs; consulting fees and related projects; potential offerings, sales and other actions regarding debt or equity securities of our subsidiaries; and future costs, working capital, revenue, business opportunities, values, debt levels, cash flow, cost savings and reductions, margins, earnings and growth. The words "will," "may," "plan," "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions identify some of these statements.

    Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include:

    - the possibility that global or regional economic conditions affecting our products may not improve or may worsen,

    - the possibility that announced or anticipated additions to capacity for producing steel in electric arc furnaces or announced or anticipated reductions in graphite electrode manufacturing capacity may not occur,

    - the possibility that increased production of steel in electric arc furnaces or reductions in graphite electrode manufacturing capacity may not result in stable or increased demand for or price or sales volume of graphite electrodes,

    - the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in the aluminum smelting process,

    - the possibility of delays in or failure to achieve widespread commercialization of proton exchange membrane ("PEM") fuel cells which use natural graphite materials and components and the possibility that manufacturers of PEM fuel cells using those materials or components may obtain those materials or components or the natural graphite used in them from other sources,

    - the possibility of delays in or failure to achieve successful development and commercialization of new or improved electronic thermal management or other products, the possibility of delays in meeting or failure to meet contractually specified development objectives and the possible inability to fund and successfully complete expansion of manufacturing capacity to meet growth in demand for new or improved products, if any,

    - the possibility that we may not be able to protect our intellectual property or that intellectual property used by us infringes the rights of others,

    - the occurrence of unanticipated events or circumstances relating to pending antitrust investigations, lawsuits or claims,

    - the commencement of new investigations, lawsuits or claims relating to the same subject matter as the pending investigations, lawsuits or claims,

    - the possibility that the lawsuit against our former parents initiated by us could be dismissed or settled, our theories of liabilities or damages could be rejected, material counterclaims could be asserted against us, legal expenses and distraction of management could be greater than anticipated, or unanticipated events or circumstances may occur,

    - the possibility that expected cost savings from our enhanced global restructuring and rationalization plan, our POWER OF ONE initiative, the restructuring of our graphite and carbon specialties business, the shutdown of certain of our facilities and other cost reduction efforts will not be fully realized,

    - the possibility that we may incur unanticipated health, safety or environmental compliance, remediation or other costs or experience unanticipated raw material or energy supply, manufacturing operations or labor difficulties,

    - the occurrence of unanticipated events or circumstances relating to strategic plans or programs or relating to restructuring, realignment, strategic alliance, supply chain, technology development, investment, acquisition, joint venture, operating, integration, tax planning, rationalization, financial or capital projects,

    - changes in interest or currency exchange rates, changes in competitive conditions, changes in inflation affecting our raw material, energy or other costs, development by others of substitutes for some of our products and other technological developments,

    - the possibility that changes in financial performance may affect our compliance with financial covenants under the New Senior Facilities, and

    - other risks and uncertainties, including those described elsewhere or incorporated by reference in this prospectus.

    No assurance can be given that any future transaction about which forward looking statements may be made will be completed or as to the timing or terms of any such transaction.

    All subsequent written and oral forward looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE MAKING A DECISION TO INVEST IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE CAREFULLY, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE STATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS IS BASED ON THE ASSUMPTION THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED.

    FINANCIAL AND OTHER INFORMATION IN THIS PROSPECTUS (OTHER THAN OUR AUDITED ANNUAL CONSOLIDATED FINANCIAL STATEMENTS) HAS BEEN PRESENTED (AND RESTATED) BASED ON THE REALIGNMENT OF OUR BUSINESS SEGMENTS IN 2001 INTO OUR GRAPHITE POWER SYSTEMS DIVISION AND OUR ADVANCED ENERGY TECHNOLOGY DIVISION.

                            UCAR INTERNATIONAL INC.

    We are one of the world's largest providers of natural and synthetic graphite and carbon products and services. Our products provide energy solutions to customers in the steel, aluminum, fuel cell power generation, electronics, semiconductor and transportation industries. Our customers include industry leaders such as Nucor Corporation and the Arbed Group in steel, Alcoa Inc. and Pechiney in aluminum, Ballard in fuel cells, Intel Corporation in electronics, MEMC Electronic Materials, Inc. in semiconductors and The Boeing Company in transportation. With over 100 years of experience in the development of graphite and carbon technology, we currently hold about 320 issued patents and about 280 patent applications and perfected patent application priority rights worldwide and conduct extensive state-of-the-art research and development activities in both the U.S. and Europe. We have a global business, selling our products and engineering and technical services in more than 80 countries, with 15 manufacturing facilities strategically located in Brazil, France, Italy, Mexico, Russia, South Africa, Spain and the U.S. and a joint venture manufacturing facility located in China, which, subject to required Chinese governmental approvals, is expected to commence operations in 2002. As a result of our experience, technology and manufacturing capability, we believe that we have the largest worldwide market share in all of our major product lines.

    In June 1998, we began to implement management changes which have resulted in a new senior management team. This team has actively lowered costs, reduced debt and developed growth initiatives. In early 2001, we launched a strategic initiative to strengthen our competitive position and to change our corporate vision from an industrial products company to an energy solutions company. In connection with this initiative, we have realigned our company and management around two new operating divisions, our Graphite Power Systems Division and our Advanced Energy Technology Division.

                        GRAPHITE POWER SYSTEMS DIVISION

    Our Graphite Power Systems Division delivers high quality graphite and carbon electrodes and cathodes and related services that are key components of the conductive power systems used to produce steel, aluminum, and other non-ferrous metals. We are the leading producer of graphite and carbon electrodes and cathodes in the world. In 2000, net sales of this division were $651 million, with gross profit of $184 million.

    Graphite electrodes, which accounted for about 81% of this division's net sales in 2000, are a key component in the production of steel in electric arc furnaces, the steelmaking technology used by all "mini-mills", the higher growth sector of the steel industry. Electrodes act as conductors of electricity in a furnace, generating sufficient heat to melt scrap metal and other raw materials. There is currently no commercially viable substitute for graphite electrodes in electric arc furnaces. They are the only product that combines the required level of electrical conductivity with the ability to withstand the high levels of heat generated during the production of steel in electric arc furnaces. Graphite electrodes are also used for refining steel in ladle furnaces and in other smelting processes. Carbon electrodes are used in a similar fashion in the production of silicon metal, a raw material used in the manufacture of aluminum.

    Graphite and carbon cathodes are key components in the conductive power systems used in aluminum smelting furnaces. We have used our expertise in graphite technology and high temperature industrial applications together with the technology of our strategic partner, Pechiney, the world's leading provider of aluminum smelting technology, to develop significant improvements in graphite cathodes. Graphite cathodes are the preferred technology for new smelting furnaces in the aluminum industry because they allow for substantial improvements in process efficiency. We believe that our improved graphite cathodes position us well to receive incremental orders upon the commencement of operation of the new, more efficient smelting furnaces that are being built, even as older furnaces are being shut down.

    We believe that this division is positioned to benefit from the expected cyclical recovery in steel production which, coupled with our global network of manufacturing facilities strategically located in key markets, we expect to enhance our cash flow and earnings per share. We believe that the recently announced shutdown of our highest cost graphite electrode manufacturing operations, located in Clarksville and Columbia, Tennessee, will further enhance our position as a low cost supplier.

    We believe that the barriers to new entrants in the graphite and carbon electrode industries are high. There have been no significant new entrants since 1950. We believe that our average capital investment to increase our annual graphite electrode manufacturing capacity by about 15% would be about $500 per metric ton, which we estimate is less than 20% of the initial investment for "greenfield" capacity.

    The strategic goal of this division is to generate strong cash flow by pursuing the following strategies:

    - BEING THE LOW COST SUPPLIER. We have aggressively reduced our costs of production by closing higher cost facilities and migrating that capacity to lower cost facilities, reducing our cost of sales per metric ton of graphite electrodes by about 13% since the end of 1998. We are continuing our efforts to aggressively reduce costs and recently announced our intention to shut down our graphite electrode manufacturing operations in Clarksville and Columbia, Tennessee, our highest cost graphite electrode manufacturing operations. We believe that this division's cost structure is currently among the lowest of all major producers of graphite electrodes.

    - DELIVERING EXCEPTIONAL AND CONSISTENT QUALITY. We believe that we operate the world's premier electrode and cathode research and development laboratories and that our products are among the highest quality available. We have worked diligently in recent years to improve the consistent quality and uniformity of our products on a worldwide basis, providing the flexiblity to source most orders from the facility that best satisfies customer needs and increases profitability. We believe that the consistently high quality of our products enables customers to achieve significant production efficiencies, which we believe provides us with an important competitive advantage.

    - PROVIDING SUPERIOR TECHNICAL SERVICE. We believe that we are the recognized industry leader in providing value added technical service to customers, and that we have more technical service engineers, located in more countries, than any of our competitors. We believe that our superior service provides us with another important competitive advantage.

    - CAPITALIZING ON OUR GLOBAL PRESENCE AND EXECUTING OUR ASIAN GROWTH STRATEGY. We believe that this division has the number one market share in all of its major product lines. We are one of only two global producers of graphite and carbon electrodes and cathodes. We believe that our network of state-of-the-art manufacturing facilities in diverse geographic regions, including Brazil, France, Italy, Mexico, Russia, South Africa and Spain, coupled with our joint venture manufacturing facility located in China, which, subject to required Chinese governmental approvals, is expected to commence operations in 2002, provides us with significant operational flexibility and a significant competitive advantage. As the steel industry continues to consolidate, with the largest steel producers now operating in multiple countries, we believe that we are the producer of graphite electrodes best positioned to serve their global purchasing requirements.

          Our new joint venture with Jilin in China is expected to provide us with access to graphite electrode manufacturing capability in Asia for the first time. To date, we believe that our share of the Asian market for graphite electrodes has been only about 4% as compared to our worldwide market share of about 30% (excluding the Asian market). We believe that this low cost facility will provide us with an excellent platform to expand our market share, both in China and in the rest of Asia.

                      ADVANCED ENERGY TECHNOLOGY DIVISION

    Our Advanced Energy Technology Division was established to develop high quality, highly engineered natural and synthetic graphite- and carbon-based energy technologies, products and services for high growth markets. We believe that we will be successful because of our portfolio of proprietary technology related to graphite and carbon materials science and our processing and manufacturing technology. We currently sell natural and synthetic graphite- and carbon-based products to the transportation, semiconductor, aerospace, fuel cell power generation, electronics and other markets. Due to the growth potential for fuel cell power generation, electronic thermal management and other identified markets, we are investing substantial resources in developing proprietary technologies and products for these markets. In addition, we are providing cost-effective technical services for a broad range of markets and licensing our proprietary technology in markets where we do not anticipate engaging in manufacturing ourselves. This division currently holds about 140 of our issued patents and about 250 of our pending patent applications and perfected patent application priority rights worldwide. In 2000, net sales of this division were $125 million, with gross profit of $32 million.

    For the fuel cell power generation market, we are developing materials and components for PEM fuel cells and fuel cell systems, including flow field plates and gas diffusion layers. For the electronic thermal management market, we are developing and selling thermal interface products and designs and developing and introducing prototype heat spreaders, heat sinks and heat pipes for computer, communications, industrial, military, office equipment and automotive electronic applications. Other identified markets include fire retardant products for transportation applications and building and construction materials applications, industrial thermal management products for high temperature process applications and conductive products for batteries and supercapacitor power storage applications.

    Natural graphite-based products, including flexible graphite, are developed and manufactured by our subsidiary, Graftech. Our synthetic graphite- and carbon-based products are developed and manufactured by our Advanced Graphite and Carbon Materials business unit, which includes our former graphite and carbon specialties businesses. Our technology, licensing and technical services are marketed and sold by our High Tech High Temp business unit.

    The strategic goal of this division is to create and deliver stockholder value through commercialization of proprietary technologies into high growth markets. To achieve this goal, we intend to leverage our strengths at:

    - developing and protecting intellectual property,

    - developing and commercializing prototype and next generation products and services,

    - establishing strategic alliances with customers, suppliers and other third parties, and

    - setting and achieving those milestones which are critical to the successful, timely commercialization of our technologies.

    We believe that our two largest growth opportunities are in the fuel cell power generation and electronic thermal management markets.

    FUEL CELL POWER GENERATION OPPORTUNITIES. Fuel cells provide power generation for transportation, stationary and portable applications. The use of fuel cells in the U.S. in light vehicles for transportation applications has been projected by Frost & Sullivan to reach 2.6 million vehicles by 2010. We believe that worldwide annual sales of fuel cells for non-transportation applications (stationary and portable) could reach over $2 billion by 2010.

    We have been working with Ballard since 1992 on developing natural graphite-based materials for use for power generation in Ballard fuel cells. Ballard is the world leader in developing PEM fuel cells, including direct methanol fuel cells, for power generation. In 1999, we entered into a collaboration agreement with Ballard to coordinate our respective research and development efforts on flow field plates and a supply agreement for flexible graphite materials. In 2000, Ballard launched its new Mark 900 PEM fuel cell stack and announced that it was the foundation for Ballard fuel cells for transportation, stationary and portable applications. The flow field plates used in Ballard's Mark 900 PEM fuel cell stack are made from our GRAFCELL-TM-advanced flexible graphite products.

    In June 2001, our subsidiary, Graftech, entered into a new exclusive development and collaboration agreement and a new exclusive long-term supply agreement with Ballard, which significantly expand the scope and term of the 1999 agreements. In addition, Ballard became a strategic investor in Graftech, investing $5 million for a 2.5% equity ownership interest, to support the development and commercialization of natural graphitic materials and components for PEM fuel cells.

    The scope of the new exclusive development and collaboration agreement includes natural graphite-based materials and components, including flow field plates and gas diffusion layers, for use in PEM fuel cells and fuel cell systems for transportation, stationary and portable applications. The initial term of this agreement extends through 2011. As part of this agreement, we have agreed to develop and manufacture prototype graphitic materials and components and provide early stage testing of these prototypes in an on-site fuel cell testing center. Under the new supply agreement, we will be the exclusive manufacturer and supplier of natural graphite-based materials for Ballard fuel cells and fuel cell systems. We will also be the exclusive manufacturer of natural graphite-based components, other than those components Ballard manufactures for itself. The initial term of this agreement, which contains customary terms and conditions, extends through 2016. We have the right to manufacture and sell, after agreed upon release dates, natural graphite-based materials and components for use in PEM fuel cells to other parties in the fuel cell industry. In connection with the manufacture and sale of components, Ballard will grant us a royalty-bearing license for related manufacturing process technology.

    ELECTRONIC THERMAL MANAGEMENT OPPORTUNITIES. As electronics manufacturers develop highly advanced integrated circuits, processing chips and power supplies, their ability to dissipate heat is constrained by current thermal management products and technology. We are developing and introducing high quality, highly engineered products, designs and solutions for thermal management in computer, communications, industrial, military, office equipment and automotive electronic applications. We are targeting:

    - thermal interface products, with a projected market of about $400 million in annual sales by 2005, and an annual growth rate of about 17% through 2005, in each case, as projected by Business Communications Company, Inc.,

    - heat sink products, with a projected market of about $850 million in annual sales by 2005, and an annual growth rate of about 10% through 2005, in each case, as projected by Business Communications Company, Inc., and

    - heat spreader and heat pipe products, with a projected market of about $585 million in annual sales by 2005, and an annual growth rate of about 20% through 2005, in each case, as projected by Business Communications Company, Inc.

    In December 2000, we announced the introduction of, and began selling, our new line of eGraf-TM- thermal management products designed to aid the cooling of chip sets and other heat generating components in computers, communications equipment and other electronic devices. We can provide custom or off-the-shelf thermal interface products and designs, heat sinks, heat spreaders and heat pipes and sophisticated thermal solutions for cooling complex devices. Our new product line offers advantages for mobile communications and other electronic devices over competitive products such as copper, aluminum and other current thermal interface materials. These advantages include their excellent ability to conduct heat, their mechanical and thermal stability, their lightweight, compressible and conformable nature, their cost competitiveness, and their ease of handling.

                                 OTHER MATTERS

    In June 1998, in response to the antitrust matters described below, we began to implement management changes which have resulted in a new senior management team. In addition to reducing costs and debt and developing growth initiatives, this team has actively managed antitrust liabilities and claims and pursued potential recovery from our former parents.

    Since 1997, we have been subject to antitrust investigations, lawsuits and claims. We recorded a pre-tax charge against results of operations for 1997 in the amount of $340 million as a reserve for estimated potential related liabilities and expenses. In April 1998 and March 1999, we pled guilty to violations of U.S. federal and Canadian antitrust law, respectively, in connection with the sale of graphite electrodes and were sentenced to pay a fine of $110 million in six annual installments and a fine of Cdn. $11 million, respectively. We have settled virtually all of the graphite electrode antitrust claims by steel makers in the U.S. and Canada as well as antitrust claims by certain other customers. None of the settlement or plea agreements contain restrictions on future prices of our graphite electrodes. There remain, however, certain pending lawsuits and claims. In January 2000, the antitrust authority of the European Union initiated proceedings against us and other producers of graphite electrodes alleging violations of its antitrust laws in connection with the sale of graphite electrodes. No fine has yet been assessed. The maximum fine for such a violation is ten percent of a company's revenue during the year preceding the year in which the fine is assessed, about $77.6 million in our case (if assessed in 2001), and is subject to reduction for cooperation. The antitrust authority of the European Union may permit any fine which may be assessed to be paid over time. While there is no requirement as to when fines, if any, must be assessed, we believe that it is likely that any fines to be assessed by the antitrust authority of the European Union will be assessed during the 2001 third quarter. We cannot assure you that remaining liabilities and expenses in connection with antitrust investigations, lawsuits and claims (including any fine which may be assessed by the antitrust authority of the European Union) will not materially exceed the remaining uncommitted balance of the reserve or that the timing of payment thereof will not be sooner than anticipated. At March 31, 2001, the remaining uncommitted balance of the reserve was about $44 million. To the extent that aggregate liabilities and expenses, net, are known or reasonably estimable, such amount continues to represent our estimate of these liabilities and expenses. In the aggregate, the fines and settlements described above and related expenses, net, are within the amounts we used to evaluate the $340 million charge.

    In February 2000, we commenced a lawsuit against our former parents, Mitsubishi Corporation and Union Carbide Corporation. In the lawsuit, we allege, among other things, that certain payments made to our former parents in connection with our 1995 equity recapitalization were unlawful under Delaware corporate law, that our former parents were unjustly enriched by receipts from their investments in UCAR and that our former parents aided and abetted breaches of fiduciary duties owed to us by our former senior management in connection with illegal graphite electrode price fixing activities. We are seeking to recover more than $1.5 billion in damages, including interest. The defendants have filed motions to dismiss this lawsuit and motions to disqualify certain of our counsel from representing us in this lawsuit.

    In May 2001, we announced that we intend to shut down our graphite electrode manufacturing operations in our Clarksville and Columbia, Tennessee facilities for an undetermined period of time. The shutdown is part of our strategy of reducing costs and optimizing global production capacity and reflects current graphite electrode market conditions. These operations are our highest cost graphite electrode manufacturing operations. We expect that the shutdown will result in annual cost savings of $18 million beginning in 2002 and will enable us to avoid $9 million in otherwise necessary capital expenditures. We expect to record restructuring, impairment and related charges estimated to be $50 million to $60 million in the 2001 second quarter in connection with the shutdown, including $3 million of cash costs, primarily for severance. The shutdown is expected to be completed by the end of the 2001 third quarter. These operations have capacity to manufacture about 40,000 tons of graphite electrodes annually. We expect to incrementally expand graphite electrode manufacturing capacity at our facilities in Mexico and Europe for an expected capital investment of about $3 million.

                            ------------------------

    The GRAFTECH logo, GRAFCELL-Registered Trademark-, eGraf-TM-,
GRAFOIL-Registered Trademark-, GRAFGUARD-Registered Trademark-,
GRAFSHIELD-Registered Trademark-, DURABURN-TM-, DURACAST-Registered Trademark- and DURAPRESS-TM- are our trademarks and trade names. This prospectus also contains trademarks and trade names belonging to other parties.

    We are a Delaware corporation. Our principal executive offices are located at 3102 West End Avenue, Suite 1100, Nashville, Tennessee 37203, and our telephone number at that location is (615) 760-8227. We maintain a Web site at HTTP://WWW.UCAR.COM and our subsidiary, Graftech, maintains a Web site at HTTP://WWW.GRAFTECH.COM. The information contained on these Web sites is not part of this prospectus.

                                  THE OFFERING

COMMON STOCK OFFERED.........................  8,000,000 shares

COMMON STOCK OUTSTANDING AFTER THIS            53,506,002 shares, excluding:
  OFFERING...................................

                                               - 8,049,858 shares issuable upon the exercise
                                               of options outstanding under our stock option
                                                 and equity incentive plans, with a weighted
                                                 average exercise price of $18.05, and
                                                 426,400 shares held by us in an employee
                                                 benefits trust which are not currently
                                                 considered outstanding for calculations of
                                                 basic or diluted earnings per share

                                               - up to 1,200,000 shares that may be issued
                                               to the underwriters upon exercise of their
                                                 over-allotment option

OVER-ALLOTMENT OPTION........................  1,200,000 shares

USE OF PROCEEDS..............................  To fund growth and expansion of our Advanced
                                               Energy Technology Division and to repay term
                                               loans under the New Senior Facilities

NYSE SYMBOL..................................  UCR

DIVIDEND POLICY..............................  We have not paid cash dividends on our common stock and have no intention to do so for the
                                               foreseeable future

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following summary consolidated financial data at and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 have been derived from our audited annual Consolidated Financial Statements. The following summary consolidated financial data at and for the three months ended March 31, 2000 and 2001 have been derived from our quarterly Consolidated Financial Statements, which are unaudited but in the opinion of our management reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our results of operations for such periods. Results of operations for interim periods are not necessarily indicative of results to be expected for the full fiscal years. You should read this data in conjunction with the "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this prospectus.

                                                                                                           THREE MONTHS
                                                                                                               ENDED
                                                               YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                 ----------------------------------------------------   -------------------
                                                   1996       1997       1998       1999       2000       2000       2001
                                                 --------   --------   --------   --------   --------   --------   --------
                                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales....................................  $   948    $ 1,097    $   947    $   831    $   776    $   195    $   171
  Gross profit(a)..............................      365        411        343        258        216         57         49
  Selling, administrative and other expenses...       90        115        103         86         86         24         21
  Operating profit (loss)(a)(b)(c)(d)(e).......      268        (58)        77        130        111         24         25
  Interest expense.............................       61         64         73         84         75         21         19
  Income (loss) before extraordinary items
    (a)(b)(c)(d)(e)............................      145       (160)       (30)        42         23          2          3
  Extraordinary items, net of tax(f)...........       --         --          7         --         13         13         --
  Net income (loss)(a)(b)(c)(d)(e).............      145       (160)       (37)        42         10        (11)         3

    Earnings (loss) per common share:
    Basic: Income (loss) before extraordinary
      items....................................  $  3.15    $ (3.49)   $ (0.66)   $  0.94    $  0.51    $  0.04    $  0.07
    Net income (loss)..........................     3.15      (3.49)     (0.83)      0.94       0.22      (0.25)      0.07
                                                 =======    =======    =======    =======    =======    =======    =======
    Weighted average common shares outstanding
      (IN THOUSANDS)...........................   46,274     45,963     44,972     45,114     45,224     45,116     45,222
                                                 =======    =======    =======    =======    =======    =======    =======
    Diluted: Income (loss) before extraordinary
      items....................................  $  3.00    $ (3.49)   $ (0.66)   $  0.91    $  0.50    $  0.04    $  0.07
    Net income (loss)..........................     3.00      (3.49)     (0.83)      0.91       0.22      (0.24)      0.07
                                                 =======    =======    =======    =======    =======    =======    =======
    Weighted average common shares outstanding
      (IN THOUSANDS)...........................   48,469     45,963     44,972     46,503     45,813     46,183     46,033
                                                 =======    =======    =======    =======    =======    =======    =======
BALANCE SHEET DATA (AT PERIOD END):
  Cash and cash equivalents....................  $    95    $    58    $    58    $    17    $    47    $    15    $    56
  Total assets.................................    1,017      1,262      1,137        933        908        892        879
  Total debt...................................      635        732        804        722        735        736        715
  Other long-term obligations..................      138        313        266        224        209        222        213
  Stockholders' equity (deficit)...............       17       (227)      (287)      (293)      (316)      (312)      (320)
  Working capital..............................      263         94        203        105        101        170         97

                                                                                                           THREE MONTHS
                                                                                                               ENDED
                                                               YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                 ----------------------------------------------------   -------------------
                                                   1996       1997       1998       1999       2000       2000       2001
                                                 --------   --------   --------   --------   --------   --------   --------
                                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
OTHER DATA:
  Gross profit margin..........................     38.5%      37.5%      36.2%      31.0%      27.8%      29.2%      28.7%
  Operating profit (loss) margin
    (a)(b)(c)(d)(e)............................     28.3       (5.3)       8.1       15.6       14.3       12.3       14.6
  Depreciation and amortization................  $    36    $    49    $    51    $    45    $    43    $    11    $    10
  Capital expenditures.........................       62         79         52         56         52          9          5
  EBITDA(g)....................................      304         (9)       217        212        157         46         35
  Cash flow provided by operations (excluding
    antitrust fines, settlements and
    expenses)..................................      172        175        113        144        117         17         19
  Cash flow used for antitrust fines,
    settlements and expenses...................       --         (3)      (142)       (64)       (23)        (3)        (8)
  Cash flow provided by (used in) operations...      172        172        (29)        80         94         14         11
  Cash flow used in investing activities.......     (104)      (221)       (31)       (39)       (50)        (7)        (4)

--------------------------

    (a) In 1999, we recorded an $8 million charge for the write-down to lower of cost or market of certain graphite specialties inventory.

    (b) For 1998, includes $86 million of restructuring costs that were recorded in connection with closing graphite electrode operations in Canada and Germany and the consolidation of certain corporate administrative offices. These costs consisted primarily of severance, write-offs of fixed assets and environmental and other shutdown costs. For 1999, includes a $6 million net reduction in the estimate of shutdown costs recorded in 1998. For 2000, includes: a $6 million charge in connection with the restructuring of our graphite specialties business in the 2000 first quarter, $4 million of which was reversed in the 2000 third quarter and the $2 million balance of which consisted primarily of severance; and a $4 million charge in connection with a corporate restructuring involving workforce reduction in the 2000 fourth quarter, which consisted primarily of severance.

    (c) Includes impairment losses on long-lived assets in the amount of $60 million associated with our Russian assets in 1998, in the amount of $35 million associated with our graphite specialties assets in 1999, and in the amount of $3 million associated with certain cathode assets located at our Columbia, Tennessee facility in 2000.

    (d) For 1997, includes a pre-tax charge of $340 million for estimated potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims.

    (e) Includes a charge of $13 million in 1999 for estimated liabilities and expenses in connection with securities class action and stockholder derivative lawsuits, $1 million of which was reversed in 2000.

    (f) The 1998 extraordinary item and the 2000 extraordinary item resulted from early extinguishment of debt in connection with our debt refinancings and recapitalizations.

    (g) EBITDA, for this purpose, means operating profit (loss), plus depreciation, amortization, the impairment losses on long-lived assets and inventory write-down, in each case as described above, and that portion of restructuring charges (credits) applicable to non-cash asset write-offs. The amount of restructuring charges (credits) applicable to non-cash asset write-offs was a charge of $29 million in 1998. We believe that EBITDA is generally accepted as providing useful information regarding a company's ability to incur and service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Our method for calculating EBITDA may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under the New Senior Facilities.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS OR BUSINESS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS OR BUSINESS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

    WE ARE DEPENDENT ON THE GLOBAL STEEL AND OTHER METALS INDUSTRIES. OUR RESULTS OF OPERATIONS MAY DETERIORATE DURING GLOBAL AND REGIONAL ECONOMIC DOWNTURNS. Our principal products, graphite electrodes, which accounted for about 68% of our total net sales in 2000, are sold primarily to the electric arc furnace steel industry. Many of our other products are sold primarily to other metals industries. These are global basic industries, and customers in these industries are located in every major geographic market. As a result, our customers are affected by changes in global and regional economic conditions. This, in turn, affects demand for, and prices of, our products sold to the metals industries. Accordingly, we are directly affected by changes in global and regional economic conditions.

    In addition, demand for our products sold to the metals industries may be adversely affected by improvements in those products as well as in the manufacturing operations of customers which reduce the rate of consumption of our products for a given level of production by our customers. We estimate that specific consumption declined, at decreasing rates of decline, from about 6.4 kilograms of graphite electrodes per metric ton of steel produced in 1974 to about 2.5 kilograms per metric ton in 2000.

    As a result of global and regional economic conditions, these improvements and other factors, demand for our graphite electrodes and some of our other products sold to the metals industries has fluctuated significantly and prices have declined since 1998. These circumstances reduced our net sales and net income.

    Throughout 1998 and the 1999 first quarter, electric arc furnace steel production declined as a result of adverse global and regional economic conditions. A recovery began in the 1999 second quarter that lasted through mid-2000. Beginning in mid-2000, electric arc furnace steel production began to weaken in North America. The weakening became more severe in the 2000 fourth quarter and is expected to continue at least through the end of 2001, and may impact other regional economies. These fluctuations in electric arc furnace steel production resulted in corresponding fluctuations in demand for graphite electrodes. Overall pricing weakened throughout most of this period.

    In 1998 and 1999, demand and prices for most of our other products sold to the metals industries were adversely affected by the same global and regional economic conditions that affected graphite electrodes. In the 1999 second quarter, however, worldwide demand by customers for many of these products began to gradually recover. During 2000, demand for most of these products as a group was relatively stable. Pricing, however, did not strengthen. The circumstances that impacted demand and prices for these products in 2000 are expected to continue in 2001.

    In light of, among other things, the weakness in electric arc furnace steel production in North America, we believe that worldwide electric arc furnace steel production will decline in 2001 as compared to 2000. We expect that demand for our graphite electrodes will decline in 2001 as compared to 2000 due to the decline in electric arc furnace steel production and our efforts to implement local currency selling price increases.

    We cannot assure you that the electric arc furnace steel industry will continue to be the higher growth sector of the steel industry or that other metals industries served by us will experience continued stability or growth or recover from current economic conditions affecting them, as the case may be. Accordingly, we cannot assure you that there will be stability or growth in demand for or prices of graphite electrodes or our other products sold to the metals industries. An adverse change in global or certain regional economic conditions could materially adversely affect us.

    REVENUE AND EARNINGS GROWTH OF OUR ADVANCED ENERGY TECHNOLOGY DIVISION DEPENDS PRIMARILY ON SUCCESSFULLY DEVELOPING, INTRODUCING AND SELLING GRAPHITE AND CARBON TECHNOLOGY AND PRODUCTS FOR EMERGING APPLICATIONS ON A PROFITABLE BASIS. IF WE ARE NOT SUCCESSFUL, WE WILL NOT ACHIEVE OUR PLANNED
GROWTH. Revenue and earnings growth of our Advanced Energy Technology Division depends on successful and profitable development and sale of:

    - materials and components for PEM fuel cells and fuel cell systems,

    - electronic thermal management products, including thermal interface products and designs, heat spreaders, heat sinks and heat pipes, for computer, communications, industrial, military, office equipment and automotive electronic applications,

    - fire retardant products for transportation applications and building and construction materials applications,

    - industrial thermal management products for high temperature process applications, and

    - conductive products for batteries and supercapacitor power storage applications.

    Successful and profitable commercialization of technology and products is subject to various risks, including risks beyond our control, such as:

    - the possibility that we may not be able to develop viable products or, even if we develop viable products, that our products may not gain commercial acceptance,

    - the possibility that commercially accepted products could be subsequently displaced by other technologies,

    - the possibility that, even if our products are incorporated in new products of our customers, our customers' new products may not become viable or commercially accepted, or may be subsequently displaced,

    - the possibility that a mass market for commercially accepted products, or for our customers' products which incorporate our products, may not develop,

    - restrictions under our agreement with Ballard on sales of our fuel cell materials and components to, and collaboration with, others, and

    - failure of our customers, including Ballard, to purchase our products in the quantities that we expect.

    These risks could be impacted by adoption of new laws and regulations, changes in governmental programs, failure of necessary supporting systems (such as a fuel delivery infrastructure for fuel cells) to be developed, and consumer perceptions about costs, benefits and safety.

    OUR FINANCIAL CONDITION COULD SUFFER IF WE EXPERIENCE UNANTICIPATED COSTS AS A RESULT OF ANTITRUST INVESTIGATIONS, LAWSUITS AND CLAIMS. Since 1997, we have been subject to antitrust investigations, lawsuits and claims. We recorded a pre-tax charge of $340 million against results of operations for 1997 as a reserve for estimated potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims. We cannot assure you that remaining liabilities and expenses in connection with antitrust investigations, lawsuits and claims (including any fine which may be assessed by the antitrust authority of the European Union) will not materially exceed the remaining uncommitted balance of the reserve or that the timing of payment thereof will not be sooner than anticipated. At March 31, 2001, the remaining uncommitted balance of the reserve was about $44 million. Our insurance has not and will not materially offset liabilities that have or may become due in connection with antitrust investigations or related lawsuits or claims.

    If such liabilities or expenses exceed the remaining uncommitted balance of the reserve or if the timing of payment thereof is sooner than anticipated, we may not be able to comply with the financial covenants under the New Senior Facilities. A failure to so comply, unless waived by the lenders thereunder, would be a default thereunder. This would permit the lenders to accelerate the maturity of substantially all of our debt. It would also permit them to terminate their commitments to extend credit under our revolving credit facility. This would have an immediate material adverse effect on our liquidity. If we were unable to repay our debt to the lenders, we could be forced to take the actions described in the three following risk factors and the lenders could proceed against the collateral securing the New Senior Facilities and exercise all other rights available to them. We cannot assure you that we will be able to obtain any such waiver on acceptable terms or at all.

    WE ARE HIGHLY LEVERAGED AND OUR SUBSTANTIAL DEBT AND OTHER OBLIGATIONS COULD LIMIT OUR FINANCIAL RESOURCES, OPERATIONS AND ABILITY TO COMPETE AND MAY MAKE US MORE VULNERABLE TO ADVERSE ECONOMIC EVENTS. We are highly leveraged. We also have substantial obligations in connection with antitrust investigations, lawsuits and claims. At March 31, 2001, we had total debt of $715 million and a stockholders' deficit of $320 million. A majority of our debt has variable interest rates. We are dependent on our revolving credit facility, the availability of which depends on continued compliance with the financial covenants under the New Senior Facilities, for liquidity.

    Our high leverage and our antitrust related obligations could have important consequences, including the following:

    - our ability to restructure or refinance our debt or obtain additional debt or equity financing for payment of these obligations, or for working capital, capital expenditures, acquisitions, joint ventures, stock repurchases or other general corporate purposes, may be impaired in the future,

    - a substantial portion of our cash flow from operations must be dedicated to debt service and payment of these antitrust related obligations, thereby reducing the funds available to us for other purposes,

    - an increase in interest rates could result in an increase in the portion of our cash flow from operations dedicated to servicing our debt, in lieu of other purposes,

    - we may have substantially more leverage and obligations in connection with antitrust investigations, lawsuits and claims than certain of our competitors, which may place us at a competitive disadvantage, and

    - our leverage and our antitrust related obligations may hinder our ability to adjust rapidly to changing market conditions or other events and make us more vulnerable to insolvency, bankruptcy or other adverse consequences in the event of a downturn in general or certain regional economic conditions or our business or in the event that these obligations are greater than expected.

    OUR ABILITY TO SERVICE OUR DEBT AND MEET OUR OTHER OBLIGATIONS DEPENDS ON CERTAIN FACTORS BEYOND OUR CONTROL. Our ability to service our debt and meet our other obligations as they come due is dependent on our future financial and operating performance. This performance is subject to various factors, including certain factors beyond our control such as, among other things, changes in global and regional economic conditions, developments in antitrust investigations, lawsuits and claims involving us, changes in our industry, changes in interest or currency exchange rates and inflation in raw materials, energy and other costs.

    If our cash flow and capital resources are insufficient to enable us to service our debt and meet these obligations as they become due, we could be forced to:

    - reduce or delay capital expenditures,

    - sell assets or businesses,

    - limit or discontinue, temporarily or permanently, business plans, activities or operations,

    - obtain additional debt or equity financing, or

    - restructure or refinance debt.

    We cannot assure you as to the timing of such actions or the amount of proceeds that could be realized from such actions. Accordingly, we cannot assure you that we will be able to meet our debt service and other obligations as they become due or otherwise.

    WE HAVE RESTRICTIVE SECURED DEBT COVENANTS THAT COULD SIGNIFICANTLY AFFECT THE WAY IN WHICH WE CONDUCT OUR BUSINESS. The New Senior Facilities contain a number of covenants that, among other things, significantly restrict our ability to dispose of assets, incur additional indebtedness, repay or refinance other indebtedness or amend other debt instruments, create liens on assets, enter into leases, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with subsidiaries and affiliates, and that otherwise restrict corporate activities.

    We are also required to comply with specified financial covenants, including minimum interest coverage and maximum leverage ratios. In addition, we cannot borrow under our revolving credit facility:

    - if the aggregate amount of our payments made (excluding certain imputed interest) and additional reserves created in connection with antitrust, securities and stockholder derivative investigations, lawsuits and claims exceed $340 million by more than $130 million (which $130 million is reduced by the amount of certain debt incurred by us that is not incurred under the New Senior Facilities), or

    - if the additional borrowings would cause us to breach the financial covenants.

    Further, most of our assets are pledged to secure repayment of the New Senior Facilities.

    We are currently in compliance with the covenants contained in the New Senior Facilities. However, our ability to continue to comply may be affected by events beyond our control as described above. The breach of any of these covenants, unless waived by the lenders thereunder, would be a default under the New Senior Facilities, which would permit the lenders to accelerate the maturity of substantially all of our debt. It would also permit them to terminate their commitments to extend credit under our revolving credit facility. This would have an immediate material adverse effect on our liquidity. If we were unable to repay our debt to the lenders, we could be forced to take the actions described in the preceding risk factor and the lenders could proceed against the collateral securing the New Senior Facilities and exercise all other rights available to them. We cannot assure you that we will be able to obtain any such waiver on acceptable terms or at all.

    WE ARE SUBJECT TO RISKS ASSOCIATED WITH OPERATIONS IN MULTIPLE
COUNTRIES. In 2000, about 69% of our net sales were derived from sales, and, at December 31, 2000, 71% of our total property, plant and equipment and other long-lived assets were located, outside the U.S. As a result of our international operations, we are subject to risks associated with operating in multiple countries, including:

    - currency devaluations and fluctuations in currency exchange rates, including impacts of transactions in various currencies, translation of various currencies into dollars for U.S. reporting purposes, and impacts on results of operations due to the fact that costs of our foreign operations for our principal raw material (petroleum coke) are incurred in dollars even though their products are sold in other currencies,

    - imposition of or increases in customs duties and other tariffs,

    - imposition of or increases in currency exchange controls, including imposition of or increases in limitations on conversion of various currencies into dollars or euros or remittance of dividends, interest or principal payments or other payments by subsidiaries,

    - imposition of or increases in revenue, income or earnings taxes and withholding and other taxes on remittances and other payments by subsidiaries,

    - imposition or increases in investment restrictions and other restrictions or requirements by non-U.S. governments, and

    - nationalization and other risks which could result from a change in government or other political, social or economic instability.

    We cannot assure you that such risks will not have a material adverse effect on us in the future.

    In general, our results of operations and financial condition are affected by the inflation in each country in which we have a manufacturing facility. We maintain operations in Brazil, Russia and Mexico, countries which have had in the past, and may have now or in the future, highly inflationary economies, defined as cumulative inflation of about 100% or more over a three-calendar year period. We cannot assure you that future increases in our costs will not exceed the rate of inflation or the amounts, if any, by which we may be able to increase prices for our products.

    OUR ABILITY TO GROW AND COMPETE EFFECTIVELY DEPENDS ON PROTECTING OUR INTELLECTUAL PROPERTY, INCLUDING THAT RELATING TO FUEL CELL POWER GENERATION, ELECTRONIC THERMAL MANAGEMENT AND OTHER IDENTIFIED OPPORTUNITIES. OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR FUTURE REVENUE GROWTH AND PROFITABILITY. Failure to protect our intellectual property may result in the loss of the exclusive right to use our technologies. We rely on patent, trademark and trade secret law to protect our intellectual property. Our issued patents relating to fuel cell power generation and electronic thermal management applications, which we believe are particularly important to our future revenue growth and profitability, will expire between 2004 and 2019. Some of our intellectual property is not covered by any patent or patent application. Our patents are subject to complex factual and legal considerations, and there can be uncertainty as to the validity, scope and enforceability of any particular patent. Accordingly, we cannot assure you that:

    - any of the U.S. or foreign patents owned by us, or other patents that third parties may license to us in the future, will not be circumvented, challenged, invalidated or licensed to others, or

    - any of our pending or future patent applications will be issued with the breadth of claim coverage sought by us, if at all.

    In addition, effective patent, trademark and trade secret protection may be unavailable, limited or not applied for in some foreign countries in which we operate.

    Our ability to maintain our proprietary intellectual property may be achieved in part by prosecuting claims against others whom we believe are infringing upon our rights and by defending against claims of intellectual property infringement brought by others against us. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of sales of the related products and diverting the efforts of our technical and management personnel, regardless of the outcome of such litigation.

    We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our strategic partners and employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such partners or employees will not assert rights to intellectual property arising out of these relationships.

    If necessary or desirable, we may seek licenses to intellectual property of others. However, we can give no assurances that we will obtain such licenses or that the terms of any such licenses will be acceptable to us.

    The failure to obtain a license from a third party for their intellectual property could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the use of such intellectual property.

    OUR CURRENT AND FORMER MANUFACTURING OPERATIONS ARE SUBJECT TO INCREASINGLY STRINGENT HEALTH, SAFETY AND ENVIRONMENTAL REQUIREMENTS. We use and generate hazardous substances in our manufacturing operations. In addition, both the properties on which we currently operate and those on which we have ceased operations are and have been used for industrial purposes. Further, our manufacturing operations involve risks of personal injury or death. We are subject to increasingly stringent environmental, health and safety laws and regulations relating to our current and former properties and neighboring properties and other current operations. These laws and regulations provide for substantial fines and criminal sanctions for violations and sometimes require the installation of costly pollution control or safety equipment or costly changes in operations to limit pollution and decrease the likelihood of injuries. In addition, we may become subject to potentially material liabilities for the investigation and cleanup of contaminated properties and to claims alleging personal injury or property damage resulting from exposure to or releases of hazardous substances or personal injury as a result of an unsafe workplace. In addition, noncompliance with or stricter enforcement of existing laws and regulations, adoption of more stringent new laws and regulations, discovery of previously unknown contamination or imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could be material.

    WE ARE DEPENDENT ON SUPPLIES OF RAW MATERIALS AND ENERGY AT AFFORDABLE PRICES. OUR RESULTS OF OPERATIONS COULD DETERIORATE IF THAT SUPPLY IS SUBSTANTIALLY DISRUPTED FOR AN EXTENDED PERIOD. We purchase raw materials and energy from a variety of sources, typically under short term contracts or on the spot market, in each case at fluctuating prices. The availability and price of raw materials and energy may be subject to curtailment or change due to:

    - limitations which may be imposed under new legislation or governmental regulations,

    - suppliers' allocations to meet demand of other purchasers during periods of shortage (or, in the case of energy suppliers, extended cold weather),

    - interruptions in production by suppliers, and

    - market and other events and conditions.

    Petroleum products, including petroleum coke, our principal raw material, have been subject to significant price fluctuations and, beginning in mid-2000, market prices of petroleum coke have increased. Over the past several years, we have mitigated the effect of such price increases on our results of operations through a combination of improved operating efficiency, permanent on-going cost savings and passing such price increases on to customers. However, we cannot assure you that such measures will successfully mitigate future increases in the price of petroleum coke or other raw materials or energy. A substantial increase in raw material or energy prices which cannot be mitigated or passed on to customers or a continued interruption in supply, particularly in the supply of petroleum coke, would have a material adverse effect on us.

    In April 2001, our major supplier of petroleum coke experienced an explosion at one of its two coke plants and placed its coke customers on allocation until the end of July 2001. We have not been materially adversely affected by this event to date and do not expect to be so affected in the future unless supply of coke from that plant continues to be interrupted for longer than expected.

    OUR RESULTS OF OPERATIONS COULD DETERIORATE IF OUR MANUFACTURING OPERATIONS WERE SUBSTANTIALLY DISRUPTED FOR AN EXTENDED PERIOD. Our manufacturing operations are subject to disruption due to extreme weather conditions, floods and similar events, major industrial accidents, strikes and lockouts, and other events. We cannot assure you that no such events will occur. If such an event occurs, it could have a material adverse effect on us.

    OUR RESULTS OF OPERATIONS FOR ANY QUARTER ARE NOT NECESSARILY INDICATIVE OF OUR RESULTS OF OPERATIONS FOR A FULL YEAR. Sales of graphite electrodes and other products fluctuate from quarter to quarter due to such factors as changes in global and regional economic conditions, changes in competitive conditions, scheduled plant shutdowns by customers, national vacation practices, changes in customer production schedules in response to seasonal changes in energy costs, weather conditions, strikes and work stoppages at customer plants and changes in customer order patterns in response to the announcement of price increases. We have experienced, and expect to continue to experience, volatility with respect to demand for and prices of graphite electrodes and other products, both globally and regionally. Accordingly, results of operations for any quarter are not necessarily indicative of the results of operations for a full year.

    THE GRAPHITE AND CARBON INDUSTRY IS HIGHLY COMPETITIVE. OUR GRAPHITE POWER SYSTEMS DIVISION'S MARKET SHARE, NET SALES OR NET INCOME COULD DECLINE DUE TO VIGOROUS PRICE AND OTHER COMPETITION. Competition in the graphite and carbon products industry is based primarily on price, product quality and customer service. Graphite electrodes, in particular, are subject to rigorous price competition. Price increases by us or price reductions by the Graphite Power Systems Division's competitors, decisions by us with respect to maintaining profit margins rather than market share, changes in the desirability or necessity of entering into long term supply contracts with customers, or other competitive or market factors or strategies could adversely affect the Graphite Power Systems Division's market share, net sales or net income. Competition could prevent implementation of price increases or could require price reductions or increased spending on research and development, marketing and sales that could adversely affect the Graphite Power Systems Division's results of operations, cash flows or financial condition.

    WE CANNOT ASSURE YOU THAT WE WILL SUCCESSFULLY IMPLEMENT ANY STRATEGIC ALLIANCES FOR ANY OF OUR BUSINESSES. One of our key strategies is establishment and expansion of strategic alliances to reduce our average cost of sales, expand our share of various geographic markets, expand our product lines or technology, or strengthen our businesses. We cannot assure you that any transaction will be completed or as to the timing or terms of any transaction that may be completed.

    WE MAY NOT BE SUCCESSFUL IN THE LITIGATION AGAINST OUR FORMER PARENTS INITIATED BY US. We have initiated litigation against our former parents. Successful prosecution of this litigation is subject to risks, including:

    - failure to successfully defend against motions to dismiss and other procedural motions prior to trial,

    - failure to successfully establish our theories of liability and damages or otherwise prove our claims at trial,

    - successful assertion by the defendants of substantive defenses to liability at trial or on appeal, and

    - successful assertion by the defendants of counterclaims or cross claims at trial or on appeal.

    We cannot assure you as to the ultimate outcome of the litigation, including the possibility, timing or amount of any recovery of damages by us or any liability we may have in connection with any counterclaims or cross claims. In addition, we cannot assure you as to the possibility, timing or amount of any settlement or the legal expenses to be incurred by us or as to the effect of the lawsuit on management's focus and time available for our on-going operations. We expect to incur $10 million to $20 million in legal expenses to pursue this lawsuit from the date of filing of the complaint through trial. As of March 31, 2001, we had incurred about $4 million of these legal expenses.

    THERE ARE PROVISIONS IN SOME OF OUR IMPORTANT DOCUMENTS THAT COULD HAVE THE EFFECT OF PREVENTING A CHANGE IN CONTROL OF UCAR. UCAR's Certificate of Incorporation and By-Laws contain provisions concerning voting, issuance of preferred stock, removal of officers and directors and other matters that may have the effect of discouraging, delaying or preventing a change in control of UCAR. In addition, UCAR's Board of Directors has adopted a stockholder rights plan that may have the same effect. Further, the New Senior Facilities restrict certain events that would constitute a change in control and provide that certain events which would constitute a change in control would also constitute an event of default. We cannot assure you that we will have the financial resources necessary to repay the New Senior Facilities upon the occurrence of such an event of default.

    OUR STOCK PRICE MAY BE VOLATILE DUE TO THE NATURE OF OUR BUSINESS, WHICH COULD AFFECT THE SHORT-TERM VALUE OF YOUR INVESTMENT. The stock market has from time to time experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline or fluctuate, perhaps substantially, following this offering, including:

    - failure to meet product development and commercialization goals,

    - quarterly fluctuations in our results of operations,

    - net sales and results of operations failing to meet the expectations of securities analysts or investors,

    - downward revisions in securities analysts' revenue or earnings estimates or changes in general market conditions,

    - technological innovations or strategic actions by our competitors,

    - speculation in the press or investor perception concerning our industry or our prospects, or

    - general economic factors unrelated to our performance.

    The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock.

    In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We could be involved in a securities class action litigation in the future. Such litigation could result in substantial costs and a diversion of management's attention and resources.

    FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE. After this offering, 53,506,002 shares (54,706,002 shares, if the over-allotment option is exercised in full) of our common stock will be outstanding (excluding 426,400 shares held by us in an employee benefits trust which are not currently considered outstanding for calculations of basic or diluted earnings per share) and we will have reserved 11,000,000 shares of our common stock for issuance pursuant to our stock option and equity incentive plans (and have outstanding options to purchase an aggregate of 8,049,858 of those shares thereunder). All of the outstanding shares of our common stock, the shares of our common stock to be sold in this offering and any shares of our common stock issued under our stock option and equity incentive plans will be freely transferable by persons other than our affiliates. The outstanding shares of our common stock held by, and any shares of our common stock issued under our stock option and equity incentive plans to, our affiliates are restricted securities and may not be sold other than pursuant to an effective registration statement or Rule 144 or another exemption from registration under the Securities Act. We, subject to certain limitations, and certain of our directors and executive officers have agreed that, for a period of 90 days after the date of this prospectus, we and they will not sell or otherwise dispose of any shares of our common stock without the prior written consent of J.P. Morgan
Securities Inc. We have filed and intend, consistent with past practice, to file with the SEC registration statements relating to our stock option and equity incentive plans. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through an offering of our equity securities. The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering, or the perception that these sales may occur. These sales might also make it more difficult for us to sell equity securities in the future and at a price that we deem appropriate.

    WE WILL EXPERIENCE IMMEDIATE DILUTION IN EARNINGS PER SHARE AS A RESULT OF THIS OFFERING. In addition, to the extent that outstanding options to purchase our common stock are exercised, there will be further dilution in our earnings per share.

    OUR ABILITY TO PAY CASH DIVIDENDS AND REPURCHASE OUR COMMON STOCK IS RESTRICTED. The New Senior Facilities substantially restrict the payment of cash dividends and repurchase of our common stock by us.

                                USE OF PROCEEDS

    The net proceeds to us from this offering are estimated to be about $
million (about $      million if the underwriters' over-allotment option is
exercised in full), assuming an offering price of $      per share and after
deducting underwriting discounts, commissions and other expenses payable by us. We intend to use the net proceeds to us from this offering as follows:

    - about 40% for funding growth and expansion of our Advanced Energy Technology Division, including growth and expansion through acquisitions, and

    - about 60% for repayment of term loans under the New Senior Facilities.

    We intend to use net proceeds allocated to our Advanced Energy Technology Division for funding:

    - development of products for the fuel cell power generation market,

    - development of new components, including heat sinks, heat spreaders and heat pipes, for computer, communications, industrial, military, office equipment, automotive electronic and other applications, and

    - development and commercialization of conductive products for batteries and supercapacitor power storage applications.

    Repayments of term loans, consisting of Tranche A Term Loans and Tranche B Term Loans, are applied, first, to the repayment of scheduled maturities due in the next twelve months (an aggregate of $42 million due after June 30, 2001 and on or before June 30, 2002) and, then, proportionately to repayment of all remaining scheduled maturities, except that the lenders under Tranche B Term Loans have the right to not have their Tranche B Term Loans repaid until all Tranche A Term Loans have been repaid in full. At March 31, 2001, the annual interest rate on the Tranche A Term Loans was 7.9% and on the Tranche B Term Loans was 9.4%. The Tranche A Term Loans mature in December 2005 and Tranche B Term Loans mature in December 2007.

    We do not currently have any pending commitments or agreements to make any acquisitions. We intend to use the net proceeds to us from exercise of the underwriters' over-allotment option, if any, for the same purposes as described above. Pending their use, the net proceeds to us from this offering will be used to reduce the outstanding balance under our revolving credit facility or, if fully repaid, will be invested in short-term, investment grade, interest-bearing instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Our common stock trades publicly on the NYSE under the trading symbol "UCR." The following table sets forth on a per share basis the high and low closing sale prices for our common stock as reported on the NYSE for the periods indicated:

                                                              HIGH       LOW
                                                            --------   --------
1999
  First Quarter...........................................  $19.500    $14.125
  Second Quarter..........................................   26.125     13.750
  Third Quarter...........................................   28.063     22.063
  Fourth Quarter..........................................   24.500     15.875
2000
  First Quarter...........................................   24.500     13.188
  Second Quarter..........................................   14.688     12.000
  Third Quarter...........................................   16.438     11.875
  Fourth Quarter..........................................   12.813      8.250
2001
  First Quarter...........................................   13.850      9.188
  Second Quarter (through June 21, 2001)..................   15.140     10.360

    At June 21, 2001, there were 47 holders of record of outstanding shares of our common stock and we estimate that there were approximately 4,000 stockholders represented by nominees.

    Our common stock is included in Standard & Poor's 400 Mid-Cap Index and the Russell 2000 Index.

DIVIDEND POLICIES AND RESTRICTIONS

    It is the current policy of UCAR's Board of Directors to retain earnings to finance strategic and other plans and programs, conduct business operations, fund acquisitions, meet obligations and repay debt. Any declaration and payment of cash dividends or repurchases of common stock will be subject to the discretion of UCAR's Board of Directors and will be dependent upon our financial condition, results of operations, cash requirements and future prospects, the limitations contained in the New Senior Facilities and other factors deemed relevant by UCAR's Board of Directors. We do not anticipate paying any cash dividends.

    UCAR is a holding company that derives substantially all of its cash flow from UCAR Global. Consequently, UCAR's ability to pay dividends or repurchase common stock is dependent upon the earnings of UCAR Global and its subsidiaries and the distribution of those earnings by UCAR Global to UCAR.

    Under the New Senior Facilities, UCAR is permitted to pay dividends on and repurchase common stock, and UCAR Global is permitted to pay dividends to UCAR for those purposes, only in an aggregate amount of up to $25 million, plus up to an additional $25 million if certain leverage ratio and excess cash flow requirements are satisfied. We are also permitted to repurchase common stock from present or former directors, officers or employees in an aggregate amount of up to the lesser of $5 million per year (with unused amounts permitted to be carried forward) or $25 million on a cumulative basis since February 22, 2000. In addition, UCAR Global is permitted to pay dividends to UCAR in respect of UCAR's administrative fees and expenses, to fund certain expenses in connection with the lawsuit initiated by us against our former parents, and to fund payments in connection with antitrust, securities and stockholder derivative investigations, lawsuits and claims. The total amount of dividends to fund those payments (in each case, excluding certain imputed interest), plus the total amount paid on intercompany debt owed to UCAR for the same purpose (in each case, excluding certain imputed interest), plus the amount of additional reserves created with respect to these investigations, lawsuits and claims may not exceed
$340 million by more than $130 million (which $130 million is reduced by the amount of certain debt incurred by us that is not incurred under the New Senior Facilities). UCAR Global is also permitted to pay dividends to UCAR of up to $15 million for the purpose of making an investment in Graftech and may also distribute the capital stock of Graftech to UCAR.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2001
(i) on an actual basis and (ii) as adjusted to reflect this offering (assuming an offering price of $13.00 and assuming no exercise of the underwriters' over-allotment option) and the initial application of the net proceeds therefrom. You should read this table in conjunction with "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this prospectus.

                                                                  MARCH 31, 2001
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                              (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................   $  56        $  56
                                                               =====        =====
Payments due within one year on long-term debt(a)...........   $  34        $  --
                                                               =====        =====
Long-term debt(b)(c)........................................   $ 679        $ 616

Stockholders' equity (deficit):
  Preferred stock, par value $.01, 10,000,000 shares
    authorized, none issued(d)..............................      --           --
  Common stock, par value $.01, 100,000,000 shares
    authorized, 48,156,055 shares issued actual and
    56,156,055 shares, as adjusted(e).......................      --            1
  Additional paid-in capital................................     532          628
  Accumulated other comprehensive (loss)(f).................    (249)        (249)
  Retained earnings (deficit)...............................    (512)        (512)
  Treasury stock at cost, 2,319,482 actual and as
    adjusted................................................     (85)         (85)
  Common stock held in employee benefits trust, 426,400
    actual and as adjusted..................................      (6)          (6)
                                                               -----        -----
    Total stockholders' equity (deficit)....................    (320)        (223)
                                                               -----        -----
      Total capitalization(g)...............................   $ 359        $ 393
                                                               =====        =====

------------------------

(a) Excludes $2 million of short term debt.

(b) Excludes $2 million of short term debt and the $34 million current portion of long term debt.

(c) Assumes that $49 million of net proceeds is applied to repay term loans and $48 million of net proceeds is applied to reduce temporarily the outstanding balance under our revolving credit facility ($90 million outstanding at March 31, 2001) pending use to fund growth and expansion of our Advanced Energy Technology Division.

(d) Excludes preferred stock purchase rights attached to our common stock, including the shares of our common stock offered by this prospectus, pursuant to our stockholder rights plan.

(e) Excludes 8,123,658 shares issuable upon the exercise of options outstanding under our stock option and equity incentive plans, with a weighted average exercise price of $18.05. At June 20, 2001, after giving effect to grants and exercises of options and contributions of shares to our employee savings plan and other transactions after March 31, 2001, the number of treasury shares (both actual and as adjusted) would be 2,322,412, the number of shares issued, as adjusted, would be 56,254,814 (including the 2,322,412 treasury shares and 426,400 shares held in the employee benefits trust), the number of shares issued actual would be 48,254,814 (including the 2,322,412 treasury shares and 426,400 shares held in the employee benefits trust) and the number of shares issuable upon exercise of options would be 8,049,858.

(f) Accumulated other comprehensive (loss) represents, predominantly, translation losses on our foreign operations.

(g) Based on the last reported sale price of our common stock on June 21, 2001, our market equity capitalization was about $598 million and our total market capitalization, consisting of the sum of our long term debt at March 31, 2001 and such market equity capitalization, was about $1.3 billion.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data at and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 have been derived from our audited annual Consolidated Financial Statements. The following selected consolidated financial data for the three months ended March 31, 2000 and 2001 have been derived from our quarterly Consolidated Financial Statements, which are unaudited but in the opinion of our management reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our results of operations for such periods. Results of operations for interim periods are not necessarily indicative of results to be expected for the full fiscal years. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto elsewhere in this prospectus.

                                                                                                         THREE MONTHS
                                                                    YEAR ENDED                               ENDED
                                                                   DECEMBER 31,                            MARCH 31,
                                               ----------------------------------------------------   -------------------
                                                 1996       1997       1998       1999       2000       2000       2001
                                               --------   --------   --------   --------   --------   --------   --------
                                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales..................................  $   948    $ 1,097    $   947    $   831    $   776    $   195    $   171
  Gross profit(a)............................      365        411        343        258        216         57         49
  Selling, administrative and other
    expenses.................................       90        115        103         86         86         24         21
  Restructuring charges (credits)(b).........       --         --         86         (6)         6          6         --
  Impairment loss on long-lived assets(c)....       --         --         60         35          3         --         --
  Antitrust investigations and related
    lawsuits and claims(d)...................       --        340         --         --         --         --         --
  Securities class action and stockholder
    derivative lawsuits(e)...................       --         --         --         13         (1)        --         --
  Operating profit (loss)....................      268        (58)        77        130        111         24         25
  Interest expense...........................       61         64         73         84         75         21         19
  Income (loss) before extraordinary items...      145       (160)       (30)        42         23          2          3
  Extraordinary items, net of tax(f).........       --         --          7         --         13         13         --
  Net income (loss)..........................      145       (160)       (37)        42         10        (11)         3
    Earnings (loss) per common share:
    Basic: Income (loss) before extraordinary
      items..................................  $  3.15    $ (3.49)   $ (0.66)   $  0.94    $  0.51    $  0.04    $  0.07
      Net income (loss)......................     3.15      (3.49)     (0.83)      0.94       0.22      (0.25)      0.07
                                               =======    =======    =======    =======    =======    =======    =======
      Weighted average common shares
        outstanding (IN THOUSANDS)...........   46,274     45,963     44,972     45,114     45,224     45,116     45,222
                                               =======    =======    =======    =======    =======    =======    =======
    Diluted: Income (loss) before
      extraordinary items....................  $  3.00    $ (3.49)   $ (0.66)   $  0.91    $  0.50    $  0.04    $  0.07
      Net income (loss)......................     3.00      (3.49)     (0.83)      0.91       0.22      (0.24)      0.07
                                               =======    =======    =======    =======    =======    =======    =======
      Weighted average common shares
        outstanding (IN THOUSANDS)...........   48,469     45,963     44,972     46,503     45,813     46,183     46,033
                                               =======    =======    =======    =======    =======    =======    =======
BALANCE SHEET DATA (AT PERIOD END):
  Cash and cash equivalents..................  $    95    $    58    $    58    $    17    $    47    $    15    $    56
  Total assets...............................    1,017      1,262      1,137        933        908        892        879
  Total debt.................................      635        732        804        722        735        736        715
  Other long-term obligations................      138        313        266        224        209        222        213
  Stockholders' equity (deficit).............       17       (227)      (287)      (293)      (316)      (312)      (320)
  Working capital............................      263         94        203        105        101        170         97

                                                                                                         THREE MONTHS
                                                                    YEAR ENDED                               ENDED
                                                                   DECEMBER 31,                            MARCH 31,
                                               ----------------------------------------------------   -------------------
                                                 1996       1997       1998       1999       2000       2000       2001
                                               --------   --------   --------   --------   --------   --------   --------
                                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
OTHER DATA:
  Gross profit margin........................     38.5%      37.5%      36.2%      31.0%      27.8%      29.2%      28.7%
  Operating profit (loss) margin.............     28.3       (5.3)       8.1       15.6       14.3       12.3       14.6
  Depreciation and amortization..............  $    36    $    49    $    51    $    45    $    43    $    11    $    10
  Capital expenditures.......................       62         79         52         56         52          9          5
  EBITDA(g)..................................      304         (9)       217        212        157         46         35
  Cash flow provided by operations (excluding
    antitrust fines, settlements and
    expenses)................................      172        175        113        144        117         17         19
  Cash flow used for antitrust fines,
    settlements and expenses.................       --         (3)      (142)       (64)       (23)        (3)        (8)
  Cash flow provided by (used in)
    operations...............................      172        172        (29)        80         94         14         11
  Cash flow used in investing activities.....     (104)      (221)       (31)       (39)       (50)        (7)        (4)

--------------------------

(a) In 1999, we recorded an $8 million charge for the write-down to lower of cost or market of certain graphite specialties inventory.

(b) For 1998, represents costs recorded in connection with closing graphite electrode operations in Canada and Germany and the consolidation of certain corporate administrative offices. These costs consisted primarily of severance, write-offs of fixed assets and environmental and other shutdown costs. For 1999, represents a net reduction in the estimate of shutdown costs recorded in 1998. For 2000, includes: a $6 million charge in connection with the restructuring of our graphite specialties business in the 2000 first quarter, $4 million of which was reversed in the 2000 third quarter and the $2 million balance of which consisted primarily of severance; and a $4 million charge in connection with a corporate restructuring involving workforce reduction in the 2000 fourth quarter, which consisted primarily of severance.

(c) Represents impairment losses on long-lived assets associated with our Russian assets in 1998, our graphite specialties assets in 1999 and certain cathode assets located at our Columbia, Tennessee facility in 2000.

(d) Represents estimated potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims.

(e) Represents in 1999 estimated liabilities and expenses in connection with securities class action and stockholder derivative lawsuits, $1 million of which was reversed in 2000.

(f) The 1998 extraordinary item and the 2000 extraordinary item resulted from early extinguishment of debt in connection with our debt refinancings and recapitalizations.

(g) EBITDA, for this purpose, means operating profit (loss), plus depreciation, amortization, the impairment losses on long-lived assets and inventory write-down (in each case as described above), and that portion of restructuring charges (credits) applicable to non-cash asset write-offs. The amount of restructuring charges (credits) applicable to non-cash asset write-offs was a charge of $29 million in 1998. We believe that EBITDA is generally accepted as providing useful information regarding a company's ability to incur and service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Our method for calculating EBITDA may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under the New Senior Facilities.

    The following quarterly selected consolidated financial data have been derived from the Consolidated Financial Statements for the periods indicated, which have not been audited. The selected quarterly consolidated financial data set forth below should be read in conjunction with the sections of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of

Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this prospectus.

                                                FIRST         SECOND        THIRD         FOURTH
                                               QUARTER       QUARTER       QUARTER       QUARTER
                                               --------      --------      --------      --------
                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
1999:
  Net sales..............................       $ 202         $ 211         $ 210         $  208
  Gross profit(a)........................          63            73            70             52
  Net income (loss)(a)(b)................          14            20            21            (13)

  Basic net income (loss) per share......       $0.30         $0.45         $0.46         $(0.28)
                                                =====         =====         =====         ======
  Diluted net income (loss) per share....       $0.30         $0.44         $0.45         $(0.28)
                                                =====         =====         =====         ======
2000:
  Net sales..............................       $ 195         $ 199         $ 192         $  190
  Gross profit...........................          57            56            53             50
  Net income (loss)(c)(d)(e).............         (11)           11             7              3
  Basic income (loss) per share before
    extraordinary item...................       $0.04         $0.24         $0.16         $ 0.07

  Basic net income (loss) per share......       (0.25)         0.24          0.16           0.07
                                                =====         =====         =====         ======
  Diluted income (loss) per share before
    extraordinary item...................       $0.04         $0.24         $0.16         $ 0.07
  Diluted net income (loss) per share....       (0.24)         0.24          0.16           0.07
                                                =====         =====         =====         ======
2001:
  Net sales..............................       $ 171
  Gross profit...........................          49
  Net income (loss)......................           3

  Basic net income (loss) per share......       $0.07
                                                =====
  Diluted net income (loss) per share....       $0.07
                                                =====

--------------------------

(a) The 1999 fourth quarter includes an impairment loss of $35 million associated with our long-lived graphite specialties assets and a write-down of $8 million associated with certain graphite specialties inventory.

(b) The 1999 third quarter includes a restructuring credit of $6 million related to lower net anticipated demolition costs resulting primarily from the outsourcing of a majority of the planned demolition at our plant in Canada and, to a lesser extent, lower severance and related costs. The 1999 third quarter also includes a $13 million charge for estimated liabilities and expenses in connection with securities class action and stockholder derivative lawsuits.

(c) The 2000 first quarter includes an extraordinary charge of $13 million in connection with the early extinguishment of debt and a restructuring charge of $6 million in connection with a restructuring of our graphite specialties business.

(d) The 2000 second quarter includes a credit of $1 million arising from the reversal of a portion of the charge in connection with securities class action and stockholder derivative lawsuits.

(e) The 2000 third quarter includes a restructuring credit of $4 million arising from the reversal of a portion of the restructuring charge related to our graphite specialties business and includes an impairment loss of $3 million associated with certain long-lived cathode assets located at our Columbia, Tennessee facility.

(f) The 2000 fourth quarter includes a restructuring charge of $4 million in connection with a corporate restructuring, mainly for severance and related benefits associated with a workforce reduction.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    COMPANY BACKGROUND. We are one of the world's largest providers of natural and synthetic graphite and carbon products and services. Our products provide energy solutions to customers in the steel, aluminum, fuel cell power generation, electronics, semiconductor and transportation industries. We have a global business, selling our products and engineering and technical services in more than 80 countries, with 15 manufacturing facilities strategically located in Brazil, France, Italy, Mexico, Russia, South Africa, Spain and the U.S. and a joint venture manufacturing facility located in China, which, subject to required Chinese governmental approvals, is expected to commence operations in 2002. As a result of our experience, technology and manufacturing capability, we believe that we have the largest worldwide market share in all of our major product lines.

    In June 1998, we began to implement management changes which have resulted in a new senior management team. This team has actively lowered costs, reduced debt and developed growth initiatives. In early 2001, we launched a strategic initiative to strengthen our competitive position and to change our corporate vision from an industrial products company to an energy solutions company. In connection with this initiative, we have realigned our company and management around two new operating divisions, our Graphite Power Systems Division and our Advanced Energy Technology Division.

    COST SAVINGS. UCAR's Board of Directors adopted a global restructuring and rationalization plan in September 1998 and we launched additional initiatives to enhance the plan in October 1999. The plan is intended to enhance stockholder value by focusing on optimizing margins, maximizing free cash flow, generating growth in earnings and strengthening competitiveness through operating and overhead cost reductions and plant rationalization. The plan is also intended, over the long term, to strengthen our position as a low cost supplier to the steel and metals industries and, over the near term, to respond to economic conditions that have been impacting our customers. We believe that the plan is the most aggressive major cost reduction plan currently being implemented in the graphite and carbon industry. These savings are permanent on-going cost savings.

    The original plan included plant rationalization, plant cost reduction and overhead cost reduction. The original plan resulted in a 1998 third quarter restructuring charge of $86 million, of which $29 million was a non-cash charge. We also recorded a 1998 third quarter impairment loss on long-lived Russian assets of $60 million.

    As planned, we ceased manufacturing operations at our plant in Germany in 1998. Our Canadian plant ceased production activities in April 1999. We completed, ahead of schedule, our consolidation of administrative offices with the relocation of headquarter activities to Nashville, Tennessee and European administration activities to our Swiss subsidiary. About 366 positions were eliminated pursuant to those elements of the plan.

    We achieved cost savings of about $73 million in 1999, exceeding our original target of $64 million. We achieved about $41 million of those savings in cost of sales.

    We achieved cost savings of about $96 million in 2000, exceeding our original target of $93 million. We achieved about $64 million of those savings in cost of sales.

    We believe that the cost savings under the plan have enabled us to strengthen our competitiveness. We also believe that we must continue to enhance our focus on cost savings to achieve the ultimate objectives of the plan. Accordingly, in October 1999, we announced and launched additional initiatives to add $30 million of further targeted cost savings to the plan by the end of 2002.

    Among other things, we increased the number of identified plant cost reduction projects from the more than 120 originally identified to more than
230. We evaluated every aspect of our supply chain and improved performance through realignment and standardization of critical business processes, standardization of enterprise wide systems, and improvement of information technology infrastructure and interfaces with trading partners. Our targets include decreasing inventories, as measured against inventory levels and based on production levels for the 1999 first nine months (annualized), by over 20%, or to about $180 million, and reducing our cash cycle time, by the end of 2002, by about one-third as compared to 1998. We have already achieved our inventory level target.

    Further, we completed a global benchmarking study during 1999 that identified opportunities for performance improvement and cost savings in certain key global administrative and transaction processing functions. Based on the study, work processes are being redesigned to seek to improve shared services for better global efficiencies and standardize enterprise wide resource and supply chain planning systems.

    We have evaluated and continue to refine our debt, working capital and organizational structures to improve cash management and reduce tax expense. We believe that our effective average annual tax rate will be about 40% in 2001 and 2002 and that we will be able to reduce that rate to 25% over the long term.

    During late 1999 and into the 2000 first quarter, our graphite specialties business, which now is part of our Advanced Graphite and Carbon Materials business unit, experienced significant adverse change due to a decline in demand, particularly from certain segments of the semiconductor industry, the growth in supply due to expansion by other producers, a decline in prices and delays in bringing new or improved products to market. This change indicated the need for assessing the recoverability of the long-lived assets of this business. These assets were located primarily at our plant in Clarksburg, West Virginia. We estimated the future undiscounted cash flows expected to result from the use of these assets and concluded they were below the respective carrying amounts. Accordingly, we recorded an impairment loss of $35 million in the 1999 fourth quarter for the unrecoverable portion of these assets, effectively writing down the carrying value of the fixed assets to their estimated fair value of $6 million. In 2000, we restructured the business. The key elements of the restructuring consisted of elimination of low profitability product lines, rationalization of operations to generate costs savings and improve profitability of the remaining product lines, and use of graphite specialties technology to develop new, and expand existing, markets. Accordingly, in the 2000 first quarter, we recorded a restructuring charge of $6 million. In the 2000 third quarter, based on subsequent developments, we decided not to demolish certain buildings. Accordingly, we reversed $4 million of the charge related thereto. The $2 million balance of the charge related primarily to severance costs. We expect the restructuring to generate cost savings at an annual run rate of about $7 million by the end of 2001.

    In the 2000 third quarter, we recorded an impairment loss of $3 million on long-lived cathode assets in connection with the re-sourcing of our U.S. cathode production to our facilities in Brazil and France and the related reduction of certain graphite electrode manufacturing capacity in those facilities. This re-sourcing was undertaken to respond to growing global demand for graphite cathodes from the aluminum industry.

    In the 2000 fourth quarter, we recorded a $4 million charge in connection with a corporate restructuring involving a workforce reduction of about 85 employees. The functional areas affected include finance, accounting, sales, marketing and administration. The charge consists primarily of severance costs. The restructuring is expected to reduce spending by about $2 million in 2001 and $6 million per year thereafter. We continue to target reducing selling and administrative expenses to about $76 million by the end of 2002, a reduction of about 26% as compared to 1998.

    In May 2001, we announced that we intend to shut down our graphite electrode manufacturing operations in our Clarksville and Columbia, Tennessee facilities for an undetermined period of time.

Graphite machining operations in Clarksville will continue using products from our other facilities. The shutdown is part of our strategy of reducing costs and optimizing global production capacity and reflects current graphite electrode market conditions. These operations are our highest cost graphite electrode manufacturing operations.

    We expect that the shutdown will result in annual cost savings of $18 million beginning in 2002 and will enable us to avoid $9 million in otherwise necessary capital expenditures. We expect to record restructuring, impairment and related charges estimated to be $50 million to $60 million in the 2001 second quarter in connection with the shutdown, including $3 million of cash costs primarily for severance. The shutdown will affect about 180 employees. The shutdown is expected to be completed by the end of the 2001 third quarter. These operations have capacity to produce about 40,000 tons of graphite electrodes annually. We expect to incrementally expand graphite electrode manufacturing capacity at our facilities in Mexico and Europe for an expected capital investment of about $3 million. After the shutdown and expansion, our total annual graphite electrode manufacturing capacity will be reduced from 230,000 metric tons to 210,000 metric tons.

    POWER OF ONE BUSINESS TRANSFORMATION INITIATIVE. In support of our strategy, we are implementing a global business transformation initiative entitled POWER OF ONE. POWER OF ONE is a coordinated global self-assessment and business process rationalization and transformation initiative driving one consistent theme throughout our organization: "becoming the best." We expect the initiative to accelerate development and implementation of business opportunities and develop leadership skills more broadly within all management levels as well as support our efforts to reduce costs and working capital needs, improve efficiencies and product quality, shorten cycle times and achieve "best in class" performance. The initiative is also designed to enable us to achieve the successful completion of our previously announced cost reduction activities. In 2000, our investment in the initiative included about $4 million of consulting fees and $3 million of capital expenditures, primarily for advanced planning and scheduling supply chain software and global treasury management information systems. We believe that most of the future investment for this initiative will be funded from realized cost savings.

    Effective April 2001, we entered into a ten year service contract with CGI Group Inc. pursuant to which CGI became the delivery arm for our global information technology service requirements, including the design and implementation of our global information and advanced manufacturing and demand planning processes, using J.D. Edwards software. Through this contract, we expect to transform our information technology service capability into an efficient, high quality enabler for our global supply chain initiatives as well as contributing to our cost reduction objectives. Under the outsourcing provisions of this contract, CGI will manage our data center services, networks, desktops, telecommunications and legacy systems, with an anticipated annual cost savings of about $1 million. Through this contract, we will be able to leverage the resources of CGI to assist us in achieving our information technology goals and our targeted cost savings.

    STRATEGIC ALLIANCES. We are pursuing strategic alliances that enhance or complement our existing or related businesses. Strategic alliances may be in the form of joint venture, licensing, supply or other arrangements that leverage our strengths to achieve cost savings, improve margins and cash flow, and increase net sales and earnings growth.

    In December 2000, we entered into a license and technical services agreement with Conoco to license our proprietary technology for use at the carbon fiber manufacturing facility that Conoco is building in Ponca City, Oklahoma. In addition, we will continue to provide a wide variety of technical services to Conoco. Under a separate tolling agreement, which was entered into in February 2001, we will utilize proprietary manufacturing technology of our graphite specialties business to provide manufacturing services at our Clarksburg, West Virginia facility for carbon fibers to be subsequently produced at Conoco's new facility. Conoco's new carbon fiber technology could be used in portable power applications, such as personal computers and cell phones, as well as a wide range of other electronic devices and automotive applications. We are working with Conoco to expand our strategic relationship in supply chain and other areas.

    In March 2001, we contributed our Brazilian cathode manufacturing operations with a book value of $3 million to Carbone Savoie. Pechiney, the 30% minority owner of Carbone Savoie, contributed approximately $9 million in cash to Carbone Savoie as part of this transaction. Prior to these contributions, all of Carbone Savoie's manufacturing operations were located in France. The cash contribution will be used to upgrade manufacturing operations in Brazil and France, which is expected to be completed in early 2002. Ownership in Carbone Savoie remains 70% by us and 30% by Pechiney. Under our now broadened alliance, Carbone Savoie holds our entire cathode manufacturing capacity, which is about 40,000 metric tons of cathodes annually.

    In April 2001, we entered into a joint venture agreement with Jilin to produce and sell high-quality graphite electrodes in China, which we believe to be the largest market for graphite electrodes in the world. Jilin is the largest producer of graphite electrodes and other graphite and carbon products in China.

    The joint venture is expected to have capacity to manufacture about 20,000 metric tons of graphite electrodes annually and to be configured so as to be expandable to about 30,000 metric tons. The joint venture is expected to utilize renovated capacity at Jilin's main facility in Jilin City and to complete additions at another site in Changchun that were begun by Jilin. The first phase of renovations is expected to be completed by 2002. We will provide $6 million of cash and technical assistance for a 25% ownership interest in the joint venture. The completion of the parties' capital contributions to the joint venture is subject to the receipt of required Chinese governmental and corporate confirmations and approvals.

    We have been working with Ballard since 1992 on developing natural graphite-based materials for use in Ballard fuel cells. We expect commercialization of fuel cells to occur in the middle of this decade, particularly as countries around the world deal with environmental problems created from other sources of energy. Advances in fuel cell technology, growth in worldwide power demand and deregulation of power utilities as well as environmental issues are driving the market. Potential fuel cell applications include transportation, stationary and portable applications.

    Ballard is the world leader in developing zero-emission fuel cells known as PEM fuel cells, including direct methanol fuel cells, for power generation. Seven out of the nine prototype fuel cell vehicles in the California Fuel Cell Partnership use Ballard's Mark 900 PEM fuel cell stack, including Ford's FC5 and Daimler Chrysler's NECAR 4A, Jeep Commander and, most recently, NECAR 5. In 2000, the California Air Resource Board reaffirmed its commitment to the requirement that 2% of vehicles sold in California be zero emission vehicles by 2005.

    In 1999, we entered into a collaboration agreement with Ballard to coordinate our respective research and development efforts on flow field plates and a supply agreement for flexible graphite materials. In 2000, Ballard launched its new Mark 900 PEM fuel cell stack and announced that it was the foundation for Ballard's fuel cells for transportation, stationary and portable applications. The flow field plates used in Ballard's Mark 900 PEM fuel cell stack are made from our GRAFCELL-TM- advanced flexible graphite products.

    In June 2001, our subsidiary, Graftech, entered into a new exclusive development and collaboration agreement and a new exclusive long-term supply agreement with Ballard which significantly expand the scope and term of the 1999 agreements. In addition, Ballard also became a strategic investor in Graftech, investing $5 million for a 2.5% equity ownership interest, to support development and commercialization of natural graphitic materials and components for PEM fuel cells. As an investor in Graftech, Ballard has rights of first refusal with respect to certain equity ownership transactions, tag along and drag along rights, and preemptive and other rights to acquire additional equity ownership under certain limited circumstances.

    The scope of the new exclusive development and collaboration agreement includes natural graphite-based materials and components, including flow field plates and gas diffusion layers, for use in PEM fuel cells and fuel cell systems for transportation, stationary and portable applications. The initial term of this agreement extends through 2011. As part of this agreement, we have agreed to develop and manufacture prototype graphitic materials and components and provide early stage testing of these prototypes in an on-site fuel cell testing center. Under the new supply agreement, we will be the exclusive manufacturer and supplier of natural graphite-based materials for Ballard fuel cells and fuel cell systems. We will also be the exclusive manufacturer of natural graphite-based components, other than those components Ballard manufactures for itself. The initial term of this agreement, which contains customary terms and conditions, extends through 2016. We have the right to manufacture and sell, after agreed upon release dates, natural graphite-based materials and components for use in PEM fuel cells to other parties in the fuel cell industry. In connection with the manufacture and sale of components, Ballard will grant us a royalty-bearing license for related manufacturing process technology.

    REFINANCING AND DEBT RECAPITALIZATION. In November 1998, the Prior Senior Facilities were refinanced and the indenture governing the Subordinated Notes (the "SUBORDINATED NOTE INDENTURE") was amended. In connection with the refinancing, we obtained additional term debt of $210 million. Our new management team undertook this refinancing to enable us to pay antitrust fines, liabilities and expenses and to strengthen our financial condition by extending maturities of some of our debt.

    In February 2000, we completed a debt recapitalization. We obtained the New Senior Facilities, which were amended in October 2000 and April 2001. The New Senior Facilities consist of a E300 million six year term loan facility, a $350 million eight year term loan facility and a E250 million six year revolving credit facility. The six year term loan and revolving credit facilities are dollar/euro dual currency facilities. We used the net proceeds from the New Senior Facilities to repay and terminate the Prior Senior Facilities, to redeem the Subordinated Notes at a redemption price of 104.5% of the principal amount redeemed, plus accrued interest, to repay certain other debt and to pay related expenses. We recorded an extraordinary charge of $13 million, net of tax in connection with our debt recapitalization. The charge includes the redemption premium on the Subordinated Notes, bank, legal, accounting, filing and other fees and expenses, and write-off of deferred debt issuance costs. The debt recapitalization lowered our average annual interest rate, extended the average maturities of our debt and replaced our financial and other covenants. In light of changes in conditions affecting our industry, changes in global and regional economic conditions, our recent financial performance and other factors, we closely monitor our compliance with those covenants.

    In October 2000, the New Senior Facilities were amended to, among other things, increase the maximum leverage ratio permitted thereunder through June 30, 2001. In connection therewith, we paid an amendment fee of $2 million and our interest rate increased by 25 basis points.

    In April 2001, the New Senior Facilities were amended to, among other things, exclude certain expenses incurred in connection with the lawsuit initiated by us against our former parents and certain charges and payments in connection with antitrust fines, settlements and expenses from the calculation of financial covenants through June 30, 2002 and in certain cases thereafter.

    LITIGATION AGAINST OUR FORMER PARENT COMPANIES INITIATED BY US.  In
February 2000, we commenced a lawsuit against our former parents, Mitsubishi Corporation and Union Carbide Corporation. The other defendants include two of the respective representatives of Mitsubishi and Union Carbide who served on UCAR's Board of Directors at the time of the 1995 equity recapitalization. In the lawsuit, we allege, among other things, that certain payments made to our former parents in connection with the 1995 equity recapitalization were unlawful under the General Corporation Law of the State of

Delaware, that our former parents were unjustly enriched by receipts from their investments in UCAR and that our former parents aided and abetted breaches of fiduciary duties owed to us by our former senior management in connection with illegal graphite electrode price fixing activities. We are seeking to recover more than $1.5 billion in damages, including interest. The defendants have filed motions to dismiss this lawsuit and motions to disqualify certain of our counsel from representing us in this lawsuit. We are vigorously opposing those motions. We expect to incur $10 million to $20 million in legal expenses to pursue this lawsuit from the date of filing the complaint through trial. As of March 31, 2001, we had incurred about $4 million of these legal expenses.

    ANTITRUST AND OTHER LITIGATION AGAINST US. Since 1997, we have been subject to antitrust investigations by antitrust authorities in the U.S., the European Union, Canada, Japan and Korea. In addition, we have learned that the Brazilian antitrust authorities have requested written information from various steel makers in Brazil. In addition, civil antitrust lawsuits have been commenced and threatened against us and other producers and distributors of graphite and carbon products in the U.S., Canada and elsewhere. We recorded a pre-tax charge against results of operations for 1997 in the amount of $340 million as a reserve for estimated potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims.

    In April 1998, UCAR pled guilty to a one-count charge of violating U.S. federal antitrust law in connection with the sale of graphite electrodes and was sentenced to pay a fine in the aggregate amount of $110 million, payable in six annual installments of $20 million, $15 million, $15 million, $18 million, $21 million, and $21 million, commencing July 23, 1998 (the "DOJ FINE"). The payments due in 1998, 1999 and 2000 were timely made. At our request, each of the remaining three payments has been deferred by one year. Of the $110 million aggregate amount, $87 million is treated as a fine and $23 million is treated as imputed interest for accounting purposes. In March 1999, our Canadian subsidiary pled guilty to a one-count charge of violating Canadian antitrust law in connection with the sale of graphite electrodes and was sentenced to pay a fine of Cdn. $11 million. We have settled virtually all of the graphite electrode antitrust claims by steel makers in the U.S. and Canada as well as antitrust claims by certain other customers. In the aggregate, the fines and net settlements and expenses are within the amounts we used for purposes of evaluating the $340 million charge. None of the settlement or plea agreements contain restrictions on future prices of our graphite electrodes. There remain, however, certain pending lawsuits and claims. In October 1999, we became aware that the Korean antitrust authority had commenced an investigation as to whether there had been any violations of Korean antitrust law by producers and distributors of graphite electrodes. No fine has been assessed. The maximum fine, if any, for such a violation is five percent of a company's sales of the relevant product during the period of violation, a maximum fine of about
$5.3 million in our case. Any such fine would be subject to reduction for our cooperation with the Korean antitrust authority.

    In January 2000, the antitrust authority of the European Union issued a statement of objections initiating proceedings against us and other producers of graphite electrodes. The statement alleges that we and other producers violated antitrust laws of the European Community and the European Economic Area in connection with the sale of graphite electrodes. No fine has been assessed, and we are continuing to cooperate with the antitrust authority in the European Union in its on-going investigation. The maximum fine for such a violation is ten percent of a company's revenue during the year preceding the year in which the fine is assessed, about $77.6 million in our case (if assessed in 2001), and is subject to reduction for cooperation. The antitrust authority of the European Union may permit any fine which may be assessed to be paid over time. While there is no requirement as to when fines, if any, must be assessed, we believe that it is likely that any fines to be assessed by the antitrust authority of the European Union will be assessed during the 2001 third quarter.

    Actual fines, settlements, liabilities and expenses, including any fine to be assessed by the antitrust authority of the European Union, could be materially higher than the amounts we used for purposes of the $340 million charge and the timing of payment thereof could be sooner than anticipated. At

March 31, 2001, the uncommitted balance of the reserve was about $44 million. The guilty pleas make it more difficult to defend against other investigations, lawsuits and claims. At our request, each of the remaining three payments of the DOJ fine has been deferred one year. Our insurance has not and will not materially offset liabilities that have or may become due in connection with antitrust investigations or related lawsuits or claims.

    UCAR had been named as a defendant in a stockholder derivative lawsuit and as a defendant in a securities class action lawsuit, each of which was based, in part, on the subject matter of the antitrust investigations, lawsuits and claims. In October 1999, UCAR and the other defendants settled these lawsuits for an aggregate of $40.5 million, of which $11.0 million was paid by us. These settlements have become final. We recorded a charge of $13 million, which included $2 million of expenses, in the 1999 third quarter, in connection with these settlements. In the 2000 second quarter, we reversed $1 million of this charge because expenses were lower than expected.

    For more information relating to the antitrust investigations and other litigation against us, see Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2000.

    CUSTOMER BASE. We are a global company and serve all major geographic markets. Sales of our products to customers outside the U.S. accounted for about 69% of our net sales in 2000. Our customer base includes both steel makers and non-steel makers. In 2000, five of our ten largest customers were purchasers of non-graphite electrode products or purchasers of graphite electrodes for non-steel making purposes. In 2000, five of our ten largest customers were based in Europe, two were in the U.S. and one in each of Africa, Mexico and Brazil. No single customer or group of affiliated customers accounted for more than 4% of our net sales in 2000.

    GLOBAL ECONOMIC CONDITIONS AND OUTLOOK. We are impacted in varying degrees, both positively and negatively, as country or regional conditions affecting the markets for our products fluctuate.

    Throughout 1998 and the 1999 first quarter, electric arc furnace steel production declined as a result of adverse global and regional economic conditions. A recovery began in the 1999 second quarter that lasted through mid-2000. Beginning in mid-2000, electric arc furnace steel production began to weaken in North America. The weakening became more severe in the 2000 fourth quarter and is expected to continue at least through the end of 2001, and may impact other regional economies. Notwithstanding that weakening, in 2000, estimated worldwide electric arc furnace steel production was a record
285 million metric tons (about 34% of total steel production). These fluctuations in electric arc furnace steel production resulted in corresponding fluctuations in demand for graphite electrodes. Pricing, however, weakened throughout most of this period.

    In 1998 and 1999, demand and prices for most of our other products were adversely affected by the same global and regional economic conditions that affected graphite electrodes. In the 1999 second quarter, however, worldwide production by customers for many of our other products began to gradually recover. During 2000, demand for most of these products as a group was relatively stable. Overall pricing, however, did not strengthen. The circumstances that impacted demand and prices for these products in 2000 are expected to continue in 2001.

    We estimate that worldwide graphite electrode demand increased by over 4% in 2000 as compared to 1999. Our volume of graphite electrodes sold increased by 5% in 2000 as compared to 1999. We implemented, and are continuing to implement, increases in local currency selling prices of our graphite electrodes announced in 2000 in Europe, the Asia Pacific region, the Middle East and South Africa. In April 2001, we implemented an additional 8% local currency selling price increase in Europe.

    In light of, among other things, the weakness in electric arc furnace steel production in North America, we believe that worldwide electric arc furnace steel production will decline in 2001 as compared to 2000. We expect that demand for our graphite electrodes will decline in 2001 as compared to 2000 due to the decline in electric arc furnace steel production and our efforts to implement those local currency selling price increases. Assuming no change in product mix, we expect average local currency selling prices of our graphite electrodes to increase slightly in 2001 as compared to 2000.

    In anticipation of lower demand in 2001 and consistent with our continuing efforts to reduce inventory levels, we initially reduced operating levels and laid off certain production employees at certain of our facilities in North America. We recently announced that we intend to shut down graphite electrode manufacturing operations at two of our facilities in the U.S. Assuming no such change in product mix and no change in currency exchange rates from those in effect at December 31, 2000, we believe that lower production rates and higher energy and raw material costs would increase our graphite electrode costs of sales in 2001 as compared to 2000. We believe, however, that the impact of this shutdown will more than offset this increase by 2002.

    In April 2001, Conoco UK Ltd. experienced an explosion at its petroleum coke plant in Humberside, England. Conoco produces petroleum coke at two plants, Humberside and Lake Charles, Louisiana. Conoco UK Ltd. has placed petroleum coke customers on allocation until the end of July 2001. We are working with Conoco and other coke producers to minimize interruptions in deliveries to us. We have not been materially adversely affected by this event to date and do not expect to be so affected in the future unless supply of coke from that plant continues to be interrupted for longer than expected.

    Our outlook could be significantly impacted by changes in global or regional economic conditions, including the impact of interest rate changes on the part of the U.S. Federal Reserve and changes in the automotive industry in North America.

FINANCIAL EFFECTS OF REALIGNMENT

    Financial and other information in this prospectus (other than our audited annual Consolidated Financial Statements) have been presented based on the realignment of our business segments in 2001 into our Graphite Power Systems Division and our Advanced Energy Technology Division.

    Financial information on our business segments in our audited annual Consolidated Financial Statements is based on our former business segments, which were called our Graphite Electrodes segment and our Other Graphite and Carbon Products segment. In 2001, the realignment combined our carbon electrode and graphite and carbon cathode businesses with our graphite electrode business to form our Graphite Power Systems Division. The accounting policies of both our former segments and our new segments are the same, as they are for us as a whole. Intersegment sales and transfers, both for our former segments and our new segments, are not material. We do not report assets by business segment. The following table sets forth certain information regarding our former segments and our new segments.

                                                             NEW       FORMER
                                                           GRAPHITE   GRAPHITE      NEW
                                                FORMER      POWER       AND       ADVANCED
                                               GRAPHITE    SYSTEMS     CARBON      ENERGY
                                               ELECTRODE   DIVISION   PRODUCTS   TECHNOLOGY                 TOTAL
                                                SEGMENT    SEGMENT    SEGMENT     SEGMENT      OTHER     CONSOLIDATED
                                               ---------   --------   --------   ----------   --------   ------------
                                                                       (DOLLARS IN MILLIONS)
1998:
  Net sales to external customers............    $652        $797       $295        $150         $--         $947
  Gross profit...............................     247         295         96          48         --           343
  Depreciation and amortization..............      36          42         11           5          4            51

1999:
  Net sales to external customers............     562         700        269         131         --           831
  Gross profit...............................     196         236         62          22         --           258
  Depreciation and amortization..............      31          37         12           6          2            45

2000:
  Net sales to external customers............     526         651        250         125         --           776
  Gross profit...............................     151         184         65          32         --           216
  Depreciation and amortization..............      33          40         10           3         --            43

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain items in the Consolidated Statements of Operations and the increase or decrease (expressed as a percentage of such item in the comparable prior period) of such items:

                                                                              THREE MONTHS                 PERCENTAGE
                                                    YEAR ENDED                    ENDED                     INCREASE
                                                   DECEMBER 31,                 MARCH 31,                  (DECREASE)
                                          ------------------------------   -------------------   ------------------------------
                                                                                                                       Q1 2000
                                                                                                   1998       1999        TO
                                            1998       1999       2000       2000       2001     TO 1999    TO 2000    Q1 2001
                                          --------   --------   --------   --------   --------   --------   --------   --------
                                                         (DOLLARS IN MILLIONS)
Net sales...............................    $947       $831       $776       $195       $171       (12)%       (7)%      (12)%
Cost of sales...........................     604        573        560        138        122        (5)        (2)       (12)
                                            ----       ----       ----       ----       ----       ---        ---        ---
Gross profit............................     343        258        216         57         49       (25)       (16)       (14)
Research and development................       9          9         11          3          3        --         22         --
Selling, administrative and other
  expenses..............................     103         86         86         24         21       (17)        --        (13)
Other (income) expense, net.............       8         (9)        --         --         --       N/M        N/M        N/M
Restructuring charges (credits).........      86         (6)         6          6         --       N/M        N/M        N/M
Impairment loss on long-lived assets....      60         35          3         --         --       N/M        N/M        N/M
Securities class action and stockholder
  derivative lawsuits...................      --         13         (1)        --         --       N/M        N/M        N/M
Operating profit........................      77        130        111         24         25        69        (15)         4

--------------------------

N/M:  Not Meaningful

    The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items in the Consolidated Statements of
Operations:

                                                                                   THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,            MARCH 31,
                                                  ------------------------------   -------------------
                                                    1998       1999       2000       2000       2001
                                                  --------   --------   --------   --------   --------
Net sales.......................................    100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales...................................     63.8       69.0       72.2       70.8       71.3
                                                   ------     ------     ------     ------     ------
Gross profit....................................     36.2       31.0       27.8       29.2       28.7
Research and development........................      1.0        1.1        1.4        1.5        1.8
Selling, administrative and other expenses......     10.9       10.3       11.0       12.3       12.3
Other (income) expenses, net....................      0.8       (1.1)        --         --         --
Restructuring charges (credit)..................      9.1       (0.7)       0.8        3.1         --
Impairment loss on long-lived assets............      6.3        4.2        0.4         --         --
Securities class action and stockholder
  derivative lawsuits...........................       --        1.6       (0.1)        --         --
Operating profit................................      8.1       15.6       14.3       12.3       14.6

    The following table sets forth, for the periods indicated, certain items in the Consolidated Statements of Operations and certain information as to gross profit margins related to our business segments:

                                       GRAPHITE POWER SYSTEMS DIVISION
                       ----------------------------------------------------------------
                                                                         THREE
                                    YEAR ENDED                        MONTHS ENDED
                                   DECEMBER 31,                        MARCH 31,
                       ------------------------------------      ----------------------
                         1998          1999          2000          2000          2001
                       --------      --------      --------      --------      --------
                                            (DOLLARS IN MILLIONS)
Net sales............    $797          $700          $651          $161          $136
Cost of sales........     502           464           467           112            98
                         ----          ----          ----          ----          ----
Gross profit.........    $295          $236          $184          $ 49          $ 38
                         ====          ====          ====          ====          ====
Gross profit
  margin.............    37.0%         33.7%         28.3%         30.4%         27.9%

                                     ADVANCED ENERGY TECHNOLOGY DIVISION
                       ----------------------------------------------------------------
                                                                         THREE
                                    YEAR ENDED                        MONTHS ENDED
                                   DECEMBER 31,                        MARCH 31,
                       ------------------------------------      ----------------------
                         1998          1999          2000          2000          2001
                       --------      --------      --------      --------      --------
                                            (DOLLARS IN MILLIONS)
Net sales............    $150          $131          $125          $ 34          $ 35
Cost of sales........     102           109            93            26            24
                         ----          ----          ----          ----          ----
Gross profit.........    $ 48          $ 22          $ 32          $  8          $ 11
                         ====          ====          ====          ====          ====
Gross profit
  margin.............    32.0%         16.8%         25.6%         23.5%         31.4%

    THREE MONTHS ENDED MARCH 31, 2001 AS COMPARED TO THREE MONTHS ENDED
MARCH 31, 2000. Net sales of $171 million in the 2001 first quarter represented a $24 million, or 12%, decrease from net sales of $195 million in the 2000 first quarter. Gross profit of $49 million in the 2001 first quarter represented an $8 million, or 14%, decrease from gross profit of $57 million in the 2000 first quarter. Gross profit margin was 28.7% in the 2001 first quarter as compared to 29.2% in the 2000 first quarter. The decrease in net sales and gross profit was primarily due to lower volume of graphite and carbon electrodes sold.

    Cost of sales declined primarily due to the lower volumes sold. The impact of the lower volumes sold was partially offset by higher energy costs. Cost of sales per metric ton of graphite electrodes increased due to lower production levels. The decrease in gross profit margin was primarily due to the fact that the percentage decrease in net sales was greater than the percentage decrease in cost of sales, some of which are essentially fixed.

    GRAPHITE POWER SYSTEMS DIVISION. Net sales declined to $136 million in the 2001 first quarter from $161 million in the 2000 first quarter, primarily due to lower volume of most products sold, particularly graphite electrodes. Volume of graphite electrodes sold was 43,000 metric tons during the 2001 first quarter as compared to 51,200 metric tons during the 2000 first quarter. The decrease in volume of graphite electrodes sold represented a reduction of $20 million in net sales. Average sales revenue per metric ton of graphite electrodes in the 2001 first quarter was $2,419 as compared to the average in the

2000 first quarter of $2,485. The lower average sales revenue per metric ton represented a reduction of $3 million in net sales. Unfavorable changes in currency exchange rates represented a reduction of $5 million in net sales of graphite electrodes, offsetting the benefit of increases in selling prices in local currencies. Volume of cathodes sold was 9,000 metric tons during the 2001 first quarter as compared to 8,000 metric tons during the 2000 first quarter. Cost of sales decreased to $98 million in the 2001 first quarter from $112 million in the 2000 first quarter. The decrease was primarily due to lower volume of graphite electrodes sold. Lower operating levels and higher energy costs resulted in a $30 higher average cost of sales per metric ton of graphite electrodes for the 2001 first quarter as compared to the 2000 first quarter. Gross profit in the 2001 first quarter was $38 million (27.9% of net sales), a decrease from gross profit in the 2000 first quarter of $49 million (30.4% of net sales). The decrease in gross profit margin was due to the fact that the decline in net sales exceeded the decline in cost of sales.

    ADVANCED ENERGY TECHNOLOGY DIVISION. Net sales increased to $35 million in the 2001 first quarter from $34 million in the 2000 first quarter, primarily due to an increase in volume of most products sold, particularly refractories and fuel cell products, and technical service and technology license fees, partially offset by a decrease in volume of flexible graphite sold for gasket applications due to lower demand from the automotive industry. Cost of sales decreased to $24 million in the 2001 first quarter from $26 million in the 2000 first quarter. The decrease was primarily due to lower volume of flexible graphite sold for gasket applications and the impact of the restructuring of our graphite specialties business. Gross profit in the 2001 first quarter was $11 million (31.4% of net sales), an increase from gross profit in the 2000 first quarter of $8 million (23.5% of net sales). The increase in gross profit and gross profit margin was due to the fact that net sales increased and cost of sales decreased.

    OPERATING PROFIT FOR US AS A WHOLE. Operating profit in the 2001 first quarter was $25 million, or 14.6% of net sales, as compared to operating profit in the 2000 first quarter of $24 million, or 12.3% of net sales. Operating profit in the 2000 first quarter includes a restructuring charge of $6 million relating to our graphite specialties business. Excluding the restructuring charge, operating profit in the 2000 first quarter would have been 15.4% of net sales, which was higher than in the 2001 first quarter primarily due to higher gross profit, partially offset by higher selling, administrative and other expenses.

    Selling, administrative and other expense decreased to $21 million in the 2001 first quarter from $24 million in the 2000 first quarter primarily due to lower variable compensation expense and lower costs related to our POWER OF ONE initiative.

    OTHER ITEMS AFFECTING US AS A WHOLE.  Interest expense decreased to
$19 million in the 2001 first quarter from $21 million in the 2000 first quarter. The decrease resulted from lower average annual interest rates and lower average total debt outstanding. Average outstanding total debt was $729 million in the 2001 first quarter as compared to $841 million in the 2000 first quarter. The average annual interest rate was 8.8% in the 2001 first quarter as compared to 9.5% in the 2000 first quarter. These average annual interest rates exclude imputed interest on the DOJ fine. The decrease in the average annual interest rate was due primarily to a change in the index for determining our variable interest rates (from LIBOR to euro LIBOR), partially offset by an increase in the margin over the index on which our interest rates are determined.

    Provision for income taxes was $2 million in the 2001 first quarter as compared to nil in the 2000 first quarter. The effective tax rate for the 2001 first quarter was 40%, which was higher than the U.S. federal statutory income tax rate of 35%. The higher rate in the 2001 first quarter was primarily a result of the fact that a substantial percentage of our earnings were derived from higher tax jurisdictions. The effective tax rate for the 2000 first quarter, excluding the impact of the tax benefit relating to the restructuring of our graphite specialties business, was 25%. The rate for the 2000 first quarter was lower than the U.S. federal statutory income tax rate primarily a result of tax planning strategies, earnings repatriation plans and earnings from consolidated entities with lower effective tax rates.

    In connection with our debt recapitalization, we recorded an extraordinary charge of $13 million, net of tax, in the 2000 first quarter.

    As a result of the changes described above, net income for the 2001 first quarter was $3 million as compared to net loss for the 2000 first quarter of $11 million.

    2000 COMPARED TO 1999. Net sales in 2000 were $776 million, a decrease of $55 million, or 7%, from net sales in 1999 of $831 million. Gross profit in 2000 was $216 million, a decrease of $42 million, or 16%, from gross profit in 1999 of $258 million. Gross profit margin in 2000 was 27.8% of net sales as compared to gross profit margin in 1999 of 31.0% of net sales. The decrease in net sales and gross profit was primarily due to lower average sales revenue per metric ton of graphite electrodes and the impact of currency exchange rate changes. The impact of those factors was partially offset by lower cost of sales per metric ton of graphite electrodes and higher volumes of graphite electrodes sold. The lower average sales revenue per metric ton was due primarily to changes in regional economic conditions, which resulted in a higher percentage of the volume of our graphite electrodes being sold in non-North American markets that have lower pricing structures than North American markets, as well as competitive pricing pressures. The lower cost of sales per metric ton was primarily due to cost savings and lower average fixed cost per metric ton due to higher average annual production levels. The decrease in gross profit margin was primarily due to the fact that the percentage decrease in net sales was greater than the percentage decrease in cost of sales.

    GRAPHITE POWER SYSTEMS DIVISION. Net sales decreased 7%, or $49 million, to $651 million in 2000 from $700 million in 1999. The decrease was primarily attributable to a decrease in average sales revenue per metric ton of electrodes offset by higher sales volumes for electrodes and cathodes. The volume of graphite electrodes sold increased 11,000 metric tons, or 5%, to 217,000 metric tons in 2000 as compared to 206,000 metric tons in 1999. The increase in volume of graphite electrodes sold represented an increase in net sales of about
$28 million. The average sales revenue per metric ton (in U.S. dollars and net of changes in currency exchange rates) of our graphite electrodes was $2,379 in 2000 as compared to $2,676 in 1999. The reduced average sales revenue of graphite electrodes per metric ton represented a decrease of about $64 million in net sales. This reduction was largely attributable to lower graphite electrode selling prices and, to a lesser extent, changes in product mix. Currency exchange rate changes for electrode and cathode sales, particularly the decline in the euro against the dollar, represented a decrease of about
$45 million in net sales. Volume of cathodes sold was 35,000 metric tons in 2000 as compared to 31,000 metric tons in 1999. Cost of sales increased 1%, or $3 million, to $467 million in 2000 from $464 million in 1999. The increase in cost of sales was primarily due to higher volume produced, partially offset by lower average cost of sales per metric ton for graphite electrodes. The average graphite electrode cost of sales per metric ton was $1,725 in 2000 as compared to $1,783 in 1999. The reduction in average graphite electrode cost of sales per metric ton was primarily due to cost savings and lower average fixed cost per metric ton due to higher production levels and, to lesser extent, changes in currency exchange rates. Gross profit decreased 22%, or $52 million, to $184 million (28.3% of net sales) in 2000 from $236 million (33.7% of net sales) in 1999. The decrease in gross profit margin was primarily due to the fact that the percentage decrease in net sales was greater than the percentage decrease in cost of sales.

    ADVANCED ENERGY TECHNOLOGY DIVISION.  Net sales decreased 5%, or
$6 million, to $125 million in 2000 from $131 million in 1999. The decrease was primarily attributable to a decrease in net sales of graphite specialties due to the elimination of certain product lines in connection with the restructuring of our graphite specialties business and, to a lesser extent, lower prices for graphite specialties. Cost of sales decreased 15%, or $16 million, to $93 million in 2000 from $109 million in 1999. The decline was primarily due to the write-down of graphite specialties inventory in 1999 and the elimination of certain

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
graphite specialties product lines. As a result of the changes described above, gross profit increased 45%, or $10 million, to $32 million (25.6% of net sales) in 2000 from $22 million (16.8% of net sales) in 1999. Excluding the $8 million write-down of graphite specialties inventory in 1999, gross profit margin increased to 25.6% in 2000 from 22.9% in 1999. The increase in gross profit margin was due to the fact that the decline in cost of sales exceeded the decline in net sales.

    OPERATING PROFIT OF US AS A WHOLE. Operating profit was $111 million, or 14.3% of net sales, in 2000 as compared to $130 million, or 15.6% of net sales, in 1999. Operating profit in 2000 was impacted by a $2 million write-off of costs incurred in connection with a proposed initial public offering by Graftech that was postponed as well as an aggregate of $9 million in special items consisting of a net restructuring charge relating to our graphite specialties business, an impairment loss on long-lived cathode assets and a corporate restructuring involving a workforce reduction. Operating profit in 1999 was impacted by a $35 million impairment loss on long-lived graphite specialties assets, a $13 million charge for the settlement of securities class action and stockholder derivative lawsuits, and a $6 million restructuring credit related to plant closure activities. Excluding these special items, operating profit in 2000 was $50 million lower than in 1999 due mainly to lower gross profit and lower other (income) expense, net.

    Selling, administrative and other expense was relatively stable at $86 million in both 2000 and 1999.

    Other (income) expense, net was nil in 2000 as compared to income of $9 million in 1999. The change was primarily due to the incurrence in 2000 of $4 million in consulting fees associated with the POWER OF ONE initiative, $3 million of legal expenses associated with our lawsuit against our former parents and $2 million in costs associated with the proposed initial public offering by Graftech that were not incurred in 1999. We recorded income in both periods resulting from various activities, including gains from currency transactions, asset sales and insurance and financial instrument related activities.

    OTHER ITEMS AFFECTING US AS A WHOLE.  Interest expense decreased to
$75 million in 2000 from $84 million in 1999. The decrease primarily resulted from our refinancing completed in February 2000, which resulted in a decrease in our average annual interest rate. Our average outstanding total debt was $762 million in 2000 as compared to $782 million in 1999 and our average annual interest rate was 9.1% in 2000 as compared to 10.7% in 1999. These average annual interest rates exclude imputed interest on the DOJ fine.

    Provision for income taxes was $10 million for 2000 as compared to $1 million for 1999. During 2000, the provision for income taxes reflected a 30% effective rate, excluding the impact of the write off of costs incurred in connection with the proposed initial public offering by Graftech, that was postponed, and the impact of restructuring charges (credits) and impairment losses. This is lower than the U.S. federal income tax rate of 35% primarily as a result of tax planning strategies, earnings repatriation plans, tax settlements, re-assessment of valuation allowances, and earnings resulting from consolidated entities with lower effective rates. For 1999, the provision for income taxes reflected a 23% effective rate. The increase in the effective rate in 2000 was primarily due to a high proportion of income from higher tax jurisdictions, which was partially offset by a $20 million reduction in the deferred tax asset valuation allowance on foreign tax credits. This reduction was based on a re-assessment in 2000 of our U.S. tax profile and associated tax planning strategies.

    As a result of the changes described above, net income was $10 million in 2000, a decrease of $32 million from net income of $42 million in 1999.

    1999 COMPARED TO 1998. Net sales in 1999 were $831 million, a decrease of $116 million, or 12%, from net sales in 1998 of $947 million. Gross profit in 1999 was $258 million, a decrease of $85 million, or 25%, from gross profit in 1998 of $343 million. Gross profit margin in 1999 was 31.0% of net sales as compared to gross profit margin in 1998 of 36.2% of net sales. The decrease in net sales and gross profit was primarily due to lower sales revenue per metric ton of graphite electrodes and lower volumes of graphite electrodes sold, and the impact of currency exchange rate changes. The impact of those factors was partially offset by lower cost of sales. The lower sales revenue per metric ton and volumes were due primarily to changes in global economic conditions that reduced demand for steel and other metals and changes in industry conditions. This, in turn, reduced demand and price for many of our products, particularly graphite electrodes. Lower cost of sales was primarily due to cost savings under our global rationalization and restructuring plan, partially offset by lower production levels of graphite electrodes which had the effect of increasing the average fixed cost per ton of graphite electrodes produced. The decrease in gross profit margin was primarily due to the fact that the percentage decrease in net sales was greater than the percentage decrease in cost of sales.

    GRAPHITE POWER SYSTEMS DIVISION. Net sales decreased 12%, or $97 million, to $700 million in 1999 from $797 million in 1998. The decrease was primarily attributable to a decrease in average sales revenue per metric ton for electrodes. The average sales revenue per metric ton (in U.S. dollars and net of changes in currency exchange rates) of our graphite electrodes was $2,676 in 1999 as compared to $3,013 in 1998. The reduced average sales revenue of graphite electrodes per metric ton represented a decrease of about $74 million in net sales. Currency exchange rate changes for graphite electrodes accounted for about $43 million of the $74 million decrease in net sales. The balance of the $74 million decrease in net sales was largely attributable to lower graphite electrode selling prices and, to a lesser extent, changes in product mix. The volume of graphite electrodes sold decreased 5,000 metric tons, or 2%, to 206,000 metric tons in 1999 as compared to 211,000 metric tons in 1998. The decrease in volume of graphite electrodes sold represented a decrease in net sales of about $16 million. Volume of cathodes sold was 31,000 metric tons in 1999 as compared to 33,000 metric tons in 1998. Cost of sales decreased 8%, or $38 million, to $464 million in 1999 from $502 million in 1998. The decrease in cost of sales was primarily due to lower volume and lower average graphite electrode cost per metric ton. The average graphite electrode cost per metric ton was $1,783 in 1999 as compared to $1,920 in 1998. The reduction in average graphite electrode cost per metric ton was due to cost savings under our global restructuring and rationalization plan, and to a lesser extent, changes in currency exchange rates. The impact of the cost savings was partially offset by the lower production levels and work-in-process inventory reduction efforts, both of which had the effect of increasing the average fixed cost per ton produced. Gross profit decreased 20%, or $59 million, to $236 million (33.7% of net sales) in 1999 from $295 million (37.0% of net sales) in 1998. The decrease in gross profit margin was primarily due to the fact that the percentage decrease in net sales was greater than the percentage decrease in cost of sales.

    ADVANCED ENERGY TECHNOLOGY DIVISION.  Net sales decreased 13%, or
$19 million, to $131 million in 1999 from $150 million in 1998. The decrease was primarily attributable to global economic conditions that resulted in lower demand for graphite specialties, particularly those sold to certain segments of the semiconductor industry and, to a lesser extent, those sold to the aerospace and aircraft industries, lower prices for graphite specialties, and lower prices of our flexible graphite products sold to the internal combustion market. Cost of sales increased 7%, or $7 million, to $109 million in 1999 from $102 million in 1998. The increase was primarily due to the cost per ton increase resulting from changes in product mix and lower operating levels, particularly at our graphite specialties manufacturing facilities, an $8 million write-down of graphite specialties inventory in 1999 and were partially offset by cost savings under our global rationalization and restructuring plan. As a result of the changes described above, gross profit decreased 54%, or $26 million, to $22 million (16.8% of net sales) in 1999 from $48 million (32.0% of net sales) in 1998. Excluding the $8 million write-down of graphite specialties inventory in 1999, gross profit margin decreased to 22.9% in 1999 from 32.0% in 1998. The decrease in gross profit margin was due to the fact that the decline in net sales exceeded the decline in cost of sales.

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
    OPERATING PROFIT OF US AS A WHOLE. Operating profit was $130 million, or 15.6% of net sales, in 1999 as compared to $77 million, or 8.1% of net sales, in 1998. Operating profit in 1999 was impacted by a $35 million impairment loss on long-lived graphite specialties assets, a $13 million charge for the settlement of securities class action and stockholder derivative lawsuits, and a $6 million restructuring credit related to plant closure activities. Operating profit in 1998 was impacted by an $86 million restructuring charge and a $60 million impairment loss on long-lived Russian assets. Excluding those charges, credit and impairment losses, operating profit in 1999 was lower than in 1998 due to lower gross profit, partially offset by lower selling, administrative and other expense and an improvement of $17 million in other (income) expense net.

    Selling, administrative and other expense decreased $17 million, or 17%, to $86 million in 1999 from $103 million in 1998, primarily due to lower corporate administration expenses resulting from cost savings under our global rationalization and restructuring plan and, to a lesser extent, a decrease of about $3 million in variable compensation expense due to lower earnings.

    Other (income) expense, net was income of $9 million in 1999 as compared to expense of $8 million in 1998. The change was primarily due to a $10 million reduction in consulting fees associated with projects that we initiated in 1997 to integrate worldwide operations, improve operating efficiencies and generate earnings growth and a gain of $2 million on the sale of the assets of our spray cooled systems business, partially offset by a $6 million reduction in interest income due to a reduction in short-term investments.

    OTHER ITEMS AFFECTING US AS A WHOLE.  Interest expense increased to
$84 million in 1999 from $73 million in 1998. The increase primarily resulted from higher average annual interest rates. Our average outstanding total debt was $782 million in 1999 as compared to $783 million in 1998. Our average annual interest rate was 10.7% in 1999 as compared to 8.8% in 1998. These average annual interest rates exclude imputed interest on the DOJ fine. The increase in the average annual interest rate was due to an increase in the margin over LIBOR which we paid under the Existing Senior Facilities as a result of the refinancing completed in November 1998, partially offset by a decrease in LIBOR. We incurred additional debt in 1998 and 1999 to finance a portion of the fines and settlements paid in connection with antitrust, securities and stockholder derivative investigations, lawsuits and claims.

    Provision for income taxes was $1 million for 1999 as compared to $32 million for 1998. During 1999, the provision for income taxes reflected a 23% effective rate, excluding the impact of the settlement of the securities class action and stockholder derivative lawsuits, the impairment loss on long-lived graphite specialties assets, the write-down of graphite specialties inventory and the restructuring credit. This is lower than the U.S. federal income tax rate of 35% primarily as a result of tax planning strategies, earnings repatriation plans, tax settlements, assessment of valuation allowances, re-assessment of reserves, and earnings resulting from consolidated entities with lower effective rates. For 1998, the provision for income taxes reflected a 29% effective rate, excluding the impact of the restructuring charge and the impairment loss on long-lived Russian assets.

    As a result of the changes described above, net income was $42 million in 1999, an increase of $79 million from a net loss of $37 million in 1998.

EFFECTS OF INFLATION

    In general, our results of operations and financial condition are affected by the inflation in each country in which we have a manufacturing facility. During 1998 through the 2000 first half, the effects of inflation on our cost of sales in the U.S. and foreign countries (except for highly inflationary countries) have been generally offset by a combination of improved operating efficiency and permanent on-going cost savings. Accordingly, during that period, these effects were not material to us. Beginning in mid-2000, we began to experience higher energy and raw material costs primarily due to the

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
substantial increase in the worldwide market price of oil and natural gas. We cannot assure you that future increases in our costs will not exceed the rate of inflation or the amounts, if any, by which we may be able to increase prices for our products.

    We account for our non-U.S. subsidiaries under the provisions of Statement of Financial Accounting Standards ("SFAS") 52, "Foreign Currency Translation." Accordingly, their assets and liabilities are translated into dollars for consolidation and reporting purposes. Foreign currency translation adjustments are generally recorded as part of stockholders' equity and identified as accumulated other comprehensive income (loss) in the Consolidated Balance Sheets until such time as their operations are sold or substantially or completely liquidated.

    We maintain operations in Brazil, Russia and Mexico, countries which have had in the past, and may have now or in the future, highly inflationary economies, defined as cumulative inflation of about 100% or more over a three-calendar year period. In general, the financial statements of foreign operations in highly inflationary economies have been remeasured as if the functional currency of their economic environments were the dollar and translation gains and losses relating to these foreign operations are included in other (income) expense, net in the Consolidated Statements of Operations rather than as part of stockholders' equity in the Consolidated Balance Sheets.

    In light of significant increases in inflation in Mexico, effective January 1, 1997, Mexico was considered to have a highly inflationary economy. Accordingly, translation gains and losses for our Mexican operations were included in the Consolidated Statements of Operations for 1998. In 1999, we began to account for our Mexican subsidiary using the dollar as its functional currency, irrespective of Mexico's inflationary status, because its sales and purchases are predominantly dollar-denominated.

    We have always considered Russia to have a highly inflationary economy. Accordingly, translation gains and losses for our Russian operations are included in the Consolidated Statements of Operations in 1998, 1999 and 2000.

    Prior to August 1, 2000, our Swiss subsidiary used the dollar as its functional currency. Beginning August 1, 2000, our Swiss subsidiary began using the euro as its functional currency because its operations became predominantly euro-denominated.

    Foreign currency translation adjustments decreasing stockholders' equity amounted to $27 million in 1998, $48 million, including $33 million associated with our Brazilian subsidiary, in 1999 and $35 million in 2000.

EFFECTS OF CHANGES IN CURRENCY EXCHANGE RATES

    We incur manufacturing costs and sell our products in multiple currencies. As a result, in general, our results of operations, cash flows and financial condition are affected by changes in currency exchange rates as well as by inflation in countries with highly inflationary economies where we have manufacturing facilities. To manage certain exposures to risks caused by changes in currency exchange rates, we use various off-balance sheet financial instruments. To account for translation of foreign currencies into dollars for consolidation and reporting purposes, we record foreign currency translation adjustments in accumulated other comprehensive income (loss) as part of stockholders' equity in the Consolidated Balance Sheets, except in the case of operations in highly inflationary economies (or which use the dollar as their functional currency) where we record foreign currency translation gains and losses as part of other (income) expense, net in the Consolidated Statement of Operations. We also record foreign currency transaction gains and losses as part of other (income) expense, net.

    When the local currencies of foreign countries in which we have a manufacturing facility decline (or increase) in value relative to the dollar, this has the effect of reducing (or increasing) the dollar equivalent cost of sales and other expenses with respect to those facilities. This effect is, however, partially offset by the cost of petroleum coke, a principal raw material used by us, which is priced in dollars. We price products manufactured at our facilities for sale in local and certain export markets in local currencies. Accordingly, when the local currencies increase (or decline) in value relative to the dollar, this has the effect of increasing (or reducing) net sales. The result of these effects is to increase (or decrease) operating profit and net income.

    During 1998 through the 2000 first quarter, many of the currencies in which we manufacture and sell our products weakened against the dollar. Since late 1998, the Brazilian economy has been subject to various economic pressures. Inflation substantially increased and economic activity began to decline. In 1999, the Brazilian real substantially devalued. During 2000, the South African rand declined about 19%, the euro declined about 6% and the Brazilian real declined about 8%. During the 2001 first quarter, the euro declined about 6%, the Brazilian real declined about 10% and the South African rand declined about 6%. The net impact of currency changes included in other (income) expense, net was a gain of $2 million in 1998, a gain of $2 million in 1999 and a gain of $4 million in 2000. In the case of net sales of graphite electrodes, the impact was a reduction of $34 million in 1998, a reduction of $19 million in 1999 (excluding $24 million in 1999 due to the lowering of prices by our Brazilian subsidiary because of competitive cost advantages resulting from the decline in the Brazilian real) and a reduction of $36 million in 2000. We sought to mitigate these adverse impacts on net sales by increasing local currency prices for some of our products in various regions as circumstances permitted. We cannot predict changes in currency exchange rates in the future or whether those changes will have positive or negative impacts on our net sales or cost of sales. We cannot assure you that we would be able to mitigate any adverse effects of such changes.

    To manage certain exposures to specific financial market risks caused by changes in currency exchange rates, we use various financial instruments. The amount of currency exchange contracts used by us to minimize these risks was $484 million at December 31, 1998, $233 million at December 31, 1999 and
$69 million in 2000.

    Total outstanding dollar-denominated debt of our foreign subsidiaries (excluding our Russian and Mexican subsidiaries (and, at December 31, 1999, our Swiss subsidiary) which used the dollar as their functional currency) was $158 million at December 31, 1999 and nil at December 31, 2000. Changes in the currency exchange rates between the dollar and the currencies in the countries in which these excluded subsidiaries are located result in foreign currency gains and losses that are reported in other (income) expense, net in the Consolidated Statements of Operations.

    Our foreign subsidiaries with dollar-denominated debt have entered into foreign currency contracts to protect against changes in currency exchange rates. The amount of such contracts was $209 million at December 31, 1998 and $129 million at December 31, 1999 and $61 million at December 31, 2000. We believe that such contracts reduce our exposure to changes in currency exchange rates related to such borrowings.

LIQUIDITY AND CAPITAL RESOURCES

    Our sources of funds have consisted principally of invested capital, cash flow from operations and debt financing. Our uses of those funds (other than for operations) have consisted principally of debt service, capital expenditures and payment of fines, liabilities and expenses in connection with antitrust investigations, lawsuits and claims.

    We are highly leveraged and have substantial obligations in connection with antitrust investigations, lawsuits and claims. We had total debt of $715 million and a stockholders' deficit of $320 million at March 31, 2001, as compared to total debt of $735 million and a stockholders' deficit of $316 million at December 31, 2000 and total debt of $722 million and a stockholders' deficit of $293 million at December 31, 1999. Our leverage and obligations, as well as changes in conditions affecting our industry, changes in global and regional economic conditions and other factors, have adversely impacted our recent operating results.

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
    Cash, cash equivalents and short-term investments were $56 million at March 31, 2001 as compared to $47 million at December 31, 2000 and $20 million at December 31, 1999. Net debt (which is total debt, net of cash, cash equivalents and short-term investments) was $659 million at March 31, 2001 as compared to $688 million at December 31, 2000 and $702 million at December 31, 1999.

    OVERVIEW OF DEBT FINANCING. In connection with our leveraged equity recapitalization in 1995, we obtained senior credit facilities which provided for borrowings of up to $685 million, of which $585 million was used at that time. We also issued $375 million of Subordinated Notes, $175 million of which were redeemed in 1995. In October 1995, we replaced those senior credit facilities with the Prior Senior Facilities, which had more favorable interest rates and covenants. The Prior Senior Facilities initially provided for borrowings of up to $620 million, of which $520 million was used at that time. In March 1997, the Prior Senior Facilities were amended to reduce interest rates, increase our revolving credit facility and change certain covenants to allow greater flexibility.

    In April 1998, we obtained a limited waiver of breaches, if any, of certain covenants of the Prior Senior Facilities. We also agreed to amend certain provisions of the Prior Senior Facilities. These amendments had the effect of increasing interest rates paid by us. In addition, we were able to borrow an additional $35 million under our revolving credit facility. Under the Subordinated Notes, subject to certain exceptions, we could not incur additional indebtedness if our adjusted coverage ratio was less than certain specified ratios. In April 1998, as a result of the $340 million charge, our adjusted coverage ratio was less than those specified ratios. As a result, under the Subordinated Notes, we could not, with limited exceptions, incur additional indebtedness (even under the Prior Senior Facilities).

    In November 1998, we refinanced the Prior Senior Facilities and amended the Subordinated Notes. The refinancing consisted of the addition of a new
$210 million senior secured term debt facility to the Prior Senior Facilities and the amendment of the Prior Senior Facilities. Together, these enabled us to incur additional debt in the refinancing and to have the ability (subject to compliance with applicable covenants) to borrow under our revolving credit facility.

    DESCRIPTION OF NEW SENIOR FACILITIES. In February 2000, we completed a debt recapitalization. We obtained the New Senior Facilities and used the net proceeds to repay and terminate the Prior Senior Facilities, to redeem the Subordinated Notes, to repay certain other debt and to pay related expenses.

    In October 2000, the New Senior Facilities were amended to, among other things, increase the maximum leverage ratio permitted thereunder through June 30, 2001. In connection therewith, we paid an amendment fee of $2 million and increased the maximum margin which is added to either euro LIBOR or the alternate base rate in order to determine the interest rate payable thereunder by 25 basis points (equivalent to an increase in interest expense of about
$2 million on an annualized basis at debt levels prevailing at the time of the debt recapitalization).

    In April 2001, the New Senior Facilities were amended to, among other things, exclude certain expenses incurred in connection with the lawsuit initiated by us against our former parents (up to a maximum of $20 million, but not more than $3 million in any quarter) and certain charges and payments in connection with antitrust fines, settlements and expenses, from the calculation of financial covenants. Charges (over and above the $340 million charge recorded in 1997) recorded on or before June 30, 2002 for antitrust fines, settlements and expenses are excluded from the calculation of financial covenants (until paid) up to a maximum of $130 million (reduced by the amount of certain debt incurred by us that is not incurred under the New Senior Facilities, $6 million of which debt was outstanding at March 31, 2001). In the case of any fine assessed by the antitrust authority of the European Union, any new charges and any payments up to a maximum of $80 million (including payments within the $340 million charge recorded in 1997), are excluded from the calculation of financial covenants through June 30, 2002.

    In connection with this offering, we are in discussions with our lenders under the New Senior Facilities to change our financial covenants so that they would be less restrictive than would otherwise be the case.

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
    The New Senior Facilities, as amended, consist of:

    - A Tranche A Facility providing for initial term loans of $137 million and of E161 million to UCAR Finance Inc., a direct wholly owned special purpose finance subsidiary of UCAR. The Tranche A Facility amortizes in quarterly installments over six years, commencing June 30, 2000, with quarterly installments ranging from about E2 million in 2000 to about
      E17 million in 2005, with the final installment payable on December 31, 2005. In October 2000 we converted $78 million from dollar-denominated to euro-denominated debt. The principal payments due in 2001 total
      $23 million.

    - A Tranche B Facility providing for initial term loans of $350 million to UCAR Finance. The Tranche B Facility amortizes over eight years, commencing June 30, 2000, with nominal quarterly installments during the first six years, and quarterly installments of about $41 million in 2006 and 2007, with the final installment payable on December 31, 2007. The principal payments due in 2001 total $4 million.

    - A Revolving Facility providing for revolving and swingline loans to, and the issuance of dollar-denominated letters of credit for the account of, UCAR Finance and certain of our other subsidiaries in an aggregate principal and stated amount at any time not to exceed E250 million. The Revolving Facility terminates on February 22, 2006. As a condition to each borrowing under the Revolving Facility, we are required to represent, among other things, that the aggregate amount of payments made (excluding certain imputed interest) and additional reserves created in connection with antitrust, securities and stockholder derivative investigations, lawsuits and claims do not exceed $340 million by more than $130 million (which $130 million is reduced by the amount of certain debt incurred by us that is not incurred under the New Senior Facilities).

    We are required to make mandatory prepayments in the amount of:

    - Either 75% or 50% (depending on our leverage ratio, which is the ratio of our adjusted net debt to our adjusted total EBITDA) of adjusted excess cash flow. The obligation to make these prepayments, if any, arises after the end of each year with respect to adjusted excess cash flow during the prior year.

    - 100% of the net proceeds of certain asset sales or incurrence of certain indebtedness.

    - 50% of the net proceeds of the issuance of any UCAR equity securities.

    We may make voluntary prepayments under the New Senior Facilities. There is no penalty or premium due in connection with prepayments (whether voluntary or mandatory).

    UCAR Finance makes secured and guaranteed intercompany loans of the net proceeds of borrowings under the New Senior Facilities to UCAR Global's subsidiaries. The obligations of UCAR Finance under the New Senior Facilities are secured, with certain exceptions, by first priority security interests in all of these intercompany loans (including the related security interests and guarantees).

    UCAR has unconditionally and irrevocably guaranteed the obligations of UCAR Finance under the New Senior Facilities. This guarantee is secured, with certain exceptions, by first priority security interests in all of the outstanding capital stock of UCAR Global and UCAR Finance and all of the intercompany debt owed to UCAR.

    UCAR, UCAR Global and each of UCAR Global's subsidiaries has guaranteed, with certain exceptions, the obligations of UCAR Global's subsidiaries under the intercompany loans, except that our foreign subsidiaries have not guaranteed intercompany loan obligations of our U.S. subsidiaries.

    The obligations of UCAR Global's subsidiaries under the intercompany loans as well as these guarantees are secured, with certain exceptions, by first priority security interests in substantially all of our assets, except that no more than 65% of the capital stock or other equity interests in our foreign subsidiaries held directly by our U.S. subsidiaries and no other foreign assets secure obligations or guarantees of our U.S. subsidiaries.

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
    The interest rates, as amended, applicable to the Tranche A and Revolving Facilities are, at our option, either euro LIBOR plus a margin ranging from 1.00% to 2.75% (depending on our leverage ratio) or the alternate base rate plus a margin ranging from 0.00% to 1.75% (depending on our leverage ratio). The interest rate applicable to the Tranche B Facility is, at our option, either euro LIBOR plus a margin ranging from 2.50% to 3.00% (depending on our leverage ratio) or the alternate base rate plus a margin ranging from 1.50% to 2.25% (depending on our leverage ratio). The alternate base rate is the higher of the prime rate announced by Morgan Guaranty Trust Company of New York or the federal funds effective rate, plus 0.50%. UCAR Finance pays a per annum fee ranging from 0.375% to 0.500% (depending on our leverage ratio) on the undrawn portion of the commitments under the Revolving Facility.

    We enter into agreements with financial institutions, which are intended to limit, or cap, our exposure to incurrence of additional interest expense due to increases in variable interest rates. Use of these agreements is allowed with the New Senior Facilities.

    The New Senior Facilities contain a number of significant covenants that, among other things, restrict our ability to sell assets, incur additional indebtedness, repay or refinance other debt or amend other debt instruments, create liens on assets, enter into leases, investments or acquisitions, engage in mergers or consolidations, make capital expenditures, make dividend payments to UCAR, pay intercompany debt owed to UCAR, engage in transactions with affiliates, or pay dividends or make other restricted payments and that otherwise restrict corporate activities. UCAR Global is, however, permitted to pay dividends to UCAR of up to $15 million for the purpose of making an investment in Graftech and may also distribute the capital stock of Graftech to UCAR. In addition, we are required to comply with specified minimum interest coverage and maximum leverage ratios, which become more restrictive over time, beginning September 30, 2001.

    In addition to the failure to pay principal, interest and fees when due, events of default under the New Senior Facilities include: failure to comply with applicable covenants; failure to pay when due, or other defaults permitting acceleration of, other indebtedness exceeding $7.5 million; judgment defaults in excess of $7.5 million to the extent not covered by insurance; certain events of bankruptcy; and certain changes in control.

    Under the New Senior Facilities, UCAR is permitted to pay dividends on, and repurchase, common stock in an aggregate amount of up to $25 million, plus up to an additional $25 million if certain leverage ratio and excess cash flow requirements are satisfied. We are also permitted to repurchase common stock from present or former directors, officers or employees in an aggregate amount of up to the lesser of $5 million per year (with unused amounts permitted to be carried forward) or $25 million on a cumulative basis since February 22, 2000. UCAR Global is, however, also permitted to pay dividends to UCAR of up to $15 million for the purpose of making an investment in Graftech and may also distribute the capital stock of Graftech to UCAR.

    CASH FLOW AND PLANS TO MANAGE LIQUIDITY. For at least the past five years, we have had positive annual cash flow from operations, excluding payments in connection with restructurings, investigations, lawsuits and claims. Typically, the first quarter of each year results in neutral or negative cash flow from operations (after deducting cash used for capital expenditures and excluding payments in connection with restructurings and investigations, lawsuits and claims and payments of interest on the Subordinated Notes (which have since been redeemed)) due to various factors. These factors include customer order patterns, customer buy-ins in advance of annual price increases, and payment of variable compensation with respect to the immediately preceding year. Typically, the other three quarters result in significant positive cash flow from operations (after deducting cash used for capital expenditures and excluding those payments). The third quarter tends to produce relatively less positive cash flow primarily as a result of scheduled plant shutdowns by our customers for vacations. We believe that 2001 will follow this historical pattern.

    To minimize interest expense, except for our Brazilian subsidiary prior to mid-1999, we attempt to operate on a "zero-cash" basis. This means that we use, and are dependent on, funds available under our revolving credit facility, including continued compliance with the financial covenants under the New Senior Facilities, as well as monthly or quarterly cash flow from operations as our primary sources of liquidity. We believe that our cost savings will, over the next one to two years, continue to improve our cash flow from operations for a given level of net sales. Among other things, we are seeking to improve cash flow from operations through improvements in sales and operations planning, cash management (including accounts payable and receivable management), production scheduling and inventory management. Improvements in cash flow from operations resulting from these initiatives are being partially offset by associated cash implementation costs, while they are being implemented.

    Our high leverage and substantial obligations in connection with antitrust investigations, lawsuits and claims could have a material impact on our liquidity. Cash flow from operations services payment of our debt and these obligations, thereby reducing funds available to us for other purposes. Our leverage and these obligations make us more vulnerable to economic downturns and make us more vulnerable in the event that these obligations (including any fine which may be assessed by the antitrust authority of the European Union) are greater or the timing of payment is sooner than expected.

    Our ability to service our debt, as it comes due, including maintaining compliance with the covenants under the New Senior Facilities, and to meet these and other obligations as they come due is dependent on our future financial and operating performance. This performance, in turn is subject to various factors, including certain factors beyond our control, such as changes in conditions affecting our industry, changes in global and regional economic conditions, changes in interest and currency exchange rates, developments in antitrust investigations, lawsuits and claims involving us and inflation in raw material, energy and other costs. While there is no requirement as to when fines, if any, must be assessed, we believe that it is likely that any fines which may be assessed by the antitrust authority of the European Union will be assessed during the 2001 third quarter.

    We cannot assure you that our cash flow from operations and capital resources will be sufficient to enable us to meet our debt service and other obligations when due. Even if we are able to meet our debt service and other obligations when due, we may not be able to comply with the financial covenants under the New Senior Facilities. A failure to so comply, unless waived by the lenders thereunder, would be a default thereunder. This would permit the lenders to accelerate the maturity of substantially all of our debt. It would also permit them to terminate their commitments to extend credit under our revolving credit facility. This would have an immediate material adverse effect on our liquidity. If we were unable to repay our debt to the lenders, the lenders could proceed against the collateral securing the New Senior Facilities and exercise all other rights available to them. In either such case, we could be required to limit or discontinue, temporarily or permanently, certain of our business plans, activities or operations, reduce or delay certain capital expenditures, sell certain of our assets or businesses, restructure or refinance some or all of our debt or incur additional debt, or sell additional common stock or other securities. We cannot assure you that we would be able to obtain any such waiver or take any of such actions on favorable terms or at all.

    We are dependent on our revolving credit facility and continuing compliance with the financial covenants under the New Senior Facilities for liquidity. The New Senior Facilities require us to, among other things, comply with specified minimum interest coverage and maximum leverage ratios. In October 2000 and April 2001, we obtained amendments to the New Senior Facilities. The amendments, among other things, increase the maximum leverage ratio permitted thereunder through June 30, 2001 and exclude certain litigation expenses and antitrust charges and payments from the calculation of financial covenants through June 30, 2002 and in certain cases thereafter. Beginning September 30, 2001, the ratios become more restrictive. At March 31, 2001, we were in compliance with those financial covenants. In connection with this offering, we are in discussions with our lenders under the New Senior Facilities to change our financial covenants so that they would be less restrictive than would otherwise be the case.

    While our revolving credit facility provides for maximum borrowings of up to E250 million, our current ability to borrow under this facility is effectively substantially less than the maximum due to the impact additional borrowings under this facility would have on our compliance with the maximum leverage ratio permitted under the New Senior Facilities.

    While no assurances can be made, we believe we will comply with the covenants under the New Senior Facilities through 2001. If we subsequently believe that we will not continue to comply with such covenants, we will seek an appropriate waiver or amendment from the lenders thereunder. There can be no assurance that we will be able to obtain such waiver or amendment on acceptable terms or at all.

    We believe that the long-term fundamentals of our business continue to be sound. Accordingly, although we cannot assure you that such will be the case, we believe, based upon our expected cash flow from operations, our expected resolution of our remaining obligations in connection with antitrust investigations, lawsuits and claims, and existing capital resources, and taking into account our efforts to reduce costs and working capital needs, improve efficiencies and product quality, generate growth and earnings and maximize funds available to meet our debt service and other obligations, we will be able to manage our working capital and cash flow to permit us to service our debt and meet our obligations as they become due.

    CASH FLOW PROVIDED BY OPERATING ACTIVITIES. Cash flow provided by operating activities was $11 million in the 2001 first quarter as compared to cash flow provided by operating activities of $14 million in the 2000 first quarter. The decreased generation of cash flow of $3 million resulted primarily from changes in non-cash charges.

    Cash flow provided by operations was $94 million in 2000 as compared to cash flow provided by operations of $80 million in 1999. This improvement of $14 million resulted primarily from a lower use of cash flow for working capital of approximately $91 million, offset by lower net income.

    Working capital was a source of $43 million of cash flow in 2000, an improvement of $91 million from a use of $48 million of cash flow in 1999. The improvement occurred primarily due to a $22 million increase in accounts payable and accruals, a $41 million reduction in payment of fines and net settlements and expense payments in connection with antitrust investigations and related lawsuits and claims, a $16 million reduction in restructuring payments, and the use of $12 million for settlement of the securities class action and stockholder derivative lawsuits in 1999 that was not used in 2000.

    Cash flow provided by operations was $80 million in 1999 as compared to cash flow used in operations of $29 million in 1998. This improvement of $109 million resulted primarily from a lower use of cash flow for working capital of approximately $111 million, partially offset by lower net income of approximately $3 million and a decreased use of cash associated with long term assets and liabilities of $1 million.

    Use of cash flow for working capital was $48 million in 1999, an improvement of $111 million from a use of $159 million in 1998. The improvement occurred despite the use of $64 million for payment of fines and net settlements and expense payments in connection with antitrust investigations and related lawsuits and claims (as compared to $142 million in 1998), the use of $12 million for settlement of the securities class action and stockholder derivative lawsuits, and the use of $23 million for restructuring payments during 1999.

    The working capital improvement was due primarily to reductions in the use of cash of $60 million for inventories ($27 million use of cash in 1998 as compared to $33 million source of cash in 1999), $38 million for payables and accruals ($38 million use of cash in 1998 as compared to nil use of cash in 1999), and $4 million for prepaid expenses and other assets, partially offset by an increase in the use of cash of $34 million for receivables ($49 million source of cash in 1998 as compared to $15 million source of cash in 1999). These improvements resulted primarily from improved cash and inventory management.

    CASH FLOW USED IN INVESTING ACTIVITIES. We used $4 million of cash flow for investing activities during the 2001 first quarter as compared to $7 million during the 2000 first quarter. This reduction of $3 million was primarily due to a reduction in cash flow used for capital expenditures. We expect that our capital expenditures in 2001 will be about the same as in 2000.

    We used $50 million of cash flow in investing activities during 2000, primarily for capital expenditures, as compared to $39 million during 1999. The net increase of $11 million was primarily due to decline in cash proceeds from the sale of assets of $8 million in 2000 as compared to 1999. Capital expenditures decreased to $52 million in 2000 from $56 million in 1999. Capital expenditures in 2000 related primarily to our new flexible graphite manufacturing line, our POWER OF ONE initiative and capital equipment replacement.

    We used $39 million of cash flow in investing activities during 1999 as compared to $31 million during 1998. This increase of $8 million was primarily due to an increase in cash used for capital expenditures (net of a capital incentive grant) of $7 million and a reduction in cash used in short term investments by our Brazilian subsidiary of $1 million. Cash provided from the sale of assets was $9 million in both 1999 and 1998.

    CASH FLOW PROVIDED BY (USED) IN FINANCING ACTIVITIES. Cash flow provided by financing activities was $4 million for the 2001 first quarter as compared to cash used in financing activities of $9 million in the 2000 first quarter. During the 2001 first quarter, we received $9 million from an additional minority investment in connection with the broadening of our strategic alliance in the cathode business with Pechiney. During the 2000 first quarter, we incurred $28 million of costs in connection with our debt recapitalization in February 2000, of which we paid $25 million in the 2000 first quarter.

    Cash flow used in financing activities was $13 million in 2000 as compared to $80 million in 1999. The change was primarily due to lower borrowings in 2000 as compared to 1999. We made $14 million in net debt repayments in 2000 as compared to $80 million of net borrowings in 1999. This $94 million change was offset by $28 million in costs related to our debt recapitalization in February 2000.

    Cash flow used in financing activities was $80 million in 1999 as compared to cash provided by financing activities of $62 million in 1998. Financing activities from long-term debt consisted of $62 million of net payments under the Existing Senior Facilities (including the revolving credit facility) in 1999 as compared to $128 million of net borrowings in 1998. The net payments made in 1999 were funded primarily through improved cash and inventory management and decreased working capital requirements as compared to 1998. Net short-term debt reductions were $18 million in 1999 as compared to $58 million in 1998. Net short-term debt reductions were lower in 1999 due to lower short-term borrowings by our Brazilian subsidiary and lower borrowings by other non-U.S. subsidiaries to meet local cash needs.

RESEARCH AND DEVELOPMENT EXPENSES

    Our research and development expenses were $9 million in each of 1998 and 1999 and $11 million in 2000.

RESTRICTIONS ON DIVIDENDS AND STOCK REPURCHASES

    Under the New Senior Facilities, we are generally permitted to pay dividends on common stock and repurchase common stock in an aggregate amount of up to between $25 million and $50 million, depending on our leverage ratio and excess cash flow.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 2000, the Financial Accounting Standards Board ("FASB"), issued FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation--An Interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 provides guidance for issues that have arisen in applying APB Opinion No. 25, "Accounting for Stock Issued to Employees." Our existing accounting policies conformed to the requirements of FIN 44. Therefore, adoption of FIN 44 did not impact our results of operations, cash flows or financial position.

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on recognition, presentation and disclosure of revenues in financial statements. SAB 101, as amended by the SEC, was adopted by us in the 2000 fourth quarter. Adoption of SAB 101 did not impact our results of operations, cash flows or financial position.

    In September 2000, the FASB issued Statement of Financial Accounting Standard ("SFAS") 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"), a replacement of SFAS 125 which has the same title. SFAS 140 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings, and requires certain additional disclosures. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. We believe that SFAS 140 will not impact our results of operations, cash flows or financial position.

    In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 was later amended by SFAS 137 and SFAS 138. SFAS 133, as amended, requires recognition of the fair value of all derivative instruments, including certain derivative instruments embedded in other contracts (collectively called derivatives), on the balance sheet and establishes new accounting rules for hedging activities. We were required to adopt SFAS 133, as amended, on January 1, 2001. The adoption did not impact our results of operations, cash flows or financial position.

COSTS RELATING TO PROTECTION OF THE ENVIRONMENT

    We have been and are subject to increasingly stringent environmental protection laws and regulations. In addition, we have an on-going commitment to rigorous internal environmental protection standards. The following table sets forth certain information regarding environmental expenses and capital expenditures.

                                                         YEAR ENDED DECEMBER 31,
                                                  -------------------------------------
                                                    1998          1999           2000
                                                  --------   ---------------   --------
                                                          (DOLLARS IN MILLIONS)
Expenses relating to environmental protection...    $12            $13           $14
Capital expenditures related to environmental
  protection....................................      8              4             6

                                    BUSINESS

                                  THE COMPANY

    We are one of the world's largest providers of natural and synthetic graphite and carbon products and services. Our products provide energy solutions to customers in the steel, aluminum, fuel cell power generation, electronics, semiconductor and transportation industries. Our customers include industry leaders such as Nucor Corporation and the Arbed Group in steel, Alcoa Inc. and Pechiney in aluminum, Ballard in fuel cells, Intel Corporation in electronics, MEMC Electronic Materials, Inc. in semiconductors and The Boeing Company in transportation. With over 100 years of experience in the development of graphite and carbon technology, we currently hold about 320 issued patents and about 280 patent applications and perfected patent application priority rights worldwide and conduct extensive state-of-the-art research and development activities in both the U.S. and Europe. We have a global business, selling our products and engineering and technical services in more than 80 countries, with 15 manufacturing facilities strategically located in Brazil, France, Italy, Mexico, Russia, South Africa, Spain and the U.S. and a joint venture manufacturing facility located in China, which, subject to required Chinese governmental approvals, is expected to commence operations in 2002. As a result of our experience, technology and manufacturing capability, we believe that we have the largest worldwide market share in all of our major product lines.

    In June 1998, we began to implement management changes which have resulted in a new senior management team. This team has actively lowered costs, reduced debt and developed growth initiatives. In early 2001, we launched a strategic initiative to strengthen our competitive position and to change our corporate vision from an industrial products company to an energy solutions company. In connection with this initiative, we have realigned our company and management around two new operating divisions, our Graphite Power Systems Division and our Advanced Energy Technology Division.

                        GRAPHITE POWER SYSTEMS DIVISION

INTRODUCTION

    Our Graphite Power Systems Division delivers high quality graphite and carbon electrodes and cathodes and related services that are key components of the conductive power systems used to produce steel, aluminum, and other non-ferrous metals. We are the leading producer of graphite and carbon electrodes and cathodes in the world. In 2000, net sales of this division were $651 million, with gross profit of $184 million.

    Graphite electrodes, which accounted for about 81% of the division's net sales in 2000, are a key component in the production of steel in electric arc furnaces, the steelmaking technology used by all "mini-mills", the higher growth sector of the steel industry. Electrodes act as conductors of electricity in a furnace, generating sufficient heat to melt scrap metal and other raw materials. There is currently no commercially viable substitute for graphite electrodes in electric arc furnaces. They are the only product that combines the required level of electrical conductivity with the ability to withstand the high levels of heat generated during the production of steel in electric arc furnaces. Graphite electrodes are also used for refining steel in ladle furnaces and in other smelting processes. Carbon electrodes are used in a similar fashion in the production of silicon metal, a raw material used in the manufacture of aluminum.

    Graphite and carbon cathodes are key components in the conductive power systems used in aluminum smelting furnaces. We have used our expertise in graphite technology and high temperature industrial applications together with the technology of our strategic partner, Pechiney, the world's leading provider of aluminum smelting technology, to develop significant improvements in graphite cathodes. Graphite cathodes are the preferred technology for new smelting furnaces in the aluminum industry because they allow for substantial improvements in process efficiency. We believe that our improved graphite cathodes position us well to receive incremental orders upon the commencement of operation of the new, more efficient smelting furnaces that are being built, even as older furnaces are being shut down.

    We believe this division is positioned to benefit from the expected cyclical recovery in steel production which, coupled with our global network of manufacturing facilities strategically located in key markets, we expect to enhance our cash flow and earnings per share. We believe that the recently announced shutdown of our highest cost graphite electrode manufacturing operations, located in Clarksville and Columbia, Tennessee, will further enhance our position as a low-cost supplier.

    We believe that the barriers to new entrants in the graphite and carbon electrode industries are high. There have been no significant new entrants since 1950. We believe that our average capital investment to increase our annual graphite electrode manufacturing capacity by about 15% would be about $500 per metric ton, which we estimate is less than 20% of the initial investment for "greenfield" capacity.

BUSINESS STRATEGIES

    The strategic goal of this division is to generate strong cash flow by pursuing the following strategies:

    BEING THE LOW COST SUPPLIER. We have aggressively reduced our costs of production. We have closed higher cost facilities and migrated that capacity to lower cost facilities, reducing our cost of sales per metric ton of graphite electrodes by about 13% since the end of 1998. We are continuing our efforts to aggressively reduce costs and recently announced our intention to shut down our graphite electrode manufacturing operations in Clarksville and Columbia, Tennessee, our highest cost graphite electrode manufacturing operations. The establishment of our joint venture in China with Jilin, subject to required Chinese governmental approvals, will provide us with access to low cost manufacturing capacity for high quality graphite electrodes in Asia for the first time. We have evaluated every aspect of our supply chain performance and taken concrete steps to significantly improve it by de-bottlenecking key production processes at our facilities, implementing J.D. Edwards NuMetrics production planning software and adopting lean manufacturing techniques, all of which resulted in a 15% reduction in the average time required to produce a graphite electrode in 2000 as compared to 1999. We believe that this division's cost structure is currently among the lowest of all major producers of graphite electrodes.

    DELIVERING EXCEPTIONAL AND CONSISTENT QUALITY. We believe that we operate the world's premier electrode and cathode research and development laboratories and that our products are among the highest quality available. We have worked diligently in recent years to improve the consistent quality and uniformity of our products on a worldwide basis, providing the flexibility to source most orders from the facility that best satisfies customer needs and increases profitability. We believe that the consistently high quality of our products enables customers to achieve significant production efficiencies, which we believe provides us with an important competitive advantage.

    PROVIDING SUPERIOR TECHNICAL SERVICE. We believe that we are the recognized industry leader in providing value added technical services to customers in the industries we serve. We employ about 30 engineers who provide technical service to customers globally in all areas of electric arc and aluminum smelting furnace specification, design and operation. We believe that we have more technical service engineers, located in more countries, than any of our competitors. We believe that our superior service provides us with another important competitive advantage. In addition to providing operating and processing technical services, we are frequently called upon to provide advisory services to companies that are commissioning a new electric arc or aluminum smelting furnace. We believe that the attractiveness of the services we can provide while a furnace is being commissioned frequently results in our obtaining the manufacturer as a customer for our products.

    CAPITALIZING ON OUR GLOBAL PRESENCE AND EXECUTING OUR ASIAN GROWTH STRATEGY. We believe that this division has the number one market share in all of its major product lines. We believe that, in 2000, its global market share was:

    - about 21% in graphite electrodes,

    - about 27% in carbon electrodes, and

    - about 20% in graphite and carbon cathodes.

    In addition, we are one of only two global producers of graphite and carbon electrodes and cathodes. This division sells its products in every major geographic market. Sales of the division's products outside the U.S. accounted for about 78% of its net sales in 2000. No single customer or group of affiliated customers accounted for more than 4% of our net sales in 2000. We believe that our network of state-of-the-art manufacturing facilities in diverse geographic regions, including Brazil, France, Italy, Mexico, Russia, South Africa and Spain, coupled with our new joint venture manufacturing facility located in China, which, subject to required Chinese governmental approvals, is expected to commence operations in 2002, provides us with significant operational flexibility and a significant competitive advantage. In addition, as the steel industry continues to consolidate, with the largest steel producers now operating in multiple countries, we believe that we are the producer of graphite electrodes best positioned to serve their global purchasing requirements.

    In April 2001, we entered into a joint venture with Jilin to produce and sell high-quality graphite electrodes in China, which we believe to be the largest market for graphite electrodes in the world. This joint venture is expected to provide us with access to graphite electrode manufacturing capability in Asia for the first time. To date, we believe that our share of the Asian market for graphite electrodes has been only about 4% as compared to our worldwide market share of about 30% (excluding the Asian market). We believe that this low cost facility will provide us with an excellent platform to expand our market share, both in China and in the rest of Asia.

STRATEGIC ALLIANCES

    We are pursuing strategic alliances that enhance or complement our existing or related businesses and have the potential to generate strong cash flow. Strategic alliances may be in the form of joint venture, licensing, supply or other arrangements that leverage our strengths to achieve cost savings, improve margins and cash flow, and increase net sales and earnings growth.

    We have developed a strategic alliance with Pechiney in the cathode business, which includes our relationship with Pechiney as a significant customer under a long term supply contract. Our joint venture with Pechiney has allied us with the recognized leader in aluminum smelting technology worldwide.

    To broaden our alliance, in March 2001, we contributed our Brazilian cathode manufacturing operations with a book value of $3 million to Carbone Savoie. Pechiney, the 30% minority owner of Carbone Savoie, contributed approximately
$9 million in cash to Carbone Savoie as part of this transaction. Prior to these contributions, all of Carbone Savoie's manufacturing operations were located in France. The cash contribution will be used to upgrade manufacturing operations in Brazil and France, which is expected to be completed in early 2002. Ownership in Carbone Savoie remains 70% by us and 30% by Pechiney. Under our now broadened alliance, Carbone Savoie holds our entire cathode manufacturing capacity, which is about 40,000 metric tons of cathodes annually. With these upgrades, we believe that we will be positioned as the quality leader in the low cost production of graphite cathodes, the preferred technology for deployment in new aluminum smelting furnaces due to its ability to provide substantial improvements in process efficiency.

    We are using Pechiney's smelting technology and our graphite technology and expertise in high temperature industrial applications to develop further improvements in graphite cathodes. Our graphite cathodes are used by Pechiney in its own plants and marketed to its licensees as well as to third parties.

    In April 2001, we entered into a joint venture agreement with Jilin to produce and sell high-quality graphite electrodes in China, which we believe to be the largest market for graphite electrodes in the world. Jilin is the largest producer of graphite electrodes and other graphite and carbon products in China. It currently produces about 50,000 metric tons of graphite electrodes annually.

    Over the past several decades, the leading electric arc furnace steelmakers have upgraded, and most other steelmakers (including those in China) are upgrading, their furnaces to more modern and efficient ones. These furnaces require larger and higher quality graphite electrodes, typically in diameters of 22 inches and above. Jilin currently makes 22 inch and 24 inch graphite electrodes as well as smaller sizes. Under the joint venture agreement, Jilin has agreed that the joint venture facilities will be its exclusive facilities for manufacturing 22 inch and larger graphite electrodes. As a result, Jilin will be replacing a portion of its existing production with production by the joint venture.

    The joint venture is expected to:

    - have capacity to manufacture about 20,000 metric tons of graphite electrodes annually,

    - be configured so as to be expandable to about 30,000 metric tons,

    - utilize renovated capacity at Jilin's main facility in Jilin City, and

    - complete additions at another site in Changchun that were begun by Jilin.

    The first phase of renovations is expected to be completed by 2002. We will provide $6 million of cash and technical assistance for a 25% ownership interest in the joint venture. The completion of the parties' capital contributions to the joint venture is subject to the receipt of required Chinese governmental and corporate confirmations and approvals.

MARKETS AND INDUSTRY OVERVIEW

    We estimate that, in 2000, the worldwide market for graphite and carbon electrodes and cathodes was about $3 billion. These products are sold primarily to customers in the steel, silicon metal, ferronickel, thermal phosphorous, titanium dioxide, aluminum and other metals industries. Customers in these industries are located in all major geographic markets.

    USE OF GRAPHITE ELECTRODES IN ELECTRIC ARC FURNACES. There are two primary technologies for steel making:

    - basic oxygen furnace steel production, and

    - electric arc furnace steel production.

    Electric arc furnace steel makers are called "market mills" or "mini-mills" because of their historically smaller capacity as compared to basic oxygen furnace steel makers and because they historically served more localized markets. Graphite electrodes are used primarily in electric arc furnace steel production. They are also used to refine steel in ladle furnaces and in other smelting processes such as production of titanium dioxide.

    Electrodes act as conductors of electricity into the furnace, generating sufficient heat to melt scrap metal, iron ore or other raw materials used to produce steel, silicon metal or other metals. The electrodes are gradually consumed in the course of that production. Graphite electrodes are used primarily in the production of steel in an electric arc furnace. These electric arc furnaces typically range in size from those that produce about 25 metric tons of steel per production cycle to those that produce about 150 metric tons per production cycle. Electric arc furnaces operate using either alternating or direct electric current. The vast majority of electric arc furnaces use alternating current. Each of these furnaces typically uses nine electrodes (in three columns of three electrodes each) at one time. The other electric arc furnaces, which use direct current, typically use one column of three electrodes. The size of the electrodes varies depending on the size of the furnace, the size of the furnace's electric transformer and the planned productivity of the furnace. In a typical furnace using alternating current and operating at a typical number of production cycles per day, one of the nine electrodes is fully consumed (requiring the addition of a new electrode), on average, every eight to ten operating hours. The actual rate of consumption and addition of electrodes for a particular furnace depends primarily on the efficiency and productivity of the furnace. Therefore, demand for graphite electrodes is directly related to the amount and efficiency of electric arc furnace steel production.

    Electric arc furnace steel production requires significant heat (as high as 5,000 degrees Fahrenheit, which we believe is the hottest operating temperature in any industrial or commercial manufacturing process worldwide) to melt scrap metal, iron ore or other raw materials. Heat is generated as electricity (as much as 150,000 amps) passes through the electrodes and creates an electric arc between the electrodes and the raw materials.

    Graphite electrodes are currently the only products available that have the high levels of electrical conductivity and the capability of sustaining the high levels of heat generated in an electric arc furnace producing steel. Therefore, graphite electrodes are essential for electric arc furnace steel production. We estimate that, on average, the cost of graphite electrodes represents about 3% of the cost of producing steel in a typical electric arc furnace.

    Electric arc furnace steel production has, for many years, been the higher growth sector of the steel industry. There are currently in excess of 2,000 electric arc furnaces operating worldwide. Worldwide electric arc furnace steel production grew from about 90 million metric tons (about 14% of total steel production) in 1970 to about 285 million metric tons (about 34% of total steel production) in 2000. We estimate that steel makers worldwide added net new electric arc furnace steel production capacity of about 19 million metric tons in 1998, about 18 million metric tons in 1999 and about 13 million metric tons in 2000.

    RELATIONSHIP BETWEEN GRAPHITE ELECTRODE DEMAND AND ELECTRIC ARC FURNACE STEEL PRODUCTION. We believe that the worldwide growth in electric arc furnace steel production has been due primarily to improvements in the cost effectiveness and operating efficiency of electric arc furnace steel making. We believe that growth has also been due to the fact that, as a result of recent technical advances, electric arc furnace steel makers are capable of producing the majority of the product lines available from basic oxygen furnace steel makers.

    This improved efficiency resulted in a decrease in specific consumption. We estimate that specific consumption declined, at decreasing rates of decline, from about 6.4 kilograms of graphite electrodes per metric ton of steel produced in 1974 to about 2.5 kilograms per metric ton in 2000. We believe that, on average, as the costs (relative to the benefits) increase for electric arc furnace steel makers to achieve significant further efficiencies in electric arc furnace graphite electrode consumption, the decline in specific consumption will continue at a more gradual pace. We further believe that the rate of decline in the future will be impacted by the addition of new electric arc furnace steel making capacity. To the extent that this new capacity replaces old capacity, it has the effect of reducing industry wide specific consumption due to the efficiency of new electric arc furnaces. To the extent this new capacity increases industry wide electric arc furnace steel production capacity and that capacity is utilized, it creates additional demand for graphite electrodes.

    PRODUCTION CAPACITY AND PRICING. Currently, there is one other global manufacturer and about ten other notable regional or local manufacturers of graphite electrodes. There have been no significant entrants in the manufacture of graphite electrodes since 1950. We believe that it is unlikely that new "greenfield" graphite electrode manufacturing facilities will be built during the next several years or that there will be significant new entrants in the manufacture of these products during the next several years due to, among other things, the relatively high cost of building a new facility and the need for extensive manufacturing process know-how.

    Beginning in late 1997 and continuing into the 1999 first quarter, global and regional economic conditions adversely impacted electric arc furnace steel production. Beginning in the 1999 second quarter, electric arc furnace steel production began to increase due to a gradual recovery in global and regional economic conditions, peaking in the 2000 second quarter. In the 2000 second half, electric arc furnace steel production weakened in North America. These fluctuations in electric arc furnace steel production resulted in corresponding fluctuations in demand for graphite electrodes. Other than in China for which reliable information is not generally available, we believe that the graphite electrode manufacturing capacity utilization rate was about 85% in 1998, 86% in 1999 and about 93% in 2000.

    As part of our global restructuring and rationalization plan initially announced in September 1998, we reduced our annual graphite electrode manufacturing capacity by about 30,000 metric tons. In 2000, we re-sourced some of our global manufacturing capacity for graphite electrodes to our other product lines to optimize our total manufacturing capabilities in order to seek to maximize profitability. In response to growing global demand for graphite cathodes from the aluminum industry, we re-sourced our U.S. cathode production to our facility in Brazil and one of our facilities in France. In addition, in connection with the restructuring of our graphite specialties business, we transferred the majority of our graphite specialties production from our facility in Clarksburg, West Virginia to the same facility in France. Certain equipment previously used in Brazil and France to produce graphite electrodes is now being used to produce graphite cathodes and graphite specialties. As a result of these actions, our annual graphite electrode manufacturing capacity was permanently reduced by about another 15,000 metric tons. As a result, our capacity was reduced to about 230,000 metric tons in 2000 from about 275,000 metric tons in 1998.

    In May 2001, we announced that we intend to shut down our graphite electrode manufacturing operations in our Clarksville and Columbia, Tennessee facilities for an undetermined period of time. Graphite machining operations in Clarksville will continue using product from our other facilities. The shutdown is part of our strategy of reducing costs and optimizing global production capacity, and reflects current graphite electrode market conditions. These operations were our highest cost graphite electrode manufacturing operations. These operations have capacity to produce about 40,000 tons of graphite electrodes annually. We expect to incrementally expand graphite electrode manufacturing capacity at our facilities in Mexico and Europe for an expected capital investment of about
$3 million. After the shutdown and expansion, our total graphite electrode manufacturing capacity will be reduced from 230,000 metric tons to 210,000 metric tons.

    We are not aware of any construction of new graphite electrode manufacturing facilities, excluding incremental expansion of existing capacity. Since September 1998, two of our competitors have reduced their annual graphite electrode manufacturing capacity. Their announced reductions total more than 35,000 metric tons.

    We believe that together the capacity reductions by us and our competitors described above represented about 9% of estimated worldwide graphite electrode manufacturing capacity in 1998.

    OUR GRAPHITE ELECTRODE MARKET SHARE. We estimate that about 67% of the electric arc furnace steel makers (other than in Russia and China, for which reliable information is not generally available) and about 85% of the electric arc furnace steel makers in markets where we have manufacturing facilities, purchased all or a portion of their graphite electrodes from us in 2000. We further estimate that we supplied about 40% of all graphite electrodes purchased in markets where we have manufacturing facilities and about 21% worldwide, in each case in 2000. Sales of graphite electrodes in markets where we have manufacturing facilities accounted for about 78% of our net sales of graphite electrodes in 2000. We estimate that the global market for graphite electrodes was about $2.5 billion in 2000.

    We estimate that, in 2000, sales in the U.S. accounted for about 21% of our total net sales of graphite electrodes and that we sold graphite electrodes in over 80 countries, with no other country accounting for more than 10% of our total net sales of graphite electrodes.

    OUTLOOK FOR GRAPHITE ELECTRODES. Throughout 1998 and the 1999 first quarter, electric arc furnace steel production declined as a result of adverse global and regional economic conditions. A recovery began in the 1999 second quarter that lasted through mid-2000. Beginning in mid-2000, electric arc furnace steel production began to weaken in North America. The weakening became more severe in the 2000 fourth quarter and is expected to continue at least through the end of 2001, and may impact other regional economies. Notwithstanding that weakening, in 2000 estimated worldwide electric arc furnace steel production was a record 285 million metric tons (about 34% of total steel production). These fluctuations in electric arc furnace steel production resulted in corresponding fluctuations in demand for graphite electrodes. Overall pricing, however, weakened throughout most of this period. We believe that graphite electrode industry fundamentals support our strategy and a recovery in pricing over the long-term. During 1998 through 2000, we estimate that an aggregate of about 50 million metric tons of net new electric arc furnace steel making capacity was added worldwide. We estimate that about 13 million metric tons of that net new capacity was added in 2000. Further, we believe that a portion of the net new capacity added in the last three years has not yet become fully operational. We are aware of about 36 million metric tons of announced net new electric arc furnace production capacity that is scheduled to be added in 2001 through 2003.

    We estimate worldwide graphite electrode demand increased by about 4% in 2000 as compared to 1999. Our volume of graphite electrodes sold increased by 5% in 2000 as compared to 1999. We implemented, and are continuing to implement, increases in local currency selling prices of our graphite electrodes announced in 2000 in Europe, the Asia Pacific region, the Middle East and South Africa. In April 2001, we implemented an additional 8% local currency selling price increase in Europe.

    In light of, among other things, the weakening of electric arc furnace steel production in North America, we believe that worldwide electric arc furnace steel production will decline in 2001 as compared to 2000. We expect that demand for our graphite electrodes will decline in 2001 as compared to 2000 due to the decline in electric arc furnace steel production and our efforts to implement local currency selling price increases.

    CARBON ELECTRODES. Carbon electrodes are used primarily to produce silicon metal, which is used in the manufacture of aluminum. Carbon electrodes are also used in the production of ferro nickel and thermal phosphorous. Carbon electrodes are used and consumed in a manner similar to that of graphite electrodes, although at lower temperatures and with different consumption rates. We estimate that demand for carbon electrodes was about 83,000 metric tons in 1998, about 82,000 metric tons in 1999 and about 86,000 metric tons in 2000. We believe that the increase in 2000 was due primarily to increased demand in Brazil and Europe as a result of the 1999 second quarter through mid-2000 recovery in global and regional economic conditions.

    We estimate that we sold about 28% of the carbon electrodes purchased in 2000. We estimate that the worldwide market for carbon electrodes was about
$120 million in 2000. We are the only manufacturer of carbon electrodes in North America.

    CATHODES. Cathodes consist primarily of blocks used as lining for, and conductors of electricity in, furnaces (called "POTS") used to smelt aluminum. In a typical smelting furnace operating at a typical rate and efficiency of production, the cathodes must be replaced every 5 to 8 years. As a result of our acquisition of 70% of Carbone Savoie, we are the largest manufacturer of cathodes and are allied with Pechiney, which is one of the world's leading producers of aluminum and the leading supplier of smelting technology to the aluminum industry. We are using Pechiney's technology and our graphite technology and expertise in high temperature industrial applications to develop further improvements in graphite cathodes. We believe that use of graphite cathodes (instead of carbon cathodes) allows a substantial improvement in process efficiency. There are five producers of cathodes in the world.

    We estimate that we sold about 30% of the carbon and graphite cathodes sold in 2000 (excluding those sold in Russia and China). We estimate that the worldwide market for graphite and carbon cathodes was about $230 million in 2000. We believe that worldwide demand for aluminum will continue to grow over the long term at an average annual trend line rate of 2% to 3%, primarily because of greater use of aluminum by the transportation industry. We also believe that the aluminum industry is operating at nearly full capacity and, as a result, that new aluminum smelting furnaces will need to be built to meet the growth in demand. We believe, therefore, that demand for graphite cathodes will continue to grow, both for new smelting furnaces as well as for substitution for carbon cathodes in existing smelting furnaces.

MANUFACTURING PROCESSES

    The manufacture of a graphite electrode takes, on average, about two months. Graphite electrodes range in size from three inches to 30 inches in diameter and two feet to nine feet in length and weigh between 20 pounds and 4,800 pounds (2.2 metric tons).

    The manufacture of graphite electrodes involves the six main processes described below.

FORMING:                Calcined petroleum coke is crushed, screened, sized and
                        blended in a heated vessel with coal tar pitch. The
                        resulting plastic mass is extruded through a forming press and cut into cylindrical lengths (called "green" electrodes)
                        before cooling in a water bath.

BAKING:                 The "green" electrodes are baked at about 1,400 degrees
                        Fahrenheit in specially designed furnaces to purify and solidify the pitch and burn off impurities. After cooling, the electrodes are cleaned, inspected and sample-tested.

IMPREGNATION:           Baked electrodes are impregnated with a special pitch when higher density, mechanical strength and capability to
                        withstand higher electric currents are required.

REBAKING:               The impregnated electrodes are rebaked to solidify the
                        special pitch and burn off impurities, thereby adding
                        strength to the electrodes.

GRAPHITIZING:           Using a process that we developed, the rebaked electrodes
                        are heated in longitudinal electric resistance furnaces at about 5,000 degrees Fahrenheit to restructure the carbon to its characteristically crystalline form, graphite. After
                        this process, the electrodes are gradually cooled, cleaned, inspected and sample-tested.

MACHINING:              After graphitizing, the electrodes are machined to comply
                        with international specifications governing outside
                        diameters, overall lengths and joint details. Tapered
                        sockets are machine-threaded at each end of the electrode to permit the joining of electrodes in columns by means of
                        correspondingly double-tapered machine-threaded graphite
                        nipples.

    We believe that we provide the broadest range of sizes in graphite electrodes and that the quality of our graphite electrodes is competitive with or better than that of comparable products of any other major manufacturer. We also believe that there are currently no commercially viable substitutes for graphite electrodes in electric arc furnace steel making.

    Carbon electrodes (which can be up to 55 inches in diameter) and graphite and carbon cathodes are manufactured by a comparable process (excluding, in the case of carbon electrodes and cathodes, impregnation and graphitization).

    We generally warrant to our customers that our electrodes and cathodes will meet our specifications. Electrode and cathode returns and replacements have aggregated less than 1% of net sales in each of the last three years.

    We have the capacity to manufacture about 230,000 metric tons of graphite electrodes annually (210,000 metric tons, after shutdown of graphite electrode manufacturing operations in our Clarksville and Columbia, Tennessee facilities and incremental expansion of capacity at our facilities in Mexico and Europe). We have the capacity to manufacture about 30,000 metric tons of carbon electrodes annually and about 40,000 metric tons of cathodes annually. The following table sets forth certain information regarding our sales volumes:

                                                    YEAR ENDED DECEMBER 31,
                                                --------------------------------
                                                  1998        1999        2000
                                                --------   ----------   --------
                                                         (METRIC TONS)
Volume of graphite electrodes sold............  211,000     206,000     217,000
Volume of carbon electrodes sold..............   25,000      22,000      23,000
Volume of cathodes sold.......................   33,000      31,000      35,000

    We operate 15 manufacturing facilities located in Brazil, France, Italy, Mexico, Russia, South Africa, Spain, and the U.S. and, upon commencement of its operations (which, subject to required Chinese governmental approvals, is expected to occur in 2002), will be a partner in a joint venture manufacturing facility located in China. Graphite electrodes are manufactured in each of those countries. Carbon electrodes are manufactured in the U.S. Cathodes are manufactured in France and Brazil.

    We believe that our multiple fully integrated state-of-the-art electrode and cathode manufacturing facilities in diverse geographic regions provide us with significant operational flexibility. We use robotics and statistical process controls in manufacturing processes and have a total quality control program that involves significant in-house training. We utilize sophisticated "pipeline" manufacturing and logistical systems at most of our electrode and cathode manufacturing facilities. These controls, programs and systems have improved product quality, reduced waste in the manufacturing process, resulted in more efficient utilization of manufacturing personnel and equipment, improved efficiency in customer order processing and reduced inventory requirements. We have installed at some of these facilities and intend to install at our other graphite electrode and cathode manufacturing facilities proprietary process technology to further reduce manufacturing cycle times, increase cost efficiency and improve coordination between production scheduling and forecast sales.

    Through our restructuring and re-engineering projects and plans, we have sought to modularize our graphite electrode and graphite and carbon cathode manufacturing capacity. This enables us to seek to incrementally adjust capacity in use, as well as related costs, to accommodate anticipated changes in sales volume. We have developed, among other things, advanced planning capabilities for our global electrode and cathode manufacturing capacity that allows us to seek to optimize, under then current conditions, changes in variables affecting profitability, including variable production costs, changes in currency exchange rates, changes in product mix and plant capacity utilization. In addition, generally we seek to manage our manufacturing operations on a global basis, allocating production among our worldwide manufacturing facilities to minimize the number of products made at each facility and to maximize capacity utilization at as many of our facilities as possible. This enables us to, among other things, seek to minimize our fixed costs per metric ton produced. We also believe that our global manufacturing base helps us to minimize risks associated with dependence on any single economic region.

    We believe that we have adequate existing permanent graphite and carbon electrode and cathode manufacturing capacity to meet any increased demand over the near term. We believe that our average capital investment to increase our annual graphite electrode manufacturing capacity by about 15% would be about $500 per metric ton, which we estimate is less than 20% of the initial investment for "greenfield" capacity.

    Major maintenance at our facilities is conducted on an ongoing basis. Manufacturing operations at any facility may be subject to curtailment due to new laws or regulations, changes in interpretations of existing laws or regulations or changes in governmental enforcement policies.

SALES AND CUSTOMER SERVICE

    This division sells products in every major geographic market through its direct sales force, whose members are trained and experienced with our products. Our direct sales force operates from more than 20 sales offices located in the U.S., Europe and other markets. We also sell products through independent sales agents and distributors.

    We have a strong commitment to provide a high level of technical service to customers and this division has customer technical service personnel in the U.S., Europe and other markets. This division assists its customers to maximize their production and minimize their costs and employs about 30 engineers to provide technical service to customers globally in, among other things, all areas of electric arc furnace design and operation, electrode specification and use and related matters. This technical service includes periodically monitoring certain customers' electric arc furnace efficiency levels. We believe that this division has more technical service engineers located in more countries than any of its competitors.

    This division's sales and service groups include those dedicated to cathodes who are employed by Carbone Savoie. Carbone Savoie's sales and service groups work closely with those of Pechiney to maximize use of their respective products and technologies.

RAW MATERIALS AND SUPPLIERS

    The primary raw materials for electrodes and cathodes are engineered by-products and residues of the petroleum and coal industries. We use these raw materials because of their high carbon content. The primary raw materials for graphite electrodes and graphite cathodes are calcined petroleum cokes (needle coke for electrodes and regular grade cokes for cathodes), coal tar pitch and petroleum pitch. The primary raw materials for carbon electrodes and carbon cathodes are calcined anthracite coal and coal tar pitch and, in some instances, a petroleum coke-based material.

    Typically, this division purchases raw materials from a variety of sources, typically under short term contracts or on the spot market, in each case at fluctuating prices. We believe that adequate supplies of these raw materials are available at market prices. The division purchases the majority of its petroleum coke from Conoco pursuant to an understanding as to a long term supply arrangement. This arrangement encompasses supply chain optimization activities, including development of new grades of petroleum coke. We believe that the quality and cost of this division's raw materials on the whole is competitive with or better than those available to its major competitors and that, under current conditions, this division's raw materials are available in adequate quantities. Since electrodes and cathodes use the same primary raw materials, we believe that this division is able to purchase these raw materials on a more cost efficient basis than some of its competitors with more limited product lines and production volumes. Electric power or natural gas used in manufacturing processes is purchased from local suppliers under short-term contracts or in the spot market.

    The availability and price of raw materials and energy may be subject to curtailment or change due to limitations which may be imposed under new legislation or governmental regulations, suppliers' allocations to meet demand of other purchasers during periods of shortage (or, in the case of energy suppliers, extended cold weather), interruptions in production by suppliers and market and other events and conditions. Prior to mid-2000, we mitigated the effect of raw material and energy price increases on our results of operations through a combination of improved operating efficiency and permanent on-going cost savings. Beginning in mid-2000, we began to experience higher energy and raw material costs primarily due to the substantial increase in worldwide market price of oil and natural gas. These increases have adversely impacted our costs. A substantial increase in raw material or energy prices, which cannot be mitigated or passed on to customers, or a continued interruption in supply, particularly in the supply of petroleum coke or energy, would have a material adverse effect on us.

RESEARCH AND DEVELOPMENT

    We have two dedicated technology centers, one in Parma, Ohio, which is used by both of our divisions, and the other in France, which is used by Carbone Savoie. Past developments by us include larger and stronger electrodes, new chemical additives to enhance raw materials used in the manufacture of graphite electrodes and environmentally benign cold pastes used with cathodes. We have received recognition for the high quality of our products under several programs around the world and have been awarded preferred or certified supplier status by many major steel and other manufacturing companies.

    Two areas of current focus by this division are further quality improvements in supersize graphite electrodes and in graphite cathodes. Supersize electrodes are used in the modern high-powered, larger electric arc furnaces that constitute the majority of newly built furnaces. Graphite cathodes can be used instead of carbon cathodes in smelting aluminum. Use of graphite cathodes allows for substantial improvements in process efficiency. We believe that the market for supersize graphite electrodes and graphite cathodes represent growth sectors of the graphite electrode and cathode businesses. There are about five other manufacturers of supersize graphite electrodes and two other manufacturers of graphite cathodes in the world.

DISTRIBUTION

    Our graphite electrode customers generally seek to negotiate prices and anticipated volumes on an annual basis. Our customers then generally place orders for graphite electrodes three to six months prior to the specified delivery date. Such orders are cancelable by the customer. Therefore, we manufacture graphite electrodes and seek to manage graphite electrode inventory levels to meet rolling sales forecasts. We generally seek to maintain an appropriately low level of finished graphite electrode inventories, taking into account these factors and the length of graphite electrode manufacturing cycles. Other electrode and cathode products are generally manufactured or fabricated to meet customer orders. Accordingly, inventory levels will vary with demand for these finished products. Recently, we have entered into long term supply contracts with purchasers of our carbon electrodes. We may, from time to time in the future, enter into long term supply contracts with purchasers of our other products.

    Finished products are generally stored at our manufacturing facilities. We ship our finished products to customers primarily by truck and ship, using "just in time" techniques where practical.

    Proximity of manufacturing facilities to customers can provide a competitive advantage in terms of cost of delivery of electrodes and cathodes. The significance of these costs is affected by fluctuations in exchange rates, methods of shipment, import duties and whether the manufacturing facilities are located in the same economic trading region as the customer. We believe that we are generally better positioned in terms of such proximity than our major competitors to supply graphite electrodes and graphite and carbon cathodes.

INTELLECTUAL PROPERTY

    We own or have obtained licenses to various domestic and foreign patents, patent applications and trademarks related to the products, processes and business of this division. These patents expire at various times over the next 18 years. These patents and patent applications in the aggregate are important to our competitive position and growth opportunities.

    The tradename and trademark UCAR are owned by Union Carbide and licensed to us on a royalty-free basis under a license expiring in 2015. This license automatically renews for successive ten-year periods. It permits non-renewal by Union Carbide commencing after the first ten-year renewal period upon five years' notice of non-renewal. The tradename and trademark CARBONE SAVOIE are owned by Carbone Savoie and used in connection with cathodes manufactured by it. It is a registered trademark in Europe.

    This division has know-how and proprietary information that is important to its competitive position and growth opportunities. We seek to protect our know-how and proprietary information, as we believe appropriate, through written confidentiality and restricted use agreements with employees, consultants and others and various operating and other procedures.

    We cannot assure you that protection for our intellectual property under our patents and our measures to protect know-how and proprietary information will be effective or that our use of intellectual property does not infringe the rights of others.

COMPETITION

    Competition in the graphite and carbon electrode and cathode business is based primarily on price, product quality and customer service.

    There is one other global manufacturer and about ten other notable regional or local manufacturers of graphite electrodes. We believe that we are the largest manufacturer in the world and SGL Carbon AG (whose plants are located in North America and Europe) is the second largest. Other manufacturers of graphite electrodes include: The Carbide/Graphite Group, Inc. (whose plants are located in the U.S.) and four manufacturers in Japan (one of whom, Showa Denko
Carbon, Inc., has a plant located in the U.S.).

    The antitrust investigations, lawsuits and claims are having an impact on the graphite electrode industry. We believe that, at a minimum, these impacts include increased price competition and increased debt or cost burdens, or both, for most manufacturers in the industry. In December 1998, the U.S. subsidiary of SGL Carbon AG commenced a proceeding for reorganization under Chapter 11 of the U.S. Bankruptcy Code. This proceeding was dismissed in March 2000 on the grounds that it was not commenced in good faith. It is possible that other competitors could commence similar proceedings. It is also possible that, as a result of these proceedings or increased debt or costs, one or more of our competitors could divest graphite electrode manufacturing facilities or become subject to similar proceedings. This could increase the number or change the capabilities of our competitors. It is not uncommon for companies subject to such proceedings to enjoy, at least temporarily, a cost advantage as compared to their competitors. This advantage may enable them to compete more aggressively on price.

    In addition to the external circumstances described above, our competitive position could be impacted by internal circumstances. These include decisions by us with respect to increasing prices or maintaining profit margins rather than market share or with respect to other competitive or market strategies.

    All of the circumstances described above could adversely affect our market share or results of operations. They could also affect our ability to institute price increases or compel us to reduce prices or increase spending on research and development or marketing and sales, all of which could adversely affect us.

    There are two significant manufacturers of carbon electrodes in the world. We believe that we are the largest and SGL Carbon AG is the second largest.

    There are six manufacturers of cathodes in the world. We believe that we are the largest and SGL Carbon AG is the second largest.

    The manufacture of high quality graphite and carbon products is a mature, capital intensive business that requires extensive process know-how regarding working with various raw materials and with raw material suppliers, furnace manufacturers and steel, aluminum or other metal producers or other end users (including working on the specific applications for finished products). It also requires high quality raw material sources and a developed energy supply infrastructure. There have been no significant new entrants in the manufacture of graphite electrodes since 1950. We believe that it is unlikely that new "greenfield" graphite electrode manufacturing facilities will be built during the next several years due to, among other things, the relatively high cost of building a new facility.

                      ADVANCED ENERGY TECHNOLOGY DIVISION

INTRODUCTION

    Our Advanced Energy Technology Division was established to develop high quality, highly engineered natural and synthetic graphite- and carbon-based energy technologies, products and services for high growth markets. We believe that we will be successful because of our portfolio of proprietary technology related to graphite and carbon materials science and our processing and manufacturing technology. We currently sell natural and synthetic graphite- and carbon-based products to the transportation, semiconductor, aerospace, fuel cell power generation, electronics and other markets. Due to the growth potential for fuel cell power generation, electronic thermal management and other identified markets, we are investing substantial resources in developing proprietary technologies and products for these markets. In addition, we are providing cost-effective technical services for a broad range of markets and licensing our proprietary technology in markets where we do not anticipate engaging in manufacturing ourselves. This division currently holds about 140 of our issued patents and about 250 of our pending patent applications and perfected patent application priority rights worldwide. In 2000, net sales of this division were $125 million, with gross profit of $32 million.

    For the fuel cell power generation market, we are developing materials and components for PEM fuel cells and fuel cell systems, including flow field plates and gas diffusion layers. For the electronic thermal management market, we are developing and selling thermal interface products and designs and developing and introducing prototype heat spreaders, heat sinks and heat pipes for computer, communications, industrial, military, office equipment and automotive electronic applications. Other identified markets include fire retardant products for transportation applications and building and construction materials applications, industrial thermal management products for high temperature process applications and conductive products for batteries and supercapacitor power storage applications.

    Natural graphite-based products, including flexible graphite, are developed and manufactured by our subsidiary, Graftech. Our synthetic graphite- and carbon-based products are developed and manufactured by our Advanced Graphite and Carbon Materials business unit, which includes our former graphite and carbon specialties businesses. Our technology, licensing and technical services are marketed and sold by our High Tech High Temp business unit.

BUSINESS STRATEGIES

    The strategic goal of this division is to create and deliver stockholder value through commercialization of proprietary technologies into high growth markets. We seek to identify technologies where its products and services offer advantages in performance and/or cost as compared to competitive technologies, materials, products or services. To achieve this goal, we intend to leverage its strengths at:

    - developing and protecting intellectual property,

    - developing and commercializing prototype and next generation products and services,

    - establishing strategic alliances with customers, suppliers and other third parties, and

    - setting and achieving those milestones which are critical to the successful, timely commercialization of our technologies.

    DEVELOPING AND PROTECTING INTELLECTUAL PROPERTY. We believe that our proprietary technology, experience, "know-how" and other intellectual property give us a competitive advantage in the development of graphite-based products. We conduct, at our technology center located in Parma, Ohio, the five manufacturing facilities engaged in the business of this division, and at the facilities of our strategic partners, a focused technology development program to enable us to provide new technologies, products and services, expand and develop existing products and services and develop cost effective manufacturing processes. We believe that our Parma facility is the premier facility for the development of graphite and carbon products and technologies. We also operate a state-of-the-art testing facility capable of conducting physical and analytical testing to develop natural and synthetic graphite and carbon products and process technology.

    The development and protection of our intellectual property is an integral part of our corporate philosophy. Our policy is to aggressively seek worldwide patent coverage for technical innovations developed by us. This policy helps ensure that we prevent our competitors from making use of our proprietary technology. This division currently holds about 140 of our issued patents and about 250 of our patent applications and perfected patent application priority rights. These patent rights include patents and pending patent applications relating to:

    - materials and components for PEM fuel cells and fuel cell systems,

    - electronic thermal management products, including thermal interface products and designs, heat spreaders, heat sinks and heat pipes, for computers, communications, industrial, military, office equipment and automotive electronic applications,

    - fire retardant products for transportation applications and building and construction materials applications,

    - industrial thermal management products for high temperature process applications, and

    - conductive products for batteries and supercapacitor power storage applications.

    We seek to protect our know-how and proprietary information, as we believe appropriate, through written confidentiality and restricted use agreements with employees, consultants and others and through various operating and other procedures.

    DEVELOPING AND COMMERCIALIZING PROTOTYPE AND NEXT GENERATION PRODUCTS AND SERVICES. This division is currently focusing its technological development efforts in several key areas in order to develop new products and expand applications for existing products, which we believe will enhance our profitability. We utilize a highly disciplined stage gate process for selecting product and service opportunities to be developed into commercial businesses. We are developing new products and services using natural graphite-based products and synthetic graphite-based products for the fuel cell power generation market, electronic thermal management market, transportation applications and building and construction materials applications, industrial thermal management products for high temperature process applications and conductive products for batteries and supercapacitor power storage applications.

    In December 2000, we announced the introduction of, and began selling, our new line of eGraf-TM- thermal management products and, in the 2001 first quarter, we introduced prototypes for heat sinks, heat spreaders and heat pipes designed to aid the cooling of chip sets and other heat generating components in computers, communications equipment and other electronic devices. We believe that our new line of eGraf-TM- products incorporates a superior technology for heat removal, is as conductive as copper and more conductive than aluminum, is significantly lighter and has the design flexibility critical to the portable electronics industry.

    ESTABLISHING STRATEGIC ALLIANCES WITH CUSTOMERS, SUPPLIERS AND OTHER THIRD PARTIES. We intend to accelerate the development and commercialization of proprietary technologies into high growth markets through strategic alliances in the form of collaborations, joint ventures, licensing, supply or other arrangements that leverage our strengths.

    We have developed a strategic relationship with Conoco. In December 2000, we entered into a license and technical services agreement with Conoco to license our proprietary technology for use at the carbon fiber manufacturing facility that Conoco is building in Ponca City, Oklahoma. In addition, we will continue to provide a wide variety of technical services to Conoco. Under a separate tolling agreement, which was entered into in February 2001, we will provide toll manufacturing services to Conoco at our Clarksburg, West Virginia facility. Under the tolling agreement, until Conoco's new facility commences operations, we will use raw materials provided by Conoco to manufacture the same type of carbon fibers that will be produced at Conoco's new facility. Conoco's new carbon fiber technology could be used in portable power applications, such as batteries for personal computers and cell phones, as well as a wide range of other electronic devices and automotive applications.

    We have been working with Ballard since 1992 on developing natural graphite-based materials for use for power generation in Ballard fuel cells. We expect commercialization of fuel cells to occur in the middle of this decade, particularly as countries around the world deal with environmental problems

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created from other sources of energy. Advances in fuel cell technology, growth in worldwide power demand and deregulation of power utilities as well as environmental issues are driving the market. Potential fuel cell applications include transportation, stationary and portable applications.

    Ballard is the world leader in developing zero-emission fuel cells known as PEM fuel cells, including direct methanol fuel cells, for power generation. Seven out of the nine prototype fuel cell vehicles in the California Fuel Cell Partnership use Ballard's Mark 900 PEM fuel cell stack, including Ford's FC5 and Daimler Chrysler's NECAR 4A, Jeep Commander and, most recently, NECAR 5. In 2000, the California Air Resource Board reaffirmed its commitment to the requirement that 2% of vehicles sold in California be zero emission vehicles by 2005.

    In 1999, we entered into a collaboration agreement with Ballard to coordinate our respective research and development efforts on flow field plates and a supply agreement of flexible graphite materials. In 2000, Ballard launched its new Mark 900 PEM fuel cell stack and announced that it was the foundation for Ballard fuel cells for transportation, stationary and portable applications. The flow field plates used in Ballard's Mark 900 PEM fuel cell stack are made from our GRAFCELL-TM- advanced flexible graphite products.

    In June 2001, our subsidiary, Graftech, entered into a new exclusive development and collaboration agreement and a new exclusive long-term supply agreement with Ballard, which significantly expand the scope and term of the 1999 agreements. In addition, Ballard became a strategic investor in Graftech, investing $5 million for a 2.5% equity ownership interest, to support the development and commercialization of natural graphitic materials and components for PEM fuel cells. As an investor in Graftech, Ballard has rights of first refusal with respect to certain equity ownership transactions, tag along and drag along rights, and preemptive and other rights to acquire additional equity ownership under certain limited circumstances.

    The scope of the new exclusive development agreement includes natural graphite-based materials and components, including flow field plates and gas diffusion layers, for use in PEM fuel cells and fuel cell systems for transportation, stationary and portable applications. The initial term of this agreement extends through 2011. As part of this agreement, we have agreed to develop and manufacture prototype graphitic materials and components and provide early stage testing of these prototypes in an on-site fuel cell testing center. Under the new supply agreement, we will be the exclusive manufacturer and supplier of natural graphite-based materials for Ballard fuel cells and fuel cell systems. We will also be the exclusive manufacturer of natural graphite-based components, other than those components Ballard manufactures for itself. The initial term of this agreement, which contains customary terms and conditions, extends through 2016. We have the right to manufacture and sell, after agreed upon release dates, natural graphite-based materials and components for use in PEM fuel cells to other parties in the fuel cell industry. In connection with the manufacture and sale of components, Ballard will grant us a royalty-bearing license for related manufacturing process technology.

    SETTING AND ACHIEVING THOSE MILESTONES WHICH ARE CRITICAL TO THE SUCCESSFUL, TIMELY COMMERCIALIZATION OF OUR TECHNOLOGIES. We believe that our success at commercializing proprietary technologies and services into high growth markets is dependent upon our ability to aggressively set and consistently achieve our own milestones and the milestones set by our strategic partners and customers. These milestones are established to allocate resources and to be leading indicators of progress toward this division's strategic goal. Our own milestones for 2001 include targets for revenue growth, intellectual property development and protection, expansion of strategic alliances, prototype product development, next generation product development, and the start-up of our first advanced flexible graphite production line.

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MARKETS AND INDUSTRY OVERVIEW

    We currently serve the transportation, semiconductor, aerospace, fuel cell power generation, electronics and other markets. We are currently one of the largest suppliers of flexible graphite for use in the automotive, chemical and petrochemical markets. We also manufacture ultra high purity extruded, molded and isomolded graphites, specialty and coated specialty graphites, and graphite-based rigid insulation for use in products in the semiconductor market. We also produce advanced composites that often play an important part in manufacturing molds for large equipment design, development and manufacturing processes for the aerospace industry. We produce natural graphite-based products that are used in the fuel cell power generation and electronics markets.

    We are developing proprietary technologies and products primarily for the following high growth markets:

    - materials and components for PEM fuel cells and fuel cell systems, including flow field plates and gas diffusion layers, for the fuel cell power generation market,

    - electronic thermal management products, including thermal interface products and designs, heat spreaders, heat sinks and heat pipes for computer, communications, industrial, military, office equipment and automotive electronic applications,

    - fire retardant products for transportation applications and building and construction materials applications,

    - industrial thermal management products for high temperature process applications, and

    - conductive products for batteries and supercapacitor power storage applications.

    FUEL CELL POWER GENERATION. Fuel cells were invented in 1839 and were first used in practical applications in the 1960s in the Gemini and Apollo space programs to provide electricity aboard the spacecraft. Fuel cells efficiently convert fuel to electricity. Recently, the potential for pollution free power has been the major driver behind the development of fuel cell technology for transportation, portable and stationary applications.

    A fuel cell is an environmentally clean power generator, which combines hydrogen (which can be obtained from a variety of sources, for example, methanol, natural gas, and other fuels) with oxygen (from air, not necessarily pure) to produce electricity through an electrochemical process without combustion. The only by-products from this process are water and heat. We believe that PEM fuel cells have emerged as the leading fuel cell technology because they offer higher power density, reduced weight, lower cost and improved performance relative to alternative fuel cell technologies.

    PEM fuel cells have the potential for use as replacements for existing power generation systems in the following applications:

    - power generation for transportation applications, including automobiles, buses and other vehicles,

    - portable power generators for equipment and electronic devices, and

    - stationary power applications for residences, commercial buildings or industrial operations.

    TRANSPORTATION MARKET. Currently, manufacturers of automobiles, buses and other vehicles are searching for a viable alternative to the internal combustion engine. PEM fuel cells have the potential to provide the power of an internal combustion engine, to reduce or eliminate polluting emissions, and to lower vehicle operating costs through higher fuel efficiency and lower maintenance costs. The use of fuel cells in the U.S. in light vehicles for transportation applications has been projected by Frost & Sullivan to reach 2.6 million vehicles by 2010.

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    We believe, based on statements by Ballard's customers and other automobile manufacturers, that initial commercial sales of PEM fuel cells for use in automobiles will occur by 2005. Seven out of the nine prototype fuel cell vehicles in the California Fuel Cell Partnership use Ballard's Mark 900 PEM fuel cell stack, including Ford's FC5 and Daimler Chrysler's NECAR 4A, Jeep Commander and, most recently, NECAR 5.

    We believe that there are significant market opportunities for PEM fuel cell vehicles, and that the strength of these markets will be supported by regulatory pressures for cleaner, lower-emission vehicles. We estimate that, in 2000, global production of automobiles and light vehicles was about 55 million units.

    PORTABLE POWER MARKET. Portable power markets include products for construction, marine and industrial applications, as well as for a wide variety of consumer products, including power for computers, cell phones and handheld devices. We believe that the fastest growing segment is expected to be portable electronic devices including laptop computers, cell phones and handheld devices.

    Fuel cells may be a potential replacement for power needs currently served by rechargeable and nonrechargeable batteries in many portable electronic devices. According to Allied Business Intelligence, Inc., over 40 billion batteries are produced worldwide each year, including non-chargeable and rechargeable batteries. In 1999, according to Allied Business Intelligence, Inc., the global rechargeable battery market was estimated to be about
$4 billion alone, with annual growth rates approaching 16%. We believe that the portable power market provides a business opportunity for fuel cell power generation.

    STATIONARY POWER MARKET. Fuel cells may be a potential replacement for electric power for residential, commercial and industrial stationary power applications. According to the Department of Energy, U.S. power sales in 1999 were about $217 billion. Increases in demand are expected to be driven largely by the adoption by the U.S. and worldwide economies of new digital and communications systems and infrastructures. In addition, electric power demand is expected to grow as a result of the industrialization of developing nations, expanding worldwide economies, population growth and per capita income growth. We believe that power quality and reliability will become increasingly important factors for customers involved with all aspects of technology and communications applications and that distributed generation technologies such as fuel cells will be favored due to their ability to deliver high quality, reliable power.

    We believe that expansion of the existing electric power infrastructure may not reliably meet the growth in demand for electric power. Not only is there a shortage of generating assets in some areas, but recent experience suggests that an aging transmission and distribution grid is not keeping pace with the growth in demand, resulting in bottlenecks and load pockets. Increasing the existing and aging infrastructure to meet capacity requirements is expected to be capital intensive and time consuming, and may be restricted by environmental concerns. We believe that fuel cells offer a solution for overcoming many of these obstacles because they provide energy, in the form of heat and electric power, at the point of demand rather than relying on large, capital intensive central generation facilities.

    ELECTRONIC THERMAL MANAGEMENT. As electronics manufacturers develop highly advanced integrated circuits, processing chips and power supplies, their ability to dissipate heat is constrained by current thermal management products and technology. We are developing and introducing high quality, highly engineered products, designs and solutions for thermal management in computer, communications, industrial, military, office equipment and automotive electronic applications.

    We are developing thermal interface products and designs, heat sinks, heat spreaders and heat pipe products. Thermal interface products are those products that reside between the chip set or other heat generating device and the remaining components in the heat dissipation system. Heat sinks are finned devices that dissipate heat into the surrounding environment either through being mounted on

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processors or elsewhere in the electronic enclosure. Heat spreaders are engineered plates that move heat from hot spots, such as processor chips, to desired locations for dissipation into the external environment. Heat pipes are also devices that move heat, through a tube, from heat sources to the edge of the device where the heat can be dissipated into the environment.

    We expect that our products' superior ability to manage heat will allow engineers to redesign electronics to reduce cost, size and weight while improving performance. Our advanced flexible graphite offers many advantages over competitive products in the market for mobile communications and other electronic devices, as compared to aluminum or copper. These advantages include their:

    - excellent ability to conduct heat,

    - mechanical and thermal stability,

    - lightweight, compressible and conformable nature,

    - cost competitiveness, and

    - ease of handling.

    In December 2000, we announced the introduction of, and began selling, our new line of eGraf-TM- thermal management products designed to aid the cooling of chip sets and other heat generating components in computers, communications equipment and other electronic devices. We can provide custom or off-the-shelf thermal interface products and designs, heat sinks, heat spreaders and heat pipes and sophisticated thermal solutions for cooling complex devices.

    We believe that the thermal component market demand for computers, communication, industrial, military, office equipment and automotive electronic applications was about $3.25 billion in 2000. We are targeting thermal interface products, with a projected market of about $400 million in annual sales by 2005, and an annual growth rate of about 17% through 2005, in each case, as projected by Business Communications Company, Inc.; heat sink products, with a projected market of about $850 million in annual sales by 2005, and an annual growth rate of about 10% through 2005, in each case, as projected by Business Communications Company, Inc.; and heat spreader and heat pipe products, with a projected market of about $585 million in annual sales by 2005, and an annual growth rate of about 20% through 2005, in each case, as projected by Business Communications Company, Inc.

    FIRE RETARDANT PRODUCTS FOR TRANSPORTATION APPLICATIONS AND BUILDING AND CONSTRUCTION MATERIALS APPLICATIONS. Our GRAFGUARD-Registered Trademark-expandable graphite flake is a fire retardant additive for materials that require improved fire protection characteristics, including wood products, foam, plastics and other construction and building materials. Expandable graphite can be used to improve the performance of traditional fire retardant additives, including phosphates, halogens and nitrogen compounds. We believe that the growing use of expandable graphite will be driven by increasingly stringent performance requirements for fire retardant materials. According to SRI Consulting, the worldwide market for flame retardants in 1998 was about
$2.1 billion and the market is expected to grow at an average annual rate of about 3.5% through 2003.

    INDUSTRIAL THERMAL MANAGEMENT PRODUCTS FOR HIGH TEMPERATURE PROCESS APPLICATIONS. We estimate that industrial thermal management products for high temperature processing will be a nearly $600 million market in the U.S. in 2001. We intend to target the heat treating component segment and the direct solidification component segment of this market. We believe that our engineered graphite products can provide superior heat management solutions for insulation packages, induction furnaces, high temperature vacuum furnaces and direct solidification furnaces.

    CONDUCTIVE PRODUCTS FOR BATTERIES AND SUPERCAPACITOR POWER STORAGE APPLICATIONS. We have modified the performance characteristics of our natural graphite materials to provide solutions for conductive products for batteries and supercapacitor power storage applications. We believe that natural graphite

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can perform better than synthetic graphite in alkaline and lithium-ion batteries and that it also may prove useful as a highly conductive component of supercapacitors.

    According to Allied Business Intelligence, Inc., over 40 billion batteries are produced worldwide each year, including non-chargeable and rechargeable products, and, according to Allied Business Intelligence, Inc., the global rechargeable battery market is estimated to have been about $4 billion in 1999, with annual growth rates approaching 16%. Graphite powders are a critical component of alkaline and lithium-ion batteries, since they provide the electrical conductivity necessary to optimize battery performance. We believe that the lithium-ion battery market provides a high growth opportunity for our products. Rechargeable lithium-ion batteries are used in a growing number of portable electronics applications, including laptop computers and cellular telephones. Lithium-ion batteries can store more power and be recharged more times than other battery technologies.

    We believe that the emergence of supercapacitors is based on the need for energy storage devices in the electronics industry. Capacitors have been used for many years in electrical circuits to store small amounts of charge and regulate the flow of current. Supercapacitors are now being developed that can store thousands of times more power in a smaller space, and can be recharged hundreds of thousands of times.

PRODUCTS AND SERVICES

    This division currently produces a wide variety of graphite- and carbon-based products, including:

    - synthetic graphite-based products, including molded, extruded and isomolded graphite products,

    - natural graphite-based products, including expandable graphite, flexible graphite and advanced flexible graphite products, and

    - graphite and carbon refractories.

    The versatility of our proprietary processes and equipment enables us to modify our synthetic and natural graphite-based products to meet a variety of customer specifications. We work with our customers to develop technologically advanced solutions, utilizing our knowledge and expertise in the production of these products. This division also provides technology licensing and technical services.

    SYNTHETIC GRAPHITE. We use a variety of proprietary processes to convert petroleum coke into primary and machined graphite specialty products, including molded, extruded or isomolded graphite products. We market our molded and extruded specialty products in a wide range of grades. Our superfine grain high strength isostatically molded graphites are marketed under the DURABURN-Registered Trademark-, DURACAST-Registered Trademark- and DURAPRESS-Registered Trademark- names. Synthetic graphite is used in a wide variety of markets, including the transportation and semiconductor markets.

    EXPANDABLE GRAPHITE. We use a proprietary process to convert natural graphite flake into expandable graphite. During this process, we can manufacture expandable graphite with a number of specific properties. For example, by changing expandable graphite's sensitivity to temperature, modifying its particle size and giving it long-term stability, we created
GRAFGUARD-Registered Trademark- graphite flake for use in fire retardant applications. The expansion property of our GRAFGUARD-Registered Trademark-graphite flake is the basis for its use in a growing number of fire retardant applications.

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    FLEXIBLE GRAPHITE.  We produce flexible graphite from expandable graphite flake, and can further fabricate the flexible graphite into a variety of sheet, laminate and tape products. Flexible graphite is lightweight, conformable, temperature-resistant and inert to most chemicals. Due to these characteristics, it is an excellent sealing material that to date has been used primarily in high temperature and corrosive environments in the automotive, chemical and petrochemical industries. For example, automotive applications for our flexible graphite products include head gaskets and exhaust gaskets as well as engine and exhaust heat shields. We market our flexible graphite products under the GRAFOIL-Registered Trademark- name. In December 2000, we introduced our new line of eGraf-TM- thermal management products designed to aid the cooling of chip sets and other heat generating components in computers, communications equipment and other electronic devices.

    ADVANCED FLEXIBLE GRAPHITE. We produce advanced flexible graphite by subjecting expandable or flexible graphite to additional proprietary processing. These additional processing steps alter the properties and characteristics of the graphite to make materials with modified electrical, thermal and strength characteristics. Advanced flexible graphite can be used in the production of materials and components for PEM fuel cells and fuel cell systems, electronic thermal management products, including thermal interface products and designs, heat spreaders, heat sinks and heat pipes, for computer, communications, industrial, military, office equipment and automotive electronic applications, industrial thermal management products for high temperature process applications and conductive products for batteries and supercapacitor power storage applications. We market our advanced flexible graphite products under the GRAFCELL-TM- name for fuel cell applications and under the GRAFSHIELD-TM- name for high temperature industrial furnace applications.

    GRAPHITE AND CARBON REFRACTORIES. We produce a wide variety of graphite and carbon refractory grade brick for chemical industry tank and reactor lining and blast furnace and submerged arc furnace hearth wall applications. Our hot pressed brick manufacturing capability is located at our facility in Lawrenceburg, Tennessee. Carbon brick, used primarily in blast furnace and submerged arc furnace hearth walls, is one of the established standards for North American blast furnace hearth walls. Our semi-graphite brick is used in blast furnace and hearth wall applications where higher conductivity is required or when additional abrasion resistance is desired. Carbon brick is also widely used in the chemical industry for tank and reactor linings because it has excellent resistance to corrosion and abrasion. Hot pressed bricks are made in a multitude of standard shapes and sizes, and can also be cut to custom sizes.

    Carbon refractory blocks are manufactured in our facility in Columbia, Tennessee. The largest application for these carbon refractory blocks is hearth bottom pads in blast furnaces and submerged arc furnaces, for which they are machined to shape and assembled in a variety of designs. Our facility is also capable of providing special shapes (e.g., sidewall blocks, tap blocks, tuyere surrounds, runner liners, etc.) for blast furnaces, submerged arc furnaces, and cupola furnaces.

    Graphite refractory grade brick is used primarily for its high thermal conductivity and the ease with which it is machined to large and/or complex shapes. Common applications in blast furnaces and submerged arc furnaces are "cooling courses" in the hearth bottoms for heat distribution and removal, backup linings in hearth walls for improved heat transfer and safety, and lintels over copper cooling plates, where a single brick cannot span the cooling plate.

    TECHNOLOGY LICENSING AND TECHNICAL SERVICES. We have over 100 years of product and process technology and knowhow in a wide range of carbon and graphite industries. This division offers, through licensing contracts, rights to use our intellectual property to other firms developing or manufacturing products. This division also provides, through service supply contracts research and development services, extensive product testing services, and graphite and carbon process and product technology information services to customers, suppliers and universities to assist in their development of new or improved process and product technology.

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MANUFACTURING PROCESSES

    This division operates five state-of-the-art manufacturing facilities at locations in the U.S. and Europe. Our facilities for manufacturing carbon and synthetic graphite products have the capability to process a wide range of raw materials, mill, mix and extrude or mold small to very large carbon and graphite blocks, impregnate, bake, process and graphitize the blocks, extensively purify the blocks to reduce the impurities to parts per million levels, and provide finished products from high tolerance machining stations. Our facilities for manufacturing natural graphite products have the capability to chemically treat natural graphite flake, bake flake in high temperature furnaces to expand the graphite flake, mechanically form and calender the expanded flake and form and shape the final products.

    We use robotics and statistical process controls in manufacturing processes and have a total quality control program that involves significant in-house training. We utilize sophisticated "pipeline" manufacturing and logistical systems at most of these manufacturing facilities. These controls, programs and systems have improved product quality, reduced waste in the manufacturing process, resulted in more efficient utilization of manufacturing personnel and equipment, improved efficiency in customer order processing and reduced inventory requirements. We have installed at some of these facilities and intend to install at all of these manufacturing facilities proprietary process technology to further reduce manufacturing cycle times, increase cost efficiency and improve coordination between production scheduling and forecast sales.

INTELLECTUAL PROPERTY

    We own or have obtained licenses to various domestic and foreign patents, patent applications and trademarks related to products, processes and business of this division. These patents expire at various times over the next 18 years. These patents and patent applications in the aggregate are important to our competitive position and growth opportunities, particularly in connection with our natural graphite business. In 2000, this division was awarded 15 patents and filed an additional 34 patent applications for fuel cell and other technologies. This division currently holds about 140 of our issued patents and about 250 of our pending patent applications and perfected patent application priority rights worldwide. We hold the highest number of patents worldwide for flexible graphite for PEM fuel cell applications. We also hold patents and pending patent applications for electronic thermal management products, including thermal interface products and designs, heat spreaders, heat sinks and heat pipes, for computer, communications, industrial, military, office equipment and automotive electronic applications, fire retardant products for transportation applications and building and construction materials applications, industrial thermal management products for high temperature process applications and conductive products for batteries and supercapacitor power storage applications.

    We own various tradenames and trademarks used in our businesses. We have know-how and proprietary information that is important to our competitive position and growth opportunities of this division. We seek to protect our know-how and proprietary information, as we believe appropriate, through written confidentiality and restricted use agreements with employees, consultants and others and through various operating and other procedures.

    We cannot assure you that protection for our intellectual property under our patents and our measures to protect know-how and proprietary information will be effective or that our use of intellectual property does not infringe the rights of others.

RESEARCH AND DEVELOPMENT

    We conduct our research and development program both independently and in conjunction with our strategic partners. Currently, about 55 of our technical professionals located at our Parma technology development facility, which is used by both of our divisions, are directly involved in research and development, primarily for this division. A significant portion of this division's research and development program is focused on its alliance with Ballard, on its development alliances with companies that use thermal management technologies, on its technology licensing and technical services

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business and on new product development. These activities are integrated with the efforts of our engineers at manufacturing facilities who are focused on improving manufacturing processes.

    Our Parma facility has the capability to provide small quantity or trial quantity production through its pilot plant facility. We operate a state-of-the-art testing facility capable of conducting physical and analytical testing to develop natural and synthetic graphite and carbon products and process technology.

    We believe that our research and development capabilities were an important factor in Ballard's selection of us to enter into an exclusive long term product development and collaboration agreement. Our combined development efforts have led to significant advancements in materials and components used in Ballard fuel cells. We also believe that our research and development capabilities and our high temperature processing technology were important factors in Conoco's selection of us as a provider of technology for its carbon fiber business.

SALES AND CUSTOMER SERVICE

    This division sells products to customers in the U.S. and Europe through its direct sales force, whose members have been trained and are experienced with our products. Currently, this division has 14 direct field sales employees in the U.S. and seven in Europe. This division also sells products in Eastern Europe, Asia and South America through independent sales agents and distributors. It is presently expanding, and intends to continue to expand, its international market presence through the use of direct sales and select, full-service distributors.

    We have a strong commitment to provide a high level of technical service to our customers, and this division has staff in both Europe and the U.S. to support its customers. This division assists its customers in learning about and using its products, improving their manufacturing processes and operations and solving their technical dilemmas. Its staff of development scientists and manufacturing engineers is also available to support customers as needed. This division works closely with its customers to develop and test prototype materials. This division's customer sales team coordinates sales, technology and manufacturing efforts to meet customer needs. It has a quality assurance system designed to meet the most stringent requirements of our customers. Select plants are certified and registered to QS-9000 as well as the IS0-9002 international quality standard based on the products being supplied.

RAW MATERIALS AND SUPPLIERS

    The primary raw materials for this division are petroleum coke, pitch and natural graphite. We believe that adequate supplies of these raw materials are available at market prices. Typically, this division purchases raw materials from a variety of sources at market prices. We have entered into an arrangement with Mazarin Mining Corporation Inc. to develop and commercialize a natural graphite deposit in Canada. The initial phase of the feasibility study, relating to the quality of the natural graphite flake in the deposit, was completed in 2000 with favorable results. The second phase of the feasibility study is expected to be completed by the end of 2002. The feasability study is expected to cost about $2 million, for which we will receive a 25% interest in the mine. After completion of the study, we may decide to commence commercial production of the deposit with Mazarin, exercise an option to extend the period for the development decision for five one-year periods until 2007, or terminate the arrangement. In the case of extension, we will have to make option payments totalling Cdn. $7.5 million if the option is extended for the full five years. We have the right to purchase the entire production of natural graphite flake from the deposit. We believe that at full capacity, if developed, the deposit should produce about 50,000 tons of natural graphite flake per year, which would make it one of the largest single sources of natural graphite flake in the world. We believe that, if developed, the deposit is expected to have sufficient reserves to meet projected needs of this division for the next 10 to 15 years. Consummation of the arrangement is subject to, among other things, the receipt of any required governmental approvals.

    The availability and price of raw materials and energy may be subject to curtailment or change due to limitations which may be imposed under new legislation or governmental regulations, suppliers'

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allocations to meet demand of other purchasers during periods of shortage (or, in the case of energy suppliers, extended cold weather), interruptions in production by suppliers and market and other events and conditions. Prior to mid-2000, we mitigated the effect of raw material and energy price increases on our results of operations through a combination of improved operating efficiency and permanent on-going cost savings. Beginning in mid-2000, we began to experience higher energy and raw material costs primarily due to the substantial increase in worldwide market price of oil and natural gas. These increases have adversely impacted our costs. A substantial increase in raw material or energy prices, which cannot be mitigated or passed on to customers, or a continued interruption in supply would have a material adverse effect on this division.

DISTRIBUTION

    Our products are generally manufactured or fabricated to meet customer orders. Finished products are generally stored at our manufacturing facilities and we seek to maintain adequate inventory levels. We ship our finished products to customers primarily by truck and ship, using "just in time" techniques where practical. Limited quantities of finished products are stored at local warehouses around the world to meet customer needs.

COMPETITION

    Competitors of this division include companies located around the world that develop and manufacture graphite- and carbon-based products, including SGL Carbon Group, Toyo Tonso Co. Ltd., Le Carbone S.A. (Pty) Ltd., Tokai and Nippon Carbon Co., Ltd., and companies that develop, manufacture or provide substitute or alternative materials, products, services or solutions.

    Our PEM fuel cell products compete with other graphitic products, including fibers, composites and synthetic graphite, and metal-based products such as stainless steel. Our electronic thermal management products compete with a wide variety of materials, including copper and other metals, ceramics, conductive rubbers and greases. Our fire protection products compete with compounds containing phosphates, halogens and hydrated aluminas as well as many other materials. Our sealing products compete with various fiber products such as asbestos, cellulose and synthetic composites as well as stainless steel and other metals. Our industrial thermal management products compete with a wide variety of materials, including natural and synthetic fibers, other carbon forms and metal-based products. Our conductive products compete with other carbon products, such as carbon black.

    Competition with respect to our existing products sold to the transportation, semiconductor, aerospace and electronic thermal management markets is based primarily on quality and price. Competition with respect to our services and our new products is, and is expected to be, based primarily on innovation, performance, cost effectiveness and customer service, with the relative importance of these factors varying among products and customers.

                             ENVIRONMENTAL MATTERS

    We are subject to a wide variety of federal, state, local and foreign laws and regulations relating to the presence, storage, handling, generation, treatment, emission, release, discharge and disposal of hazardous, toxic and other substances and wastes governing our current and former properties and neighboring properties and our current operations. These laws and regulations (and the enforcement thereof) are periodically changed and are becoming increasingly stringent. We have experienced some level of regulatory scrutiny at most of our current and former facilities, have been required to take remedial action and have incurred related costs in the past and may experience further regulatory scrutiny, be required to take further remedial action and incur additional costs in the future. Although this has not been the case in the past, these costs could have a material adverse effect on us in the future.

    The principal U.S. laws and regulations to which we are subject include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act and similar state and local laws which regulate air emissions, water discharges and hazardous waste generation, treatment, storage, handling, transportation and disposal. In addition, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and similar state laws provide for responses to and liability for releases of hazardous substances into the environment. The Toxic Substances Control Act and related laws are designed to assess the risk of new products to health and to the environment at early developmental stages. Finally, laws adopted or proposed in various states impose or may impose, as the case may be, reporting or remediation requirements if operations cease or property is transferred or sold.

    Our manufacturing operations outside the U.S. are subject to the laws and regulations of the countries in which those operations are conducted. These laws and regulations primarily relate to pollution prevention and the control of the impacts of industrial activities on the quality of the air, water and soil. Regulated activities include, among other things: use of hazardous substances; packaging, labeling and transportation of products; management and disposal of toxic wastes; discharge of industrial and sanitary wastewater; and emissions to the air.

    We believe that we are currently in material compliance with the federal, state, local and foreign environmental laws and regulations to which we are subject. We have received and continue periodically to receive notices from the U.S. Environmental Protection Agency or state environmental protection agencies, as well as claims from others, alleging that we are a potentially responsible party (a "PRP") under Superfund and similar state laws for past and future remediation costs at hazardous substance disposal sites. Although Superfund liability is joint and several, in general, final allocation of responsibility at sites where there are multiple PRPs is made based on each PRP's relative contribution of hazardous substances to the site. Based on information currently available to us, we believe that any potential liability we may have as a PRP will not have a material adverse effect on us.

    We have sold or closed a number of facilities that had solid waste landfills. In the case of sold facilities, we have retained ownership of the landfills. We have closed these landfills, and we believe that we have done so in material compliance with applicable laws and regulations. We continue to monitor these landfills pursuant to applicable laws and regulations. To date, the costs associated with the landfills have not been, and we do not anticipate that future costs will be, material to us.

    We establish accruals for environmental liabilities where it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. We adjust accruals as new remediation and other commitments are made and as information becomes available which changes estimates previously made.

    Estimates of future costs of environmental protection are necessarily imprecise due to numerous uncertainties, including the impact of new laws and regulations, the availability and application of new and diverse technologies, the extent of insurance coverage, the identification of new hazardous substance disposal sites at which we may be a PRP and, in the case of sites subject to Superfund and similar state laws, the ultimate allocation of costs among PRPs and the final determination of remedial requirements. Subject to the inherent imprecision in estimating such future costs, but taking into consideration our experience to date regarding environmental matters of a similar nature and facts currently known, we believe that costs and capital expenditures (in each case, before adjustment for inflation) for environmental protection will not increase materially over the next several years.

                                   EMPLOYEES

    At March 31, 2001, we had 4,217 employees, of which 1,947 were in Europe (including Russia), 790 were in Mexico and Brazil, 376 were in South Africa, 6 were in Canada, 1,092 were in the U.S. and 6 were in the Asia Pacific region. At March 31, 2001, we had 2,869 hourly employees. We had 4% fewer employees at March 31, 2001 than at March 31, 2000, and the shutdown of graphite electrode manufacturing operations at two of our facilities in the U.S. is expected to reduce the number of our employees by another 4%.

    At December 31, 2000, about 63% of our worldwide employees were covered by collective bargaining or similar agreements, which expire at various times in each of the next several years. At December 31, 2000, about 1,696 employees, or 40% of our employees, were covered by agreements, which expire, or are subject to renegotiation, at various times during 2001. We believe that our relationships with our unions are satisfactory and that we will be able to renew or extend our collective bargaining or similar agreements on reasonable terms as they expire. We cannot assure you, however, that renewed or extended agreements will be reached without a work stoppage or strike or will be reached on terms satisfactory to us. A prolonged work stoppage at any one of our manufacturing facilities could have a material adverse effect on us.

    Excluding our subsidiaries prior to the time when we acquired them, we have not had any material work stoppages or strikes during the past decade.

                                   INSURANCE

    We obtain insurance against civil liabilities relating to personal injuries to third parties, for loss of or damage to property and for environmental matters to the extent that it is currently available and provides coverage that we believe is appropriate upon terms and conditions and for premiums that we consider fair and reasonable. We believe that we have insurance providing coverage for claims and in amounts that we believe appropriate as described above. We cannot assure you, however, that we will not incur losses beyond the limits of or outside the coverage of our insurance. We currently believe that recovery under our insurance, if any, will not materially offset liabilities that have or may become due in connection with antitrust investigations, lawsuits or claims.

                                   MANAGEMENT

    The following table sets forth certain information concerning our executive officers and directors, including their ages as of March 31, 2001.

                   NAME                       AGE                           POSITION
                   ----                       ---                           --------
Gilbert E. Playford.......................     54      Chairman of the Board, Chief Executive Officer and
                                                         President

Petrus J. Barnard.........................     51      Executive Vice President, Global Electrode Supply
                                                       Chain

W. David Cate.............................     54      Executive Vice President, Strategic Alliances and
                                                         Business Development

Corrado F. De Gasperis....................     35      Vice President, Chief Financial Officer and Chief
                                                         Information Officer

Scott C. Mason............................     42      Executive Vice President, Advanced Energy
                                                       Technology Division

Karen G. Narwold..........................     41      Vice President, General Counsel and Secretary

Craig S. Shular...........................     48      Executive Vice President, Graphite Power Systems
                                                         Division

R. Eugene Cartledge.......................     71      Director

Mary B. Cranston..........................     53      Director

John R. Hall..............................     68      Director

Thomas Marshall...........................     72      Director

Michael C. Nahl...........................     58      Director

EXECUTIVE OFFICERS

    GILBERT E. PLAYFORD joined UCAR as President and Chief Executive Officer in June 1998. In September 1999, Mr. Playford also became the Chairman of the Board. From January 1996 to June 1998, he was the President and Chief Executive Officer of LionOre Mining International Ltd., a Toronto Stock Exchange company which he founded and which is engaged in mining nickel in Botswana and nickel/gold in Australia. Prior to founding LionOre Mining International Ltd., of which he continues to serve as a director and non-executive Chairman, Mr. Playford spent his career with Union Carbide Corporation. We are the successor to the Carbon Products Division of Union Carbide. Mr. Playford began his career in 1972 with Union Carbide in Canada. In 1989, after several years in Europe and Canada, he was appointed Corporate Vice President, Strategic Planning of Union Carbide. In 1990, he became Vice President, Corporate Holdings of Union Carbide. He assumed the additional responsibility of President and Chief Executive Officer of Union Carbide's Canadian subsidiary in 1991. Mr. Playford was named Vice President, Treasurer and Principal Financial Officer of Union Carbide in 1992. In his capacity as Principal Financial Officer of Union Carbide, he also served as a nominee of Union Carbide on UCAR's Board of Directors from 1992 until our leveraged equity recapitalization in January 1995. He took on additional duties as Vice President for Union Carbide's latex and paint business in 1993. Mr. Playford left Union Carbide in January 1996.

    PETRUS J. BARNARD became Executive Vice President, Global Electrode Supply Chain in February 2000. Mr. Barnard joined our South African subsidiary in 1972. He subsequently held various management positions in our South African subsidiary and in the Carbon Products Division of Union

Carbide in the U.S. He became Director of Operations for Europe and South Africa in 1994, General Manager of the Graphite Electrode Business for Europe and South Africa in 1995, Vice President, Electrodes for the Americas in 1997 and Director, Electrodes for the Americas in 1998.

    W. DAVID CATE became Executive Vice President, Strategic Alliances and Business Development in February 2000. Mr. Cate joined Union Carbide in 1969 and held various manufacturing and management positions in the Carbon Products Division. He became General Manager for Graphite Specialties and Flexible Graphite in 1991, General Manager for North America in 1994, Vice President, Electrodes for Europe and South Africa, in 1997 and Director, Pipeline Management in 1998.

    CORRADO F. DE GASPERIS became Chief Financial Officer in June 2001 in addition to his duties as Vice President and Chief Information Officer, which he assumed in February 2000. He served as Controller from June 1998 to February 2000. From 1987 through June 1998, he was with KPMG LLP, most recently as a Senior Assurance Manager in the Manufacturing, Retail and Distribution Practice. KPMG had announced his admittance into their partnership effective July 1, 1998.

    SCOTT C. MASON became Executive Vice President, Advanced Energy Technology Division in March 2001. He served as Chief Financial Officer and Vice President of Graftech and our Director of Mergers & Acquisitions from April 2000 to
March 2001. Prior to joining us, Mr. Mason was Vice President-Supply Chain Logistics for Union Carbide. From 1996 to 1999, Mr. Mason served as Director of Operations and then as Business Director for the Unipol Polymers Business of Union Carbide. Mr. Mason served from 1981 to 1996 in various financial, sales and marketing, operations and mergers and acquisition management positions at Union Carbide. He began his career in 1981 in the Chemicals and Plastics Division of Union Carbide.

    KAREN G. NARWOLD became Vice President, General Counsel and Secretary in September 1999. She joined our Law Department in July 1990 and served as Assistant General Counsel from June 1995 to January 1999 and Deputy General Counsel from January 1999 to September 1999. She was an associate with Cummings & Lockwood from 1986 to 1990.

    CRAIG S. SHULAR became Executive Vice President, Graphite Power Systems Division in June 2001. He served as Vice President and Chief Financial Officer from January 1999, with the additional duties of Executive Vice President, Electrode Sales and Marketing from February 2000. From 1976 through 1998, he held various finance and auditing positions in various divisions of Union Carbide, including the Carbon Products Division from 1976 to 1979.

DIRECTORS

    R. EUGENE CARTLEDGE became a director in February 1996. From 1986 until his retirement in 1994, he was the Chairman of the Board and Chief Executive Officer of Union Camp Corporation. Mr. Cartledge retired as Chairman of the Board of Savannah Foods & Industries Inc. in December 1997. He is a director of Chase Industries, Inc., Sun Company, Inc., Delta Air Lines, Inc. and Formica Corporation. Mr. Cartledge is Chairman of the Nominating Committee and a member of the Organization, Compensation and Pension Committee of UCAR's Board of Directors.

    MARY B. CRANSTON became a director in January 2000. Ms. Cranston is a partner and has served since 1999 as Chairperson of Pillsbury Winthrop LLP, an international law firm. Ms. Cranston is based in San Francisco, California.
Ms. Cranston has been practicing complex litigation, including antitrust, telecommunications and securities litigation, with Pillsbury Winthrop LLP since 1975. She is a director of the San Francisco Chamber of Commerce and the Bay Area Council, and a trustee of the San Francisco Ballet and Stanford University. Ms. Cranston is a member of the Audit and Finance Committee and the Nominating Committee of UCAR's Board of Directors.

    JOHN R. HALL became a director in November 1995. Since July 1997, Mr. Hall has been the non-employee Chairman of Arch Coal, Inc. He retired as Chairman, effective January 31, 1997, and as

Chief Executive Officer, effective October 1, 1996, of Ashland Inc., positions which he had held since 1981. Mr. Hall served in various engineering and managerial capacities at Ashland Inc. since 1957. Mr. Hall is a director of Bank One Corporation, Canada Life Assurance Company, CSX Corporation, Humana Inc., Reynolds Metals Company, Arch Coal Inc. and USEC Inc. Mr. Hall is Chairman of the Organization, Compensation and Pension Committee of UCAR's Board of Directors.

    THOMAS MARSHALL became a director in June 1998. Mr. Marshall retired in 1995 as Chairman of the Board and Chief Executive Officer of Aristech Chemical Corporation, a spinoff of USX Corporation, which positions he had held since 1986. Mr. Marshall had previously served as President of the U.S. Diversified Group, a unit covering 18 divisions and subsidiaries, including Manufacturing, Fabricating and Chemicals, of USX Corporation. Mr. Marshall serves on the Board of the National Flag Foundation. He is a trustee of the University of Pittsburgh and Chairman of the Thomas Marshall Foundation. Mr. Marshall is a member of the Audit and Finance Committee and the Organization, Compensation and Pension Committee of UCAR's Board of Directors.

    MICHAEL C. NAHL became a director in January 1999. Mr. Nahl is Senior Vice President and Chief Financial Officer of Albany International Corp, a manufacturer of paper machine clothing, which are the belts of fabric that carry paper stock through the paper production process. He joined Albany International Corp. in 1981 as Group Vice President, Corporate and was appointed to his present position in 1983. He is a member of the Chase Manhattan Corporation Northeast Regional Advisory Board. Mr. Nahl is Chairman of the Audit and Finance Committee and a member of the Nominating Committee of UCAR's Board of Directors.

                        SHARES ELIGIBLE FOR FUTURE SALE

    After this offering, 53,506,002 shares of our common stock will be outstanding, 54,706,002 shares, if the underwriters' over-allotment option is exercised in full, in each case excluding 426,400 shares held by us in an employee benefits trust which are not currently considered outstanding for calculation of basic or diluted earnings per share, and we will have reserved 11,000,000 shares of common stock for issuance pursuant to our stock option and equity incentive plans (and have outstanding options to purchase an aggregate of 8,049,858 of those shares thereunder). All of such shares generally will be freely transferable without restriction or further registration under the Securities Act, except that any shares held by an "affiliate" as defined in Rule 144 under the Securities Act may be sold only upon registration under the Securities Act or in compliance with Rule 144 or any other applicable exception under the Securities Act. We believe that the only persons who may be considered affiliates of the company are our executive officers and directors. We have filed and intend to file with the SEC registration statements relating to our stock option and equity incentive plans.

    In general, Rule 144 limits the number of shares that an affiliate of ours can sell within any three-month period to the greater (i) one percent of the then outstanding shares of the common stock and (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Rule 144 sales are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us. Under Rule 144, however, a person who has held restricted securities for a minimum of two years from the later of the date such securities were acquired from us or an affiliate of ours and who is not, and for the three months prior to the sale of such restricted securities has not been, an affiliate of ours, is free to sell such shares of common stock without regard to the volume, manner-of-sale and the other limitations contained in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete discussion thereof.

    In connection with this offering, we, subject to certain limited exceptions, and our executive officers and directors have agreed not to sell or otherwise dispose of shares of our common stock for a period of 90 days after the date of this prospectus. J.P. Morgan Securities Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such restrictions. After this lockup period, we and our executive officers and directors will be free to sell shares of our common stock, subject to the limitations described above.

    No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through an offering of our equity securities. The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering, or the perception that these sales may occur. These sales might also make it more difficult for us to sell equity securities in the future and at a price that we deem appropriate.

              CERTAIN U.S. TAX CONSEQUENCES FOR NON-U.S. INVESTORS

INTRODUCTION

    The following is a summary of certain material U.S. federal income and estate tax consequences of owning and disposing of our common stock that may be relevant to non-U.S. investors. In general, a "non-U.S. investor" is any person or entity that is, for U.S. federal tax purposes:

    a nonresident alien individual;

    a foreign corporation;

    a foreign estate or trust; or

    a foreign partnership.

    An individual may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the current calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Resident aliens generally are subject to U.S. federal income tax as if they were U.S. citizens.

    This summary does not address all of the federal tax considerations that may be relevant to a non-U.S. investor in light of its particular circumstances and does not discuss any state, local or foreign tax. This summary is based on current law, which is subject to change, possibly with retroactive effect, or different interpretations. This summary is limited to non-U.S. investors who are the initial purchasers of common stock and who hold the common stock as a capital asset.

    PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF THE COMMON STOCK AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

DIVIDENDS

    Dividends paid to a non-U.S. investor generally will be subject to withholding of federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To claim a reduced treaty rate, a non-U.S. investor must furnish to us or our paying agent a completed Internal Revenue Service Form W-8BEN (or successor form) certifying that it qualifies for a reduced rate. In addition, if dividends are paid to a non-U.S. investor that is a partnership or other pass through entity, persons holding interests in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty. A non-U.S. investor that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

    Dividends that are effectively connected with the conduct by a non-U.S. investor of a trade or business within the United States or, if a treaty applies, attributable to a permanent establishment of a non-U.S. investor within the United States, will be exempt from withholding tax, provided the non-U.S. investor provides us or our paying agent with an Internal Revenue Service
Form W-8ECI (or successor form) containing the non-U.S. investor's taxpayer identification number. Effectively connected dividend income will be subject to U.S. federal income tax on a net basis at applicable graduated rates. Effectively connected dividend income of a non-U.S. investor that is a corporation may be subject to an additional branch profits tax at a rate of 30% or a lower rate specified by an applicable income tax treaty.

    Non-U.S. investors must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefit of a reduced rate under an applicable income tax treaty with respect to dividends paid with respect to the common stock. In addition, if a non-U.S. investor is required to provide an Internal Revenue Service Form W-8ECI (or successor form), as discussed above, the non-U.S. investor must provide his or its taxpayer identification number.

SALE OR OTHER DISPOSITION OF COMMON STOCK

    A non-U.S. investor generally will not be subject to federal income tax on any gain recognized on the sale or other disposition of our common stock, except in the following circumstances:

    (1) The gain will be subject to federal income tax if it is effectively connected with a trade or business of the non-U.S. investor within the United States or, if a treaty applies, is attributable to a permanent establishment of the non-U.S. investor. If the non-U.S. investor is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% or a lower rate specified by an applicable income tax treaty.

    (2) The gain will be subject to federal income tax if the non-U.S. investor is an individual who holds the common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met.

    (3) The gain may be subject to federal income tax pursuant to federal income tax laws applicable to certain expatriates.

    (4) The gain may be subject to federal income tax if we are or have been during certain periods a "United States real property holding corporation" and the non-U.S. investor actually or constructively held, at any time during the five-year period ending on the date of disposition (or, if shorter, the non-U.S. investor's holding period), more than five percent of our common stock outstanding. We believe that we are not currently, and are not likely to become, a United States real property holding corporation; however, we can give no assurance in this regard.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    We must report annually to the Internal Revenue Service and to each non-U.S. investor the amount of dividends paid to each such non-U.S. investor and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. investor resides under the provisions of an applicable income tax treaty or other applicable agreements.

    Backup withholding is generally imposed on certain payments to persons that fail to furnish the necessary identifying information to the payor at (i) the rate of 31% before August 7, 2001, or after calendar year 2010, and (ii) the fourth lowest rate of tax applicable to unmarried individual U.S. persons on dividend payments made with respect to the common stock for any other period (30.5% in 2001, 30% in 2002 and 2003, 29% in 2004 and 2005, and 28% in 2006
through 2010). A non-U.S. investor will be subject to backup withholding tax with respect to dividends paid on common stock unless the non-U.S. investor certifies his or its non-U.S. status.

    The payment of proceeds of a sale of our common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless the non-U.S. investor certifies its non-U.S. status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of our common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership with certain connections to the United States, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the non-U.S. investor is a non-U.S. investor and certain other conditions are satisfied or the non-U.S. investor otherwise establishes an exemption.

    Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against the non-U.S. investor's federal income tax liability, if any, provided, that the required information is furnished to the Internal Revenue Service.

FEDERAL ESTATE TAXES

    A non-U.S. investor that is an individual will have to include in his or her gross estate for U.S. federal estate purposes any of our common stock held at the time of such non-U.S. investor's death, and such non-U.S. investor may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

    Recently enacted U.S. federal tax legislation provides for reductions in the U.S. federal estate tax through 2009 and the elimination of the estate tax entirely in 2010. Pursuant to the legislation, however, the estate tax will be fully reinstated, as in effect prior to the reductions, in 2011.

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
                                  UNDERWRITING

    Subject to the terms of the underwriting agreement, the underwriters named below have severally agreed to purchase from us the following respective numbers of shares of common stock:

NAME                                                               NUMBER OF SHARES
----                                                               ----------------
J.P. Morgan Securities Inc..................................

Credit Suisse First Boston Corporation......................

Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
                                                              ---------------------------

    Total...................................................                    8,000,000
                                                              ===========================

    The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all of the shares of common stock offered by us if they purchase any shares of common stock.

    The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of common stock from us.

                     UNDERWRITING DISCOUNTS AND COMMISSIONS

                                                                WITH           WITHOUT
                                                           OVER-ALLOTMENT   OVER-ALLOTMENT
                                                              EXERCISE         EXERCISE
                                                           --------------   --------------
Per Share................................................     $                $
    Total................................................     $                $

    We estimate that the total expenses of this offering, excluding underwriting
discounts and commissions, will be approximately $        .

    The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess
of $           per share. The underwriters may allow and such dealers may
reallow a concession not in excess of $    per share to certain other dealers.
After the public offering, the underwriters may change the offering price and other selling terms.

    We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an additional 1,200,000 shares of common stock from us at the public offering price less the underwriting discounts set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the table above bears to the total number of shares of common stock offered hereby. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of common stock offered hereby.

    The offering of the shares of common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of shares of common stock in whole or in part.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

    We, subject to certain limited exceptions, and our executive officers and directors have agreed not to, without the prior written consent of J.P. Morgan Securities Inc., sell or otherwise dispose of any shares of our capital stock, options or warrants to acquire shares of our capital stock or securities exchangeable for or convertible into shares of our capital stock for a period of 90 days after the date of this prospectus.

    Persons participating in the offering may engage in transactions, including syndicate covering transactions, stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of shares of common stock at a level above that which might otherwise prevail in the open market.

    A syndicate covering transaction is a bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters in connection with the offering. The underwriters may create a syndicate short position by making short sales of shares of common stock and may purchase shares of common stock on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales can be either covered or naked. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares from us in the offering. Naked short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering. If the underwriters create a syndicate short position, they may choose to reduce or cover this position by either exercising all or part of the over-allotment option to purchase additional shares of common stock from us or by engaging in syndicate covering transactions. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. The underwriters must close out any naked short position by purchasing securities in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.

    A stabilizing bid is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of shares of common stock. A penalty bid is an arrangement that permits the representatives to reclaim the selling concession from an underwriter or a syndicate member for shares of common stock purchased by the representatives in a syndicate covering transaction and therefore have not been effectively placed by the underwriter or syndicate member.

    These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time. Similar to other purchase activities, these activities may have the effect of preventing or retarding a decline in the market price of shares of common stock. As a result, the price of shares of common stock may be higher than the price that might otherwise exist in the open market.

    In addition, $ million ($ million, if the underwriters' over-allotment option is exercised in full) of the net proceeds from this offering will be used for repayment of term loans under the New Senior Facilities, and the balance of the net proceeds may be used to reduce the outstanding balance under our revolving credit facility under the New Senior Facilities pending use as otherwise described in this prospectus. J.P. Morgan Securities Inc. and Credit Suisse First Boston Corporation, or their affiliates, are lenders under the New Senior Facilities. Within the last twelve months, we paid to J.P. Morgan Securities, Inc., or its affiliates, (i) a financial advisory fee of $150,000 relating to a potential third party investment in us and (ii) aggregate fees of $250,000 in connection with amendments to the New Senior Facilities.

    In the ordinary course of their business, the underwriters or their affiliates have engaged, are engaged and may in the future engage in investment banking, financial advisory and/or commercial banking transactions with us and our affiliates.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of our common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our common stock.

REPRESENTATIONS OF PURCHASERS

    By purchasing our common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

    - the purchaser is entitled under applicable provincial securities laws to purchase our common stock without the benefit of a prospectus qualified under those securities laws,

    - where required by law, that the purchaser is purchasing as principal and not as agent, and

    - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and the assets of such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or such persons in Canada or to enforce a judgment obtained in Canadian courts against us or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of our common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering.

The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR # 95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and about the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The legality of our common stock offered in this offering and certain other legal matters will be passed upon for us by Kelley Drye & Warren LLP, New York, New York, and Stamford, Connecticut, and for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    Our financial statements at December 31, 1999 and 2000 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference and included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                            UCAR INTERNATIONAL INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Unaudited Consolidated Balance Sheets as of December 31,
  2000 and March 31, 2001...................................     F-2

Unaudited Consolidated Statements of Operations for the
  Three Months Ended March 31, 2000 and 2001................     F-3

Unaudited Consolidated Statements of Cash Flows for the
  Three Months Ended March 31, 2000 and 2001................     F-4

Unaudited Consolidated Statement of Stockholders' Equity
  (Deficit) for the Three Months Ended March 31, 2001.......     F-5

Notes to Unaudited Consolidated Financial Statements........     F-6

Independent Auditors' Report................................    F-18

Consolidated Balance Sheets as of December 31, 1999 and
  2000......................................................    F-19

Consolidated Statements of Operations for the Years Ended
  December 31, 1998, 1999 and 2000..........................    F-20

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1999 and 2000..........................    F-21

Consolidated Statements of Stockholders' Equity (Deficit)
  for the Years Ended December 31, 1998, 1999 and 2000......    F-22

Notes to Consolidated Financial Statements..................    F-23

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                              AT DECEMBER 31,   AT MARCH 31,
                                                                   2000             2001
                                                              ---------------   ------------
                                           ASSETS
Current assets:
  Cash and cash equivalents.................................       $  47            $  56
  Notes and accounts receivable.............................         121               98
  Inventories:
    Raw materials and supplies..............................          41               37
    Work in process.........................................         103              109
    Finished goods..........................................          31               34
                                                                   -----            -----
                                                                     175              180
  Prepaid expenses and deferred income taxes................          18               16
                                                                   -----            -----
          Total current assets..............................         361              350
                                                                   -----            -----
Property, plant and equipment...............................       1,043            1,013
Less: accumulated depreciation..............................         652              644
                                                                   -----            -----
      Net fixed assets......................................         391              369
Other assets................................................         156              160
                                                                   -----            -----
          Total assets......................................       $ 908            $ 879
                                                                   =====            =====

                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................       $  99            $  90
  Short-term debt...........................................           3                2
  Payments due within one year on long-term debt............          27               34
  Accrued income and other taxes............................          41               43
  Other accrued liabilities.................................          90               84
                                                                   -----            -----
      Total current liabilities.............................         260              253
                                                                   -----            -----
Long-term debt..............................................         705              679
Other long-term obligations.................................         209              213
Deferred income taxes.......................................          36               32
Minority stockholders' equity in consolidated entities......          14               22

Stockholders' equity (deficit):
  Preferred stock, par value $.01, 10,000,000 shares
    authorized, none issued.................................          --               --
  Common stock, par value $.01, 100,000,000 shares
    authorized, 47,491,009 shares issued at December 31,
    2000, 48,156,055 shares issued at March 31, 2001........          --               --
  Additional paid-in capital................................         525              532
  Accumulated other comprehensive income (loss).............        (241)            (249)
  Retained earnings (deficit)...............................        (515)            (512)
  Treasury stock at cost, 2,319,482 shares at December 31,
    2000 and March 31, 2001.................................         (85)             (85)
  Common stock held in employee benefits trust, 426,400
    shares at March 31, 2001................................          --               (6)
                                                                   -----            -----
        Total stockholders' equity (deficit)................        (316)            (320)
                                                                   -----            -----
            Total liabilities and stockholders' equity
              (deficit).....................................       $ 908            $ 879
                                                                   =====            =====

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                      FOR THE
                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                2000           2001
                                                              --------       --------
Net sales...................................................  $   195        $   171
Cost of sales...............................................      138            122
                                                              -------        -------
  Gross profit..............................................       57             49
Research and development....................................        3              3
Selling, administrative and other expenses..................       24             21
Restructuring charge........................................        6             --
Other (income) expense, net.................................       --             --
                                                              -------        -------
  Operating profit..........................................       24             25
Interest expense............................................       21             19
                                                              -------        -------
  Income before provision for income taxes, minority
    interest and extraordinary item.........................        3              6
Provision for income taxes..................................       --              2
  Income before minority interest and extraordinary item....        3              4
Less: minority stockholders' share of income................        1              1
                                                              -------        -------
  Income before extraordinary item..........................        2              3
Extraordinary item, net of tax..............................       13             --
                                                              -------        -------
    Net income (loss).......................................  $   (11)       $     3
                                                              =======        =======

Basic earnings (loss) per common share:
  Income before extraordinary item..........................  $  0.04        $  0.07
  Extraordinary item, net of tax............................    (0.29)            --
                                                              -------        -------
  Net income (loss) per share...............................  $ (0.25)          0.07
                                                              =======        =======
  Weighted average common shares outstanding (in
    thousands)..............................................   45,116         45,222
                                                              =======        =======

Diluted earnings (loss) per common share:
  Income before extraordinary item..........................  $  0.04        $  0.07
  Extraordinary item, net of tax............................    (0.28)            --
                                                              -------        -------
  Net income (loss) per share...............................  $ (0.24)       $  0.07
                                                              =======        =======
  Weighted average common shares outstanding (in
    thousands)..............................................   46,183         46,033
                                                              =======        =======

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                           FOR THE
                                                                        THREE MONTHS
                                                                       ENDED MARCH 31,
                                                                   -----------------------
                                                                     2000           2001
                                                                   --------       --------
Cash flow from operating activities:
  Net income (loss).........................................        $ (11)         $   3
  Extraordinary item, net of tax............................           13             --
  Non-cash charges to net income:
    Depreciation and amortization...........................           11             10
    Deferred income taxes...................................            7             --
    Restructuring charge....................................            6             --
    Other non-cash charges..................................           10             (5)
  Working capital *.........................................          (16)             5
  Long-term assets and liabilities..........................           (6)            (2)
                                                                    -----          -----
    Net cash provided by operating activities...............           14             11
                                                                    -----          -----
Cash flow from investing activities:
  Capital expenditures......................................           (9)            (5)
  Sale of assets............................................           --              1
  Maturity of short-term investments........................            2             --
                                                                    -----          -----
    Net cash used in investing activities...................           (7)            (4)
                                                                    -----          -----
Cash flow from financing activities:
  Short-term debt borrowings (reductions), net..............            5             (1)
  Revolving credit facility borrowings, net.................           59              2
  Long-term debt borrowings.................................          641             --
  Long-term debt reductions.................................         (689)            (7)
  Minority interest investment..............................           --              9
  Sale of common stock--stock options.......................           --              1
  Financing costs...........................................          (25)            --
                                                                    -----          -----
    Net cash provided by (used in) financing activities.....           (9)             4
                                                                    -----          -----
  Net increase (decrease) in cash and cash equivalents......           (2)            11
  Effect of exchange rate changes on cash and cash
    equivalents.............................................           --             (2)
  Cash and cash equivalents at beginning of period..........           17             47
                                                                    -----          -----
  Cash and cash equivalents at end of period................        $  15          $  56
                                                                    =====          =====
Supplemental disclosures of cash flow information:
  Net cash paid during the period for:
    Interest expense........................................        $  33          $  17
                                                                    =====          =====
    Income taxes............................................        $  --          $   6
                                                                    =====          =====
* Net change in working capital due to the following
  components:
  (Increase) decrease in current assets:
    Notes and accounts receivable...........................        $  16          $  22
    Inventories.............................................            1            (11)
    Prepaid expenses........................................           (2)            --
  Increase (decrease) in accounts payable and accruals......          (25)             6
  Antitrust investigations and related lawsuits and
    claims..................................................           (3)            (8)
  Restructuring payments....................................           (3)            (4)
                                                                    -----          -----
    Working capital.........................................        $ (16)         $   5
                                                                    =====          =====

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                           ACCUMULATED                             COMMON STOCK        TOTAL
                                             ADDITIONAL       OTHER        RETAINED                  HELD IN       STOCKHOLDER'S
                                   COMMON     PAID-IN     COMPREHENSIVE    EARNINGS    TREASURY      EMPLOYEE         EQUITY
                                   STOCK      CAPITAL     INCOME (LOSS)    (DEFICIT)    STOCK     BENEFITS TRUST     (DEFICIT)
                                  --------   ----------   --------------   ---------   --------   --------------   -------------
Balance at December 31, 2000....    $ --        $525          $(241)         $(515)     $ (85)         $ --            $(316)

Comprehensive income (loss):

  Net income....................      --          --             --              3         --            --                3

  Foreign currency translation
    adjustments.................      --          --             (8)            --         --            --               (8)
                                    ----        ----          -----          -----      -----          ----            -----

    Total comprehensive loss....      --          --             (8)             3         --            --               (5)

Common stock issued to employee
  benefits trust................      --           6             --             --         --            (6)              --

Sale of common stock--stock
  options.......................      --           1             --             --         --            --                1
                                    ----        ----          -----          -----      -----          ----            -----

Balance at March 31, 2001.......    $ --        $532          $(249)         $(512)     $ (85)         $ (6)           $(320)
                                    ====        ====          =====          =====      =====          ====            =====

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) INTERIM FINANCIAL PRESENTATION

    The interim Consolidated Financial Statements are unaudited; however, in the opinion of management, they have been prepared in accordance with Rule 10-01 of Regulation S-X adopted by the SEC and reflect all adjustments (all of which are of a normal, recurring nature) which are necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented. Results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results of operations that may be expected for the entire year ending December 31, 2001.

IMPORTANT TERMS

    We use the following terms to identify various companies or groups of companies, markets or other matters in the Consolidated Financial Statements.

    "UCAR" refers to UCAR International Inc. only. UCAR is our parent company and the issuer of the publicly traded common stock covered by the Consolidated Financial Statements.

    "UCAR Global" refers to UCAR Global Enterprises Inc. only. UCAR Global is a direct, wholly-owned subsidiary of UCAR and the direct or indirect holding company for all of our operating subsidiaries. UCAR Global was the issuer of our previously outstanding 12% senior subordinated notes due 2005 (the "Subordinated Notes") and was the primary borrower under our prior senior secured credit facilities (the "Prior Senior Facilities").

    "UCAR Finance" refers to UCAR Finance Inc. only. UCAR Finance is a direct, wholly owned special purpose finance subsidiary of UCAR and the borrower under our new senior secured bank credit facilities (as amended, the "New Senior Facilities").

    "Graftech" refers to Graftech Inc. only. Graftech is our wholly owned operating subsidiary engaged in the development, manufacture and sale of natural, acid-treated and flexible graphite.

    "Carbone Savoie" refers to Carbone Savoie S.A.S. only. Carbone Savoie is our 70% owned subsidiary engaged in the development, manufacture and sale of graphite and carbon cathodes.

    "Subsidiaries" refer to those companies which, at the relevant time, are or were majority owned or wholly owned directly or indirectly by UCAR or by its predecessors to the extent that those predecessors' activities related to the carbon and graphite business. All of UCAR's subsidiaries have been wholly owned (with DE MINIMIS exceptions in the case of certain foreign subsidiaries) from at least January 1, 1998 through March 31, 2001, except for:

    - our German subsidiary, which was acquired in early 1997 and 70% owned until early 1999, when it became wholly owned in order to facilitate the cessation of its manufacturing operations; and

    - Carbone Savoie, which has been and is 70% owned.

    Our 100% owned Brazilian cathode manufacturing operations were contributed to Carbone Savoie, and as a result became 70% owned, on March 31, 2001.

    "We," "us" or "our" refer collectively to UCAR, its subsidiaries and predecessors described above or, if the context so requires, UCAR, UCAR Global or UCAR Finance, individually.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

FOREIGN CURRENCY TRANSLATION

    Generally, except for operations in Russia where high inflation has existed, unrealized gains and losses resulting from translating assets and liabilities of foreign operations into U.S. dollars are accumulated in other comprehensive income (loss) on the Consolidated Balance Sheets until such time as the operations are sold or substantially or completely liquidated. Translation gains and losses relating to operations where high inflation has existed or which predominately used the dollar for their purchases and sales are included in other (income) expense (net) in the Consolidated Statements of Operations. Prior to August 1, 2000, our Swiss subsidiary used the dollar as its functional currency. Beginning August 1, 2000, our Swiss subsidiary began using the euro as its functional currency because its sales and purchases became predominantly euro-denominated.

RECENT ACCOUNTING PRONOUNCEMENTS

    In September 2000, the FASB issued Statement of Financial Accounting Standard ("SFAS") 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"), a replacement of SFAS 125 which has the same title. SFAS 140 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings, and requires certain additional disclosures. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. We believe that SFAS 140 will not impact our results of operations, cash flows or financial position.

    In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 was later amended by SFAS 137 and SFAS 138. SFAS 133, as amended, requires recognition of the fair value of all derivative instruments, including certain derivative instruments embedded in other contracts (collectively called derivatives), on the balance sheet and establishes new accounting rules for hedging activities. We were required to adopt SFAS 133, as amended, on January 1, 2001. The adoption did not impact our results of operations, cash flows or financial position.

(2) EARNINGS PER SHARE

    Basic and diluted earnings per share are calculated based upon the provisions of SFAS 128, "Earnings per Share," using the following share data:

                                                                      FOR THE
                                                                   THREE MONTHS
                                                                  ENDED MARCH 31,
                                                              -----------------------
                                                                 2000         2001
                                                              ----------   ----------
Weighted average common shares outstanding for Basic
  calculation...............................................  45,115,505   45,221,935
Add: Effect of stock options................................   1,061,949      811,362
                                                              ----------   ----------
Weighted average common shares Outstanding, adjusted for
  diluted calculation.......................................  46,183,454   46,033,297
                                                              ==========   ==========

    The calculation of weighted average common shares outstanding for the diluted calculation excludes stock options for 1,811,351 and 4,318,247 shares in the three months ended March 31, 2000 and 2001, respectively, because the exercise of these options would not have been dilutive for either of

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES those periods due to the fact that the exercise prices were greater than the weighted average market price of the common stock for each of those periods.

(3) SEGMENT REPORTING

    Beginning in the 2001 first quarter, we have realigned our business into two new reportable segments: Our Graphite Power Systems Division; and our Advanced Energy Technology Division. Our Graphite Power Systems Division includes our graphite and carbon electrode and cathode businesses serving primarily the steel, aluminum and ferroalloy industries. Our Advanced Energy Technology Division includes Graftech, our graphite specialties business, our refractories business, and a new business unit called HT(2) that markets technical solutions. These two segments are managed separately because of the different markets they serve and the different products and services they sell.

    We evaluate the performance of our segments based on gross profit. Intersegment sales and transfers are not material.

    The following tables summarize financial information concerning our reportable segments.

                                                                                   FOR THE
                                                          FOR THE               THREE MONTHS
                                                         YEAR ENDED            ENDED MARCH 31,
                                                        DECEMBER 31,       -----------------------
                                                            2000             2000           2001
                                                        ------------       --------       --------
                                                                  (DOLLARS IN MILLIONS)
Net sales to external customers:
  Graphite Power Systems Division.....................      $651             $161           $136
  Advanced Energy Technology Division.................       125               34             35
                                                            ----             ----           ----
    Consolidated net sales............................      $776             $195           $171
                                                            ====             ====           ====
Gross profit:
  Graphite Power Systems Division.....................      $184             $ 49           $ 38
  Advanced Energy Technology Division.................        32                8             11
                                                            ----             ----           ----
    Consolidated gross profit.........................      $216             $ 57           $ 49
                                                            ====             ====           ====

(4) RESTRUCTURING CHARGES

    In the 2000 fourth quarter, we recorded a charge of $4 million in connection with a corporate restructuring, mainly for severance and related benefits associated with a workforce reduction of 85 people. The functional areas affected include finance, accounting, sales, marketing and administration.

    In the 2000 first quarter, we recorded a restructuring charge of $6 million in connection with a restructuring of our graphite specialties business. Key elements of the restructuring included elimination of certain product lines and rationalization of operations to reduce costs and improve profitability of remaining product lines. This rationalization included discontinuing certain manufacturing processes at one of our facilities in the U.S. that will be performed at our other facilities in the future. Based on subsequent developments in the 2000 third quarter, we decided not to demolish certain buildings. Therefore, we reversed the $4 million of the charge that related to demolition and related environmental costs. The $2 million balance of the charge included estimated severance costs for 65 employees. This restructuring was completed in 2000.

    In September 1998, we recorded a restructuring charge of $86 million in connection with a global restructuring and rationalization plan. The principal actions of the plan involved the closure of

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES manufacturing operations at our facilities in Canada and Germany and the centralization and consolidation of administrative and financial functions. These actions eliminated 371 administrative and manufacturing positions. During 1999, we determined that severance related costs and plant closure costs would be lower than originally estimated. Therefore, we reversed the $6 million of the charge that related thereto. Our German plant ceased production activities in 1998. Our Canadian plant ceased production activities in April 1999. The relocation of our corporate headquarters to Nashville, Tennessee was completed during 1999. In 2001 first quarter, we paid $3 million related to pension obligations of our Canadian subsidiary.

    The following table summarizes activity relating to the accrued expense in connection with the restructuring charges.

                                                      SEVERANCE                       POST
                                                         AND      PLANT SHUTDOWN   MONITORING
                                                       RELATED         AND         AND RELATED
                                                        COSTS     RELATED COSTS       COSTS       TOTAL
                                                      ---------   --------------   -----------   --------
                                                                     (DOLLARS IN MILLIONS)
Restructuring charges in 1998.......................     $30            $18            $9          $57
Payments in 1999....................................     (16)            (3)           (4)         (23)
Change in estimate and impact of exchange rate
  changes in 1999...................................      (1)            (5)           --           (6)
                                                         ---            ---            --          ---
Balance at December 31, 1999........................      13             10             5           28

Restructuring charge in 2000........................       6              3             1           10
Payments in 2000....................................      (5)            (1)           (1)          (7)
Change in estimate and impact of exchange rate
  changes in 2000...................................      (1)            (3)           (1)          (5)
                                                         ---            ---            --          ---
Balance at December 31, 2000........................      13              9             4           26
Payments in 2001....................................      (4)            --            --           (4)
                                                         ---            ---            --          ---
Balance at March 31, 2001...........................     $ 9            $ 9            $4          $22
                                                         ===            ===            ==          ===

    The restructuring accrual is included in other accrued liabilities on the Consolidated Balance Sheets.

(5) LONG-TERM DEBT AND LIQUIDITY

    The following table presents our long-term debt:

                                                              AT DECEMBER 31,   AT MARCH 31,
                                                                   2000             2001
                                                              ---------------   ------------
                                                                  (DOLLARS IN MILLIONS)
New Senior Facilities:
  Tranche A euro facility...................................       $239             $224
  Tranche A USD facility....................................         54               48
  Tranche B USD facility....................................        346              346
  Revolving facility........................................         88               90
                                                                   ----             ----
    Total New Senior Facilities.............................        727              708
                                                                   ----             ----
Swiss mortgage and other European debt......................          5                5
                                                                   ----             ----
  Subtotal..................................................        732              713
Less: payments due within one year..........................         27               34
                                                                   ----             ----
  Total.....................................................       $705             $679
                                                                   ====             ====

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

    On February 22, 2000, we completed a debt recapitalization. We obtained the New Senior Facilities and used the net proceeds to repay and terminate the Prior Senior Facilities, to redeem the Subordinated Notes at a redemption price of 104.5% of the principal amount redeemed, plus accrued interest, to repay certain other debt and to pay related expenses. In October 2000, the New Senior Facilities were amended to, among other things, increase the maximum leverage ratio permitted thereunder through June 30, 2001. In connection therewith, we paid an amendment fee of $2 million and increased the maximum margin which is added to either euro LIBOR or the alternate base rate in order to determine the interest rate payable thereunder by 25 basis points.

    The New Senior Facilities, as amended, consist of:

    - A Tranche A Facility providing for initial term loans of $137 million and of E161 million (equivalent to $158 million at February 22, 2000) to UCAR Finance. The Tranche A Facility amortizes in quarterly installments over six years, commencing June 30, 2000, with quarterly installments ranging from about E2 million in 2000 to about E17 million in 2005, with the final installment payable on December 31, 2005. In October 2000, we converted $78 million of these term loans from dollar-denominated to euro-denominated loans. The principal payments (based on euro to dollar exchange rates at March 31, 2001) due in 2001 total $23 million.

    - A Tranche B Facility providing for initial term loans of $350 million to UCAR Finance. The Tranche B Facility amortizes over eight years, commencing June 30, 2000, with nominal quarterly installments during the first six years, and quarterly installments of $41 million in 2006 and 2007, with the final installment payable on December 31, 2007. The principal payments due in 2001 total $4 million.

    - A Revolving Facility providing for dollar and euro-denominated revolving and swingline loans to, and the issuance of dollar-denominated letters of credit for the account of, UCAR Finance and certain of our other subsidiaries in an aggregate principal and stated amount at any time not to exceed E250 million. The Revolving Facility terminates on February 22, 2006. As a condition to each borrowing under the Revolving Facility, we are required to represent, among other things, that the aggregate amount of payments (excluding certain imputed interest) and additional reserves created in connection with antitrust, securities and stockholder derivative investigations, lawsuits and claims do not exceed $340 million by more than $130 million (which $130 million is reduced by the amount of certain debt incurred by us that is not incurred under the New Senior Facilities).

    We are required to make mandatory prepayments in the amount of:

    - Either 75% or 50% (depending on our leverage ratio, which is the ratio of our adjusted net debt to our adjusted total EBITDA) of adjusted excess cash flow. The obligation to make these prepayments, if any, arises after the end of each year with respect to adjusted excess cash flow during the prior year.

    - 100% of the net proceeds of certain asset sales or certain debt incurrences.

    - 50% of the net proceeds of certain UCAR equity securities issuances.

    We may make voluntary prepayments under the New Senior Facilities. There is no penalty or premium due in connection with prepayments (whether voluntary or mandatory).

    UCAR Finance makes secured and guaranteed intercompany loans of the net proceeds of borrowings under the New Senior Facilities to UCAR Global's subsidiaries. The obligations of UCAR

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

Finance under the New Senior Facilities are secured, with certain exceptions, by first priority security interests in all of these intercompany loans (including the related security interests and guarantees).

    UCAR has unconditionally and irrevocably guaranteed the obligations of UCAR Finance under the New Senior Facilities. This guarantee is secured, with certain exceptions, by first priority security interests in all of the outstanding capital stock of UCAR Global and UCAR Finance and all of the intercompany debt owed to UCAR.

    UCAR, UCAR Global and each of UCAR Global's subsidiaries has guaranteed, with certain exceptions, the obligations of UCAR Global's subsidiaries under the intercompany loans, except that our foreign subsidiaries have not guaranteed intercompany loan obligations of our U.S. subsidiaries.

    The obligations of UCAR Global's subsidiaries under the intercompany loans as well as these guarantees are secured, with certain exceptions, by first priority security interests in substantially all of our assets, except that no more than 65% of the capital stock or other equity interests in our foreign subsidiaries held directly by our U.S. subsidiaries and no other foreign assets secure obligations or guarantees of our U.S. subsidiaries.

    The interest rates, as amended, applicable to the Tranche A and Revolving Facilities are, at our option, either euro LIBOR plus a margin ranging from 1.00% to 2.75% (depending on our leverage ratio) or the alternate base rate plus a margin ranging from 0.00% to 1.75% (depending on our leverage ratio). The interest rate applicable to the Tranche B Facility is, at our option, either euro LIBOR plus a margin ranging from 2.50% to 3.00% (depending on our leverage ratio) or the alternate base rate plus a margin ranging from 1.50% to 2.25% (depending on our leverage ratio). The alternate base rate is the higher of the prime rate announced by Morgan Guaranty Trust Company of New York or the federal funds effective rate, plus 0.50%. UCAR Finance pays a per annum fee ranging from 0.375% to 0.500% (depending on our leverage ratio) on the undrawn portion of the commitments under the Revolving Facility.

    At March 31, 2001, the interest rates on outstanding debt under the New Senior Facilities was: Tranche A Euro Facility, 7.6%; Tranche A USD Facility, 9.5%; Tranche B Facility, 9.2%; and Revolving Facility, 8.6%. The weighted average interest rate on the New Senior Facilities was 8.8% during the 2001 first quarter.

    We enter into agreements with financial institutions which are intended to limit, or cap, our exposure to incurrence of additional interest expense due to increases in variable interest rates. Use of these agreements is allowed under the New Senior Facilities.

    The New Senior Facilities contain a number of significant covenants that, among other things, significantly restrict our ability to sell assets, incur additional debt, repay or refinance other debt or amend other debt instruments, create liens on assets, enter into sale and lease back transactions, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, make intercompany dividend payments to UCAR, pay intercompany debt owed to UCAR, engage in transactions with affiliates, pay dividends to stockholders of UCAR or make other restricted payments and that otherwise significantly restrict corporate activities. In addition, we are required to comply with specified minimum interest coverage and maximum leverage ratios, which become more restrictive over time, beginning September 30, 2001.

    Under the New Senior Facilities, UCAR is permitted to pay dividends on, and repurchase, common stock in an aggregate amount of up to $25 million, plus up to an additional $25 million if certain leverage ratio and excess cash flow requirements are satisfied. We are also permitted to

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES repurchase common stock from present or former directors, officers or employees in an aggregate amount of up to the lesser of $5 million per year (with unused amounts permitted to be carried forward) or $25 million on a cumulative basis since February 22, 2000. UCAR Global is permitted to pay dividends and make loans to UCAR, and repurchase UCAR Global common stock from UCAR, for these purposes. UCAR Global is also permitted to pay dividends to UCAR of up to $15 million for the purpose of making an investment in Graftech and may also distribute the capital stock of Graftech to UCAR. In addition, UCAR may sell to third parties or distribute to UCAR's stockholders the capital stock of Graftech.

    The aggregate principal payments (based on euro to dollar exchange rates at March 31, 2001) due in the aggregate on the Tranche A and B Facilities are $65 million in 2002 and 2003; $76 million in 2004 and 2005; and $165 million in 2006 and 2007.

    In addition to the failure to pay principal, interest and fees when due, events of default under the New Senior Facilities include: failure to comply with applicable covenants; failure to pay when due, or other defaults permitting acceleration of, other indebtedness exceeding $7.5 million; judgment defaults in excess of $7.5 million to the extent not covered by insurance; certain events of bankruptcy; and certain changes in control.

    In the 2000 third quarter, pursuant to our debt recapitalization in February 2000, our Italian subsidiary entered into a $15 million long-term debt arrangement with a third party lender. We also placed on deposit with the third party lender funds in the same amount which secure the debt. Since we have the legal right to set-off, and the intent to do so, such amounts have been netted and are not reflected separately in the Consolidated Balance Sheets.

    We are highly leveraged and, as discussed in Note 7, have substantial obligations in connection with antitrust investigations, lawsuits and claims. We had total debt of $715 million and a stockholders' deficit of $320 million at March 31, 2001. Our leverage and obligations, as well as changes in conditions affecting our industry, changes in global and regional economic conditions and other factors, have adversely impacted our recent results of operations.

    We use, and are dependent on, funds available under our revolving credit facility, including continued compliance with the financial covenants under the New Senior Facilities, as well as monthly or quarterly cash flow from operations as our primary sources of liquidity.

    Our high leverage and substantial obligations in connection with antitrust investigations, lawsuits and claims could have a material impact on our liquidity. Cash flow from operations services payment of our debt and these obligations, thereby reducing funds available to us for other purposes. Our leverage and these obligations make us more vulnerable to economic downturns or in the event that these obligations (including any fine to be assessed by the antitrust authority of the European Union) are greater or timing of payment is sooner than expected.

    Our ability to service our debt, as it comes due, including maintaining compliance with the financial covenants under the New Senior Facilities, and to meet these and other obligations as they come due is dependent on our future financial and operating performance. This performance, in turn is subject to various factors, including certain factors beyond our control, such as changes in conditions affecting our industry, changes in global and regional economic conditions, changes in interest and currency exchange rates, developments in antitrust investigations, lawsuits and claims involving us and inflation in raw material, energy and other costs. While there is no requirement as to when such fines, if any, must be assessed, we believe that it is likely that fines to be assessed by the antitrust authority of the European Union will be assessed during 2001.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

    Even if we are able to meet our debt service and other obligations when due, we may not be able to comply with the financial covenants under the New Senior Facilities. A failure to so comply, unless waived by the lenders thereunder, would be a default thereunder. This would permit the lenders to accelerate the maturity of substantially all of our debt. It would also permit them to terminate their commitments to extend credit under our revolving credit facility. This would have an immediate material adverse effect on our liquidity. If we were unable to repay our debt to the lenders, the lenders could proceed against the collateral securing the New Senior Facilities and exercise all other rights available to them.

    The New Senior Facilities require us to, among other things, comply with specified minimum interest coverage and maximum leverage ratios. In
October 2000, we obtained an amendment to the New Senior Facilities. The amendment, among other things, increased the maximum leverage ratio permitted thereunder through June 30, 2001. Beginning September 30, 2001, the ratios become more restrictive. At March 31, 2001, we were in compliance with those financial covenants.

    While our revolving credit facility provides for maximum borrowings of up to E250 million, our current ability to borrow under this facility is effectively substantially less than the maximum due to the impact additional borrowings under this facility would have on our compliance with the maximum leverage ratio permitted under the New Senior Facilities.

    While no assurances can be made, we believe we will comply with the covenants under the New Senior Facilities through 2001. If we subsequently believe that we will not continue to comply with such covenants, we will seek an appropriate waiver or amendment from the lenders thereunder. There can be no assurance that we will be able to obtain such waiver or amendment on acceptable terms or at all.

EXTRAORDINARY ITEM

    In February 2000, we recorded an extraordinary charge of $21 million
($13 million after tax) related to our debt recapitalization. The extraordinary charge includes $5 million of bank and third party fees and expenses, $9 million of redemption premium on the Subordinated Notes, and write-off of $7 million of deferred debt issuance costs.

(6) FINANCIAL INSTRUMENTS

    Certain of our subsidiaries sold receivables totaling $61 million in the 2001 first quarter and $19 million in the 2000 first quarter. None of the receivables sold were recorded on the Consolidated Balance Sheets at March 31, 2001 and December 31, 2000.

(7) CONTINGENCIES

    In June 1997, we were served with subpoenas to produce documents to a grand jury convened by the U.S. Department of Justice (the "DOJ") and a related search warrant in connection with a criminal investigation as to whether there had been any violation of U.S. federal antitrust law by producers of graphite electrodes. Concurrently, the antitrust enforcement authority of the European Union (the "EU Competition Authority") visited the offices of one of our French subsidiaries for purposes of gathering information in connection with an investigation as to whether there had been any violation of the antitrust law of the European Community by those producers. In October 1997, we were served with subpoenas by the DOJ to produce documents relating to, among other things, our carbon electrode and bulk graphite businesses.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

    In April 1998, pursuant to a plea agreement between the DOJ and UCAR, the DOJ charged UCAR and unnamed co-conspirators with participating from at least July 1992 until at least June 1997 in an international conspiracy involving meetings and conversations in the Far East, Europe and the U.S. resulting in agreements to fix prices and allocate market shares in the U.S. and elsewhere, to restrict co-conspirators' capacity and to restrict non-conspiring producers' access to manufacturing technology for graphite electrodes. In addition, in April 1998, pursuant to the plea agreement, UCAR pled guilty to a one count charge of violating U.S. federal antitrust law in connection with the sale of graphite electrodes and was sentenced to pay a non-interest-bearing fine in the aggregate amount of $110 million (the "DOJ fine"). The fine is payable in six annual installments of $20 million, $15 million, $15 million, $18 million, $21 million and $21 million, commencing July 23, 1998. The plea agreement was approved by the court and, as a result, under the plea agreement, we will not be subject to prosecution by the DOJ with respect to any other violations of U.S. federal antitrust law occurring prior to 1998. The payments due in 1998, 1999 and 2000 were timely made. At our request, each of the remaining three payments has been deferred by one year.

    In the 2000 first quarter, pursuant to a plea agreement with the DOJ, our former chief executive officer and chief operating officer, both of whom retired and resigned from all positions with us in March 1998, pled guilty to one count charges of violating U.S. federal antitrust law in connection with the sale of graphite electrodes and were sentenced to terms of incarceration and payment of fines. In January 2000, a former director, export sales Europe, was indicted by the DOJ on similar charges. We do not intend to reimburse those officers for their fines or that director, export sales Europe, for any costs or fines he may incur as a result of such indictment.

    In January 2000, Mitsubishi Corporation, one of our former parents, was indicted by the DOJ on a one count charge of aiding and abetting violations of U.S. federal antitrust law in connection with the sale of graphite electrodes. Mitsubishi entered a plea of not guilty. In February 2001, a jury found Mitsubishi guilty of the charge. Mitsubishi has entered into a sentencing agreement with the DOJ, which is subject to approval of the court, pursuant to which Mitsubishi has agreed to pay a fine of $134 million and not appeal its conviction.

    In April 1998, we became aware that the Canadian Competition Bureau (the "Competition Bureau") had commenced a criminal investigation as to whether there had been any violation of Canadian antitrust law by producers of graphite electrodes. In March 1999, pursuant to a plea agreement between our Canadian subsidiary and the Competition Bureau, our Canadian subsidiary pled guilty to a one count charge of violating Canadian antitrust law in connection with the sale of graphite electrodes and was sentenced to pay a fine of Cdn. $11 million. The relevant Canadian court approved the plea agreement and, as a result, under the plea agreement we will not be subject to prosecution by the Competition Bureau with respect to any other violations of Canadian antitrust law occurring prior to the date of the plea agreement. The fine was timely paid.

    In June 1998, we became aware that the Japanese antitrust enforcement authority had commenced an investigation as to whether there had been any violation of Japanese antitrust law of producers and distributors of graphite electrodes. We have no facilities or employees in Japan. We believe that, among other things, we have good defenses to any claim that we are subject to the jurisdiction of the Japanese antitrust authority. In March 1999, the Japanese antitrust authority issued a warning letter to the four Japanese graphite electrode producers. While the Japanese antitrust authority did not issue a similar warning to us, the warning letter issued to the Japanese producers did reference us as a member of an alleged cartel.

    In October 1999, we became aware that the Korean antitrust authority had commenced an investigation as to whether there had been any violations of Korean antitrust law by producers and distributors of graphite electrodes. We have no facilities or employees in Korea. We have received requests for information from the Korean antitrust authority.

    In January 2000, the EU Competition Authority issued a statement of objections initiating proceedings against us and other producers of graphite electrodes. The statement alleges that we and other producers violated antitrust law of the European Community and the European Economic Area in connection with the sale of graphite electrodes. The statement does not set forth any proposed fines

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES or the impact which cooperation by us or other producers would have on the respective fines, if any. The maximum fine for such a violation is ten percent of a company's revenue during the year preceding the year in which the fine is assessed. We believe that we have provided substantial cooperation to the EU Competition Authority and are, therefore, entitled to a reduction in the amount of any fine which would otherwise be assessed. While there is no requirement as to when fines, if any, must be assessed, we believe that it is likely that fines will be assessed during 2001. Any such assessment would be subject to appeal before the Court of First Instance in Luxembourg, although the fine or collateral security therefore would be payable about three months after such assessment.

    We continue to cooperate with the DOJ and the Competition Bureau in their continuing investigations of other producers and distributors of graphite electrodes. We are also cooperating with the EU Competition Authority and the Korean antitrust authorities in their continuing investigations. In connection therewith, we have produced and are producing documents and witnesses. It is possible that antitrust investigations seeking, among other things, to impose fines and penalties could be initiated by authorities in other jurisdictions.

    The guilty pleas make it more difficult for us to defend against other investigations as well as civil lawsuits and claims. We have been vigorously protecting, and intend to continue to vigorously protect, our interests in connection with the investigations described above. We may, however, at any time settle any possible unresolved charges.

ANTITRUST LAWSUITS

    In 1997, we and other producers of graphite electrodes were served with complaints commencing various antitrust class action lawsuits. Subsequently, the complaints were either withdrawn without prejudice to refile or consolidated into a single complaint (the "ANTITRUST CLASS ACTION LAWSUIT"). In the consolidated complaint, the plaintiffs allege that the defendants violated U.S. federal antitrust law in connection with the sale of graphite electrodes and seek, among other things, an award of treble damages resulting from such alleged violations. In August 1998, a class of plaintiffs consisting of all persons who purchased graphite electrodes in the U.S. (the "CLASS") directly from the defendants during the period from July 1, 1992 through June 30, 1997 (the "CLASS PERIOD") was certified.

    In 1998 and 1999, we and other producers of graphite electrodes were served with complaints and petitions by steelmakers in the U.S. and Canada commencing nine separate civil antitrust lawsuits in various courts (the "OTHER INITIAL LAWSUITS"). In the complaints and petitions, the plaintiffs allege that the defendants violated U.S. federal, Texas and Canadian antitrust laws and Canadian conspiracy law in connection with the sale of graphite electrodes.

    In 1999 and 2000, we and other producers of graphite electrodes were served with three complaints commencing three separate civil antitrust lawsuits (the "FOREIGN CUSTOMER LAWSUITS"). The first complaint was filed by 26 steelmakers and related parties, all but one of whom are located outside the U.S. The second complaint was filed by 4 steelmakers, all of whom are located outside the U.S. The third complaint was filed by a steelmaker who is located outside the U.S. In each complaint, the plaintiffs allege that the defendants violated U.S. federal antitrust law in connection with the sale of graphite electrodes sold or sourced from the U.S. and those sold and sourced outside the U.S. The plaintiffs seek, among other things, an award of treble damages resulting from such alleged violations. We believe that we have strong defenses against claims alleging that purchases of graphite electrodes outside the U.S. are actionable under U.S. federal antitrust law. We have filed motions to dismiss the first and second complaints.

    In 1999 and 2000, we were served with three complaints commencing three civil antitrust lawsuits (the "CARBON ELECTRODE LAWSUITS"). In the complaints, the plaintiffs allege that the defendants violated U.S. federal antitrust law in connection with the sale of carbon electrodes and seek, among other things, an award of treble damages resulting from such alleged violations. The guilty pleas described above do not relate to carbon electrodes.

    Certain customers in other countries who purchased graphite electrodes, carbon electrodes or other products from us have threatened to commence antitrust lawsuits against us in the U.S. or in other jurisdictions with respect to the subject matter of the investigations and lawsuits described above.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

    Through April 30, 2001, except as described in the next paragraph, we have settled all of the lawsuits described above, certain of the threatened civil antitrust lawsuits and certain possible civil antitrust claims by certain other customers who negotiated directly with us. The settlements cover virtually all of the actual and potential claims against us by customers in the U.S. and Canada arising out of alleged antitrust violations occurring prior to the date of the respective settlements in connection with the sale of graphite electrodes. The settlement of the antitrust class action also covers the actual and potential claims against us by certain foreign customers arising out of alleged antitrust violations occurring prior to the date of the respective settlements in connection with the sale of graphite electrodes sourced from the U.S. Although each settlement is unique, in the aggregate they consist primarily of current and deferred cash payments with some product credits and discounts. All fines and settlement payments due have been timely paid.

    Through March 31, 2001, we have paid an aggregate of $241 million of fines and net settlement and expense payments and $11 million of imputed interest. At March 31, 2001, $99 million remained in the reserve and, based on information known to us at April 30, 2001, the aggregate amount of remaining committed payments for fines and settlements at March 31, 2001 was about $55 million. The aggregate amount of remaining committed payments for imputed interest at March 31, 2001 was about $12 million. About $6 million of the committed payments for fines and settlements are due on or before March 31, 2002.

    The foreign customer lawsuits and the carbon electrode lawsuits have not been settled and are still in their early stages. We have been vigorously defending, and intend to continue to vigorously defend, against these lawsuits as well as all threatened lawsuits and possible unasserted claims, including those mentioned above. We may at any time, however, settle these lawsuits as well as any threatened lawsuits and possible claims.

    It is possible that additional civil antitrust lawsuits seeking, among other things, to recover damages could be commenced against us in the U.S. and in other jurisdictions.

1997 ANTITRUST EARNINGS CHARGE

    We recorded a pre-tax charge of $340 million against results of operations for 1997 as a reserve for potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims. The $340 million reserve is calculated on a basis net of, among other things, imputed interest on installment payments of the DOJ fine. Actual aggregate liabilities and expenses (including settled investigations, lawsuits and claims as well as the continuing investigations and unsettled pending, threatened and possible lawsuits and claims mentioned above) could be materially higher than $340 million. To the extent that aggregate liabilities and expenses, net, are known or reasonably estimable, at March 31, 2001, such amount continues to represent our estimate of these liabilities and expenses. In the aggregate, the fines and settlements described above and related expenses, net, are within the amounts we used to evaluate the $340 million charge.

STOCKHOLDER DERIVATIVE AND SECURITIES CLASS ACTION LAWSUITS

    In March 1998, UCAR was served with a complaint commencing a stockholder derivative lawsuit. Certain former and current officers and directors were named as defendants. UCAR was named as a nominal defendant. In October 1999, UCAR and the individual defendants entered into an agreement settling the lawsuit. The settlement became final in January 2000.

    In April and May 1998, UCAR was served with complaints commencing securities class actions. The complaints were consolidated into a single complaint and the Florida State Board of Administration was designated lead plaintiff. UCAR and certain former and current officers and directors were named as defendants. The class consists of all persons (other than the defendants) who purchased common stock during the period from August 1995 through March 1998. In October 1999, UCAR and the individual defendants entered into an agreement settling the lawsuit. The settlement became final in February 2000.

    Under the settlements, a total of $40.5 million was contributed to escrow accounts for the benefit of former and current stockholders who are members of the class of plaintiffs for whom the securities class action was brought as well as for plaintiffs' attorney's fees. We contributed $11.0 million and the

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES insurers under our directors and officers' insurance policies at the time the lawsuits were filed contributed the balance of $29.5 million. In addition, a new outside director, acceptable to both UCAR and the Florida State Board of Administration, the eighth largest state employees' pension fund, was added to UCAR's Board of Directors. We expected to incur about $2.0 million of unreimbursed expenses related to the lawsuits. These expenses, together with the $11.0 million, were recorded as a charge to operations of $13.0 million in the 1999 third quarter. In the 2000 second quarter, we reversed $1 million of this charge because actual expenses were lower than expected.

LAWSUIT INITIATED BY US AGAINST OUR FORMER PARENTS

    In February 2000, we commenced a lawsuit against our former parents, Mitsubishi Corporation and Union Carbide Corporation. The other defendants include two of the respective representatives of Mitsubishi and Union Carbide who served on UCAR's Board of Directors at the time of our leveraged equity recapitalization in January 1995. In the lawsuit, we allege, among other things, that certain payments made to our former parents in connection with the recapitalization were unlawful under the General Corporation Law of the State of Delaware, that our former parents were unjustly enriched by receipts from their investments in us and that our former parents aided and abetted breaches of fiduciary duties owed to us by our former senior management in connection with illegal graphite electrode price fixing activities. We are seeking to recover more than $1.5 billion in damages, including interest. The defendants have filed motions to dismiss this lawsuit and motions to disqualify certain of our counsel from representing us in this lawsuit. We are vigorously opposing those motions. We expect to incur $10 million to $20 million for legal expenses to pursue this lawsuit through trial.

OTHER PROCEEDINGS AGAINST US

    We are involved in various other investigations, lawsuits, claims and other legal proceedings incidental to the conduct of our business. While it is not possible to determine the ultimate disposition of each of them, we do not believe that their ultimate disposition will have a material adverse effect on us.

(8) OTHER TRANSACTIONS

    During the 2001 first quarter, we contributed our Brazilian cathode manufacturing operations with a net book value of $3 million to Carbone Savoie. Pechiney, the 30% minority owner of Carbone Savoie, contributed approximately
$9 million to Carbone Savoie as part of this transaction. Prior to these contributions, all of Carbone Savoie's manufacturing operations were located in France. The cash contribution will be used to upgrade manufacturing operations in Brazil and France, which is expected to be completed in early 2002. Ownership in Carbone Savoie remains 70% by us and 30% by Pechiney. Under our now broadened alliance, Carbone Savoie holds our entire cathode manufacturing capacity, which is about 40,000 metric tons of cathodes annually.

    During the 2001 first quarter, we signed a ten year service contract with CGI Group Inc. pursuant to which CGI became the delivery arm for our global information technology services requirement, including the design and implementation of our global information and advanced manufacturing and demand planning processes, using J.D. Edwards software. Pursuant to the outsourcing provisions of the contract, CGI will manage our data center services, networks, desktops, telecommunications and legacy systems operations. Approximately 30 of our U.S. based employees will be integrated into CGI's U.S. operations as part of the initial phase of services under this contract. The contract is effective April 16, 2001.

(9) EMPLOYEE BENEFITS TRUST

    In March 2001, we issued 426,400 shares of common stock to the UCAR Carbon Benefits Protection Trust. These shares, if later sold, could be used for partial funding of our future obligations under certain of our compensation and benefits plans. The shares held in trust are not considered outstanding for purposes of calculating earnings per share until they are committed to be sold or otherwise used for funding purposes.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
UCAR International Inc.:

    We have audited the accompanying Consolidated Balance Sheets of UCAR International Inc. and Subsidiaries as of December 31, 1999 and 2000, and the related Consolidated Statements of Operations, Cash Flows and Stockholders' Equity (Deficit) for each of the years in the three-year period ended
December 31, 2000. These Consolidated Financial Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of UCAR International Inc. and Subsidiaries at December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                        /s/ KPMG LLP

Nashville, Tennessee
February 15, 2001

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                AT DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................   $  17      $  47
  Short-term investments....................................       3         --
  Notes and accounts receivable.............................     171        121
  Inventories:
    Raw materials and supplies..............................      49         41
    Work in process.........................................     113        103
    Finished goods..........................................      42         31
                                                               -----      -----
                                                                 204        175
  Prepaid expenses and deferred income taxes................      25         18
    Total current assets....................................     420        361
                                                               -----      -----
Property, plant and equipment...............................   1,071      1,005
Less: accumulated depreciation..............................     673        614
                                                               -----      -----
    Net fixed assets........................................     398        391
                                                               -----      -----
Other assets................................................     115        156
                                                               -----      -----
      Total assets..........................................   $ 933      $ 908
                                                               =====      =====

       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................   $  80      $  99
  Short-term debt...........................................      --          3
  Payments due within one year on long-term debt............      82         27
  Accrued income and other taxes............................      39         41
  Other accrued liabilities.................................     114         90
                                                               -----      -----
    Total current liabilities...............................     315        260
                                                               -----      -----
Long-term debt..............................................     640        705
Other long-term obligations.................................     224        209
Deferred income taxes.......................................      33         36
Minority stockholders' equity in consolidated entities......      14         14

Stockholders' equity (deficit):
  Preferred stock, par value $.01, 10,000,000 shares
    authorized, none issued.................................      --         --
  Common stock, par value $.01, 100,000,000 shares
    authorized, 47,440,536 shares issued at December 31,
    1999, 47,491,009 shares issued at December 31, 2000.....      --         --
  Additional paid-in capital................................     523        525
  Accumulated other comprehensive (loss)....................    (205)      (241)
  Retained earnings (deficit)...............................    (525)      (515)
  Less: cost of common stock held in treasury, 2,338,038
    shares at December 31, 1999, 2,319,482 shares at
    December 31, 2000.......................................     (86)       (85)
                                                               -----      -----
      Total stockholders' equity (deficit)..................    (293)      (316)
                                                               -----      -----
        Total liabilities and stockholders' equity
          (deficit).........................................   $ 933      $ 908
                                                               =====      =====

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                    FOR THE YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Net sales...................................................   $  947     $  831     $  776
Cost of sales...............................................      604        565        560
Cost of sales--write-down of graphite specialties
  inventory.................................................       --          8         --
                                                               ------     ------     ------
  Gross profit..............................................      343        258        216
Research and development....................................        9          9         11
Selling, administrative and other expenses..................      103         86         86
Restructuring charges (credit)..............................       86         (6)         6
Impairment loss on long-lived assets........................       60         35          3
Securities class action and stockholder derivative
  lawsuits..................................................       --         13         (1)
Other (income) expense, net.................................        8         (9)        --
                                                               ------     ------     ------
  Operating profit..........................................       77        130        111
Interest expense............................................       73         84         75
                                                               ------     ------     ------
Income before provision for income taxes, minority interest
  and extraordinary items...................................        4         46         36
Provision for income taxes..................................       32          1         10
                                                               ------     ------     ------
Income (loss) before minority interest and extraordinary
  items.....................................................      (28)        45         26
Less: minority stockholders' share of income................        2          3          3
                                                               ------     ------     ------
Income (loss) before extraordinary items....................      (30)        42         23
Extraordinary items, net of tax.............................        7         --         13
                                                               ------     ------     ------
  Net income (loss).........................................   $  (37)    $   42     $   10
                                                               ======     ======     ======
Earnings (loss) per common share:

Basic:......................................................
  Income (loss) before extraordinary items                     $(0.66)    $ 0.94     $ 0.51
  Extraordinary items, net of tax...........................    (0.17)        --      (0.29)
                                                               ------     ------     ------
  Net income (loss) per share...............................   $(0.83)    $ 0.94     $ 0.22
                                                               ======     ======     ======

Diluted:....................................................
  Income (loss) before extraordinary items                     $(0.66)    $ 0.91     $ 0.50
  Extraordinary items, net of tax...........................    (0.17)        --      (0.28)
                                                               ------     ------     ------
  Net income (loss) per share...............................   $(0.83)    $ 0.91     $ 0.22
                                                               ======     ======     ======

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                    FOR THE YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Cash flow from operating activities:
  Net income (loss).........................................   $ (37)      $ 42       $ 10
  Extraordinary item, net of tax............................       7         --         13
  Non-cash (credits) charges to net income (loss):
    Depreciation and amortization...........................      51         45         43
    Deferred income taxes...................................     (24)       (26)       (25)
    Securities class action and stockholder derivative
     lawsuits...............................................      --         13         (1)
    Restructuring charge (credit)...........................      86         (6)         6
    Impairment loss on long-lived assets....................      60         35          3
    Write-down of graphite specialties inventory............      --          8         --
    Other non-cash (credits) charges........................      (3)        26          6
  Working capital*..........................................    (159)       (48)        43
  Long-term assets and liabilities..........................     (10)        (9)        (4)
                                                               -----       ----       ----
    Net cash provided by (used in) operating activities.....     (29)        80         94
                                                               -----       ----       ----
Cash flow from investing activities:
  Capital expenditures......................................     (52)       (56)       (52)
  Capital incentive grant...................................       3         --         --
  Purchase of investment....................................      --         --         (1)
  Purchases of short-term investments.......................     (28)       (20)        --
  Maturities of short-term investments......................      37         28          2
  Sale of assets............................................       9          9          1
                                                               -----       ----       ----
    Net cash used in investing activities...................     (31)       (39)       (50)
                                                               -----       ----       ----
Cash flow from financing activities:
  Short-term debt borrowings, net...........................     (58)       (18)         3
  Revolving credit facility borrowings, net.................     (30)        (3)        56
  Long-term debt borrowings.................................     210         --        661
  Long-term debt reductions.................................     (52)       (59)      (707)
  Financing costs...........................................     (12)        --        (28)
  Sale of common stock......................................       4          1          2
  Dividends paid to minority stockholder....................      --         (1)        --
                                                               -----       ----       ----
    Net cash provided by (used in) financing activities.....      62        (80)       (13)
                                                               -----       ----       ----
Net increase (decrease) in cash and cash equivalents........       2        (39)        31
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (2)        (2)        (1)
                                                               -----       ----       ----
Cash and cash equivalents at beginning of period............      58         58         17
                                                               -----       ----       ----
Cash and cash equivalents at end of period..................   $  58       $ 17       $ 47
                                                               =====       ====       ====
Supplemental disclosures of cash flow information:
  Net cash paid during the year for:
    Interest expense........................................   $  70       $ 76       $ 81
                                                               =====       ====       ====
    Income taxes............................................      61         33         13
                                                               =====       ====       ====
* Net change in working capital due to the following
  components:
  (Increase) decrease in current assets:
    Notes and accounts receivable...........................   $  49       $ 15       $ 30
    Inventories.............................................     (27)        33         18
    Prepaid expenses........................................      (1)         3          3
  Payments for antitrust investigations and related lawsuits
    and claims..............................................    (142)       (64)       (23)
  Payments for securities class action and stockholder
    derivative lawsuits.....................................      --        (12)        --
  Restructuring payments....................................      --        (23)        (7)
  Increase (decrease) in payables and accruals..............     (38)        --         22
                                                               -----       ----       ----
    Working capital.........................................   $(159)      $(48)      $ 43
                                                               =====       ====       ====

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                             (DOLLARS IN MILLIONS)

                                                                                                          TOTAL
                                                  ADDITIONAL       OTHER       RETAINED               STOCKHOLDERS'
                                      COMMON       PAID-IN     COMPREHENSIVE   EARNINGS    TREASURY      EQUITY
                                       STOCK       CAPITAL        (LOSS)       (DEFICIT)    STOCK       (DEFICIT)
                                    -----------   ----------   -------------   ---------   --------   -------------
Balance at December 31, 1997......  $        --      $520          $(130)        $(525)      $(92)        $(227)

  Comprehensive income (loss):
    Net loss......................           --        --             --           (37)        --           (37)
    Foreign currency translation
      adjustments.................           --        --            (27)           --         --           (27)
  Total comprehensive income
    (loss)........................           --        --            (27)          (37)        --           (64)

  Sale of common stock--stock
    options.......................           --         1             --            --         --             1
  Sale of common stock--treasury
    stock.........................           --        --             --            (4)         7             3
                                    -----------      ----          -----         -----       ----         -----
Balance at December 31, 1998......           --       521           (157)         (566)       (85)         (287)
                                    -----------      ----          -----         -----       ----         -----

  Comprehensive income (loss):
    Net income....................           --        --             --            42         --            42
    Foreign currency translation
      adjustments.................           --        --            (48)           --         --           (48)
  Total comprehensive income
    (loss)........................           --        --            (48)           42         --            (6)

  Sale of common stock--treasury
    stock.........................           --        --             --            (1)         1            --
  Acquisition of common stock held
    in treasury...................           --         2             --            --         (2)           --
                                    -----------      ----          -----         -----       ----         -----
Balance at December 31, 1999......           --       523           (205)         (525)       (86)         (293)
                                    -----------      ----          -----         -----       ----         -----

  Comprehensive income (loss):
    Net income....................           --        --             --            10         --            10
    Other comprehensive income:
      Unrealized loss on
        available-for-sale
        securities................           --        --             (1)           --         --            (1)
      Foreign currency translation
        adjustments...............           --        --            (35)           --         --           (35)
                                    -----------      ----          -----         -----       ----         -----
  Total comprehensive income
    (loss)........................           --        --            (36)           10         --           (26)

  Sale of common stock--stock
    options.......................           --         2             --            --         --             2
  Sale of common stock--treasury
    stock.........................           --        --             --            --          1             1
                                    -----------      ----          -----         -----       ----         -----
Balance at December 31, 2000......  $        --      $525          $(241)        $(515)      $(85)        $(316)
                                    ===========      ====          =====         =====       ====         =====

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) DISCUSSION OF BUSINESS AND STRUCTURE

    We are the world's largest manufacturer of high quality graphite and carbon electrodes and cathodes as well as flexible graphite. We have a global business, selling our products in over 80 countries and owning 15 manufacturing facilities located in Brazil, France, Italy, Mexico, Russia, Spain, South Africa and the United States.

    We currently operate in two business segments: graphite electrodes; and graphite and carbon products.

GRAPHITE ELECTRODE BUSINESS SEGMENT

    Graphite electrodes, our principal products, are consumed primarily in the production of steel in electric arc furnaces, the steel making technology used by all "mini-mills." Graphite electrodes are also used for refining steel in ladle furnaces and in other smelting processes. Graphite electrodes accounted for about 69% of our net sales in 1998 and 68% in each of 1999 and 2000.

GRAPHITE AND CARBON PRODUCTS BUSINESS SEGMENT

    This segment includes carbon electrodes, graphite and carbon cathodes, flexible graphite, graphite specialties and carbon specialties. Graphite and carbon products accounted for about 31% of our net sales in 1998 and 32% in each of 1999 and 2000. Carbon electrodes are used primarily in the production of silicon metal, which is used in the manufacture of aluminum. Graphite and carbon cathodes are both used as lining for furnaces that smelt aluminum. Flexible graphite is used in gaskets and other sealing applications, primarily for internal combustion engines, pipe flanges and chemical and petrochemical industry process equipment. Our flexible graphite is a natural graphite-based product, while most of our other products are petroleum coke-based products. We are also developing and introducing high quality, highly engineered natural, acid-treated and flexible graphite products and solutions for customers for applications in fuel cells, fire protection in construction and building materials, energy management in devices such as batteries and supercapacitors, and heat management in high temperature industrial furnaces. In addition to the steel and metals industries, we sell other graphite and carbon products to the semiconductor, automotive and aerospace industries.

IMPORTANT TERMS

    We use the following terms to identify various companies or groups of companies, markets or other matters in the Consolidated Financial Statements.

    "UCAR" refers to UCAR International Inc. only. UCAR is our public parent company and the issuer of the publicly traded common stock covered by the Consolidated Financial Statements.

    "UCAR Global" refers to UCAR Global Enterprises Inc. only. UCAR Global is a direct, wholly-owned subsidiary of UCAR and the direct or indirect holding company for all of our operating subsidiaries. UCAR Global was the issuer of the previously outstanding 12% senior subordinated notes due 2005 (the "Subordinated Notes") and was the primary borrower under our prior senior secured bank credit facilities (the "Prior Senior Facilities").

    "UCAR Finance" refers to UCAR Finance Inc. only. UCAR Finance is a direct, wholly owned special purpose finance subsidiary of UCAR and the borrower under our new senior secured bank credit facilities (as amended, the "New Senior Facilities").

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(1) DISCUSSION OF BUSINESS AND STRUCTURE (CONTINUED)
    "Graftech" refers to Graftech Inc. only. Graftech (formerly known as UCAR Graph-Tech Inc.) is our wholly owned operating subsidiary engaged in the development, manufacture and sale of natural, acid-treated and flexible graphite.

    "Carbone Savoie" refers to Carbone Savoie S.A.S. only. Carbone Savoie is a 70% owned subsidiary engaged, along with one of our wholly owned subsidiaries, in the development, manufacture and sale of graphite and carbon cathodes.

    "Subsidiaries" refer to those companies which, at the relevant time, are or were majority owned or wholly owned directly or indirectly by UCAR or by its predecessors to the extent that those predecessors activities related to the carbon and graphite business. All of UCAR's subsidiaries have been wholly owned (with DE MINIMIS exceptions in the case of certain foreign subsidiaries) from at least January 1, 1998 through December 31, 2000, except for:

    - Our German subsidiary, which was acquired in early 1997 and 70% owned until early 1999, when it became wholly owned in order to facilitate the cessation of its manufacturing operations; and

    - Carbone Savoie, which has been and is 70% owned.

    "We," "us" or "our" refer collectively to UCAR and its subsidiaries and predecessors described above, or if the context so requires, UCAR, UCAR Global or UCAR Finance, individually.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Consolidated Financial Statements present our consolidated financial position, results of operations and cash flows at the dates and for the periods indicated. All significant intercompany transactions have been eliminated in consolidation.

CASH EQUIVALENTS

    Cash equivalents are considered to be all highly liquid investments that are readily convertible to known amounts of cash and so near to maturity that they present insignificant risk of changes in value because of changes in interest rates.

SHORT-TERM INVESTMENTS

    Investment securities consisted of government securities and other debt securities. We classify these securities as held-to-maturity and, accordingly, have recorded them at amortized cost that approximates fair value.

REVENUE RECOGNITION

    Sales of our products are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the revenue amount is determinable and collection is reasonably assured.

INVENTORIES

    Inventories are stated at cost or market, whichever is lower. Cost is determined on the "first-in first-out" ("FIFO") or the "average cost" method (which approximates FIFO).

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FIXED ASSETS AND DEPRECIATION

    Fixed assets are carried at cost. Expenditures for replacements are capitalized and the replaced items are retired. Gains and losses from the sale of property are included in other (income) expense, net.

    Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. We generally use accelerated depreciation methods for tax purposes, where appropriate.

    The carrying value of fixed assets is assessed when factors indicating impairment are present. We determine such impairment by measuring undiscounted future cash flows. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed are reported at the lower of the carrying amount or fair value less costs to sell.

GOODWILL

    Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 20 years. When circumstances warrant, we assess the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired assets. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows of the acquired assets, at our internal rate of return. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

DERIVATIVE FINANCIAL INSTRUMENTS

    We do not use derivative financial instruments for trading purposes. They are used to manage well-defined currency exchange rate risks and interest rate risks. We enter into foreign currency instruments to manage exposure to currency exchange rate fluctuations. These foreign currency instruments, which include forward exchange contracts, purchased currency options and currency option collars, attempt to hedge primarily U.S. dollar-denominated debt held by several of the our foreign subsidiaries and identifiable foreign currency receivables, payables and commitments held by our foreign and domestic subsidiaries. Forward exchange contracts are agreements to exchange different currencies at a specified future date and at a specified rate. Purchased foreign currency options are instruments which give the holder the right, but not the obligation, to exchange different currencies at a specified rate at a specified date or over a range of specified dates. Currency option collars are financial arrangements for simultaneous purchases and sales of currency options having the same maturity and the same principal amount. The result is the creation of a range in which a best and worst price is defined, while minimizing option cost. Premiums and discounts on forward exchange contracts are amortized over the life of the contracts. Net premiums on options purchased (or sold under currency collar strategies) are amortized over the life of the options. Forward exchange contracts, purchased currency options and currency option collars are carried at market value. Gains and losses due to the recording of such contracts at fair value are recognized currently as other (income) expense, net.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    We enter into agreements with financial institutions that are intended to limit, or cap, our exposure to the incurrence of additional interest expense due to increases in variable interest rates. Fees related to these interest rate cap agreements (as well as proceeds received under their provisions) are charged (or credited) to interest expense over the term of the agreements.

RESEARCH AND DEVELOPMENT

    Research and development costs are charged to expense as incurred.

INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

STOCK-BASED COMPENSATION PLANS

    We account for stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). As such, compensation expense is recorded on the date of grant only if the market price of the underlying stock exceeded the exercise price or if ultimate vesting is subject to performance conditions. The total amount of recorded compensation expense, if any, is based on the number of awards that eventually vest. No compensation expense is recognized for forfeited awards, failure to satisfy a service requirement or failure to satisfy a performance condition. Our accruals of compensation expense for awards subject to performance conditions are based on our assessment of the probability of satisfying the performance conditions.

RETIREMENT PLAN

    The cost of pension benefits under the our retirement plans is determined by independent actuarial firms using the "projected unit credit" actuarial cost method. Contributions to the U.S. retirement plan are made in accordance with the requirements of the Employee Retirement Income Security Act of 1974.

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

    The estimated cost of future medical and life insurance benefits is determined by independent actuarial firms using the "projected unit credit" actuarial cost method. Such costs are recognized as employees render the service necessary to earn the postretirement benefits. Benefits have been accrued, but not funded.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
POST-EMPLOYMENT BENEFITS

    We accrue post-employment benefits expected to be paid before retirement, principally severance, over employees' active service periods.

USE OF ESTIMATES

    We have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the Consolidated Financial Statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

RECLASSIFICATION

    Certain amounts previously reported have been reclassified to conform to the current year presentation.

FOREIGN CURRENCY TRANSLATION

    Generally, except for operations in Russia where high inflation has existed, unrealized gains and losses resulting from translation into dollars are accumulated in other comprehensive income on the Consolidated Balance Sheets until such time as the operations are sold or substantially or completely liquidated. Translation gains and losses relating to operations, where high inflation has existed, are included in other (income) expense, net in the Consolidated Statements of Operations. Our Mexican subsidiary began using the dollar as its functional currency during 1999, as its sales and purchases are predominantly dollar-denominated. Prior to August 1, 2000, our Swiss subsidiary used the dollar as its functional currency. Beginning August 1, 2000, our Swiss subsidiary began using the euro as its functional currency because its operations became predominantly euro-dominated.

NEW ACCOUNTING STANDARDS

    In March 2000, the Financial Accounting Standards Board ("FASB"), issued FASB Interpretation No. 44, "Accounting for Certain Transaction involving Stock Compensation--An Interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 provides guidance for issues that have arisen in applying APB Opinion No. 25, "Accounting for Stock Issued to Employees." Adoption of FIN 44 did not impact our results of operations, cash flows or financial position.

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on recognition, presentation and disclosure of revenues in financial statements. SAB 101, as amended by the SEC, was adopted by us in the 2000 fourth quarter. Our existing accounting policies conformed to the requirements of SAB 101. Therefore, adoption of SAB 101 did not impact our results of operations, cash flows or financial position.

RECENT ACCOUNTING PRONOUNCEMENTS

    In September 2000, the FASB issued Statement of Financial Accounting Standard ("SFAS") 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"), a replacement of SFAS 125 which has the same title. SFAS 140 provides consistent

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings, and requires certain additional disclosures. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. We believe that SFAS 140 will not impact our results of operations, cash flows or financial position.

    In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 was later amended by SFAS 137 and SFAS 138. SFAS 133, as amended, requires recognition of the fair value of all derivative instruments, including certain derivative instruments embedded in other contracts (collectively called derivatives), on the balance sheet and establishes new accounting rules for hedging activities. We were required to adopt SFAS 133, as amended, on January 1, 2001. The adoption did not impact our results of operations, cash flows or financial position.

(3) FINANCIAL INSTRUMENTS

    We do not use derivative financial instruments for trading purposes. They are used to manage well-defined currency exchange rate and interest rate risks.

FOREIGN CURRENCY CONTRACTS

    The amount of foreign exchange contracts used by us to minimize foreign currency exposure was $484 million at December 31, 1998, $233 million at December 31, 1999 and $69 million at December 31, 2000. Contracts hedging U.S. dollar-denominated debt totaled $209 million at December 31, 1998, $129 million at December 31, 1999 and $61 million at December 31, 2000. Of the total foreign exchange contracts outstanding, approximately $142 million (29%) were offsetting at December 31, 1998, approximately $3 million (1%) were offsetting at December 31, 1999 and approximately $9 million (13%) were offsetting at December 31, 2000.

SALE OF RECEIVABLES

    Certain of our foreign subsidiaries sold receivables of $68 million in 1998, $79 million in 1999 and $152 million in 2000. Receivables sold and remaining on the Consolidated Balance Sheets were $6 million at December 31, 1998, nil at December 31, 1999 and nil at December 31, 2000.

INTEREST RATE RISK MANAGEMENT

    We periodically enter into agreements with financial institutions which are intended to limit, or cap, our exposure to the incurrence of additional interest expense due to increases in variable interest rates. At December 31, 2000, we had outstanding interest rate caps of $150 million and 200 million limiting our floating interest rate factor on related debt to a weighted-average rate of 7.4% (where the interest on the debt is based on LIBOR) and 5.0% (where the interest on the debt is based on euro LIBOR) through various dates ending February 2002. Fees related to these agreements are charged to interest expense over the term of the agreements.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(3) FINANCIAL INSTRUMENTS (CONTINUED)

FAIR MARKET VALUE DISCLOSURES

    SFAS 107, "Disclosure about Fair Market Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Such fair values must often be determined by using one or more methods that indicate value based on estimates of quantifiable characteristics as of a particular date. Values were estimated as follows:

        CASH AND CASH EQUIVALENTS, SHORT-TERM INVESTMENTS, SHORT-TERM RECEIVABLES, ACCOUNTS PAYABLE AND OTHER CURRENT PAYABLES--The carrying amount approximates fair value because of the short maturity of these instruments.

        DEBT--Fair values of debt and related interest rate risk agreements approximate carrying value at December 31 of each of 1998, 1999 and 2000, respectively, except for the Subordinated Notes which are carried at $200 million and had an estimated fair market value of $216 million at December 31, 1998 and $209 million at December 31, 1999 based on quoted market prices.

        FOREIGN CURRENCY CONTRACTS--Foreign currency contracts are carried at market value. The market value of the contracts was approximately
    $1 million at both December 31, 1999 and December 31, 2000.

(4) SEGMENT REPORTING

    We have two reportable operating segments: graphite electrodes and graphite and carbon products. The graphite electrode segment produces and markets graphite electrodes to electric arc furnace and ladle furnace steel makers. The graphite and carbon products segment produces and markets carbon electrodes, flexible graphite, cathodes and graphite and carbon specialties. These reportable segments are managed separately because of the different products and markets they serve.

    The accounting policies of the reportable segments are the same as those described in Note 2. We evaluate the performance of our operating segments based on gross profit. Intersegment sales and transfers are not material.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(4) SEGMENT REPORTING (CONTINUED)
    The following tables summarize financial information concerning our reportable segments. The line item entitled "Other" includes corporate related items.

                                                                          FOR THE YEAR ENDED
                                                                             DECEMBER 31,
                                                                --------------------------------------
                                                                  1998           1999           2000
                                                                --------       --------       --------
                                                                        (DOLLARS IN MILLIONS)
Net sales to external customers:
  Graphite electrodes....................................         $652           $562           $526
  Graphite and carbon products...........................          295            269            250
                                                                  ----           ----           ----
    Consolidated net sales...............................         $947           $831           $776
                                                                  ====           ====           ====

Gross profit:
  Graphite electrodes....................................         $247           $196           $151
  Graphite and carbon products...........................           96             62             65
                                                                  ----           ----           ----
    Consolidated gross profit............................         $343           $258           $216
                                                                  ====           ====           ====

Depreciation and amortization:
  Graphite electrodes....................................         $ 36           $ 31           $ 33
  Graphite and carbon products...........................           11             12             10
  Other..................................................            4              2           $ --
                                                                  ----           ----           ----
    Consolidated depreciation and Amortization...........         $ 51           $ 45           $ 43
                                                                  ====           ====           ====

    We do not report assets by business segment. Assets are managed based on geographic location because both business segments share certain facilities. The following tables summarize information as to our operations in different geographic areas:

                                                                          FOR THE YEAR ENDED
                                                                             DECEMBER 31,
                                                                --------------------------------------
                                                                  1998           1999           2000
                                                                --------       --------       --------
                                                                        (DOLLARS IN MILLIONS)
Net sales (a):
  U.S....................................................         $321           $267           $240
  Canada.................................................           56             50             34
  Mexico.................................................           65             49             43
  Brazil.................................................           57             48             46
  France.................................................          148            148            142
  Italy..................................................           47             42             39
  Switzerland............................................          107            106            104
  South Africa...........................................           59             61             59
  Other countries........................................           87             60             69
                                                                  ----           ----           ----
    Total................................................         $947           $831           $776
                                                                  ====           ====           ====

------------------------

(a) Net sales are based on location of seller.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(4) SEGMENT REPORTING (CONTINUED)

                                                                           AT DECEMBER 31,
                                                                --------------------------------------
                                                                  1998           1999           2000
                                                                --------       --------       --------
                                                                        (DOLLARS IN MILLIONS)
Long-lived assets (b):
  U.S....................................................         $166           $126           $115
  Mexico.................................................           28             34             38
  Brazil.................................................           61             42             37
  France.................................................           97             95             93
  Italy..................................................           43             35             31
  South Africa...........................................           62             56             43
  Switzerland............................................            2              5             23
  Other countries........................................           24             17             20
                                                                  ----           ----           ----
    Total................................................         $483           $410           $400
                                                                  ====           ====           ====

------------------------

(b) Long-lived assets represent net fixed assets and goodwill, net of accumulated amortization.

(5) LONG-TERM DEBT AND LIQUIDITY

    The following table presents our long-term debt:

                                                                       AT DECEMBER 31,
                                                                   -----------------------
                                                                     1999           2000
                                                                   --------       --------
                                                                         (DOLLARS IN
                                                                          MILLIONS)
New Senior Facilities:
  Tranche A Euro Facility...................................         $ --           $239
  Tranche A USD Facility....................................           --             54
  Tranche B USD Facility....................................           --            346
  Revolving Facility........................................           --             88
                                                                     ----           ----
    Total New Senior Facilities.............................         $ --           $727
                                                                     ====           ====
Prior Senior Facilities:
  Tranche A Facility........................................         $158           $ --
  Tranche B Facility........................................          118             --
  Tranche C Facility........................................          209             --
  Revolving Facility........................................           32             --
                                                                     ----           ----
    Total Prior Senior Facilities...........................         $517           $ --
                                                                     ====           ====
Switzerland mortgage and other European debt................           --              5
Subordinated Notes..........................................         $200           $ --
Italian lire loans and obligations..........................            1             --
Deutsche mark loans.........................................            4             --
                                                                     ----           ----
    Subtotal................................................          722            732
  Less: payments due within one year........................           82             27
                                                                     ----           ----
    Total...................................................         $640           $705
                                                                     ====           ====

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(5) LONG-TERM DEBT AND LIQUIDITY (CONTINUED)
    On February 22, 2000, we completed a debt recapitalization. We obtained the New Senior Facilities and used the net proceeds to repay and terminate the Prior Senior Facilities, to redeem the Subordinated Notes at a redemption price of 104.5% of the principal amount redeemed, plus accrued interest, to repay certain other debt and to pay related expenses. In October 2000, the New Senior Facilities were amended to, among other things, increase the maximum leverage ratio permitted thereunder through June 30, 2001. In connection therewith, we paid an amendment fee of $2 million and increased the maximum margin which is added to either euro LIBOR or the alternate base rate in order to determine the interest rate payable thereunder by 25 basis points.

    The New Senior Facilities, as amended, consist of:

    - A Tranche A Facility providing for initial term loans of $137 million and of E161 million (equivalent to $158 million at February 22, 2000) to UCAR Finance. The Tranche A Facility amortizes in quarterly installments over six years, commencing June 30, 2000, with quarterly installments ranging from about $2 million in 2000 to about $17 million in 2005, with the final installment payable on December 31, 2005. In October we converted
      $78 million from dollar-denominated to euro-denominated debt. The principal payments due in 2001 total $23 million.

    - A Tranche B Facility providing for initial term loans of $350 million to UCAR Finance. The Tranche B Facility amortizes over eight years, commencing June 30, 2000, with nominal quarterly installments during the first six years, and quarterly installments of $41 million in 2006 and 2007, with the final installment payable on December 31, 2007. The principal payments due in 2001 total $4 million.

    - A Revolving Facility providing for revolving and swingline loans to, and the issuance of dollar-denominated letters of credit for the account of, UCAR Finance and certain of our other subsidiaries in an aggregate principal and stated amount at any time not to exceed E250 million. The Revolving Facility terminates on February 22, 2006. As a condition to each borrowing under the Revolving Facility, we are required to represent, among other things, that the aggregate amount of payments (excluding certain imputed interest) and additional reserves created in connection with antitrust, securities and stockholder derivative investigations, lawsuits and claims do not exceed $340 million by more than $130 million (which $130 million is reduced by the amount of certain debt incurred by us that is not incurred under the New Senior Facilities).

    We are required to make mandatory prepayments in the amount of:

    - Either 75% or 50% (depending on our leverage ratio, which is the ratio of our adjusted net debt to our adjusted total EBITDA) of adjusted excess cash flow. The obligation to make these prepayments, if any, arises after the end of each year with respect to adjusted excess cash flow during the prior year.

    - 100% of the net proceeds of certain asset sales or incurrence of certain indebtedness.

    - 50% of the net proceeds of the issuance of any UCAR equity securities.

    We may make voluntary prepayments under the New Senior Facilities. There is no penalty or premium due in connection with prepayments (whether voluntary or mandatory).

    UCAR Finance makes secured and guaranteed intercompany loans of the net proceeds of borrowings under the New Senior Facilities to UCAR Global's subsidiaries. The obligations of UCAR

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(5) LONG-TERM DEBT AND LIQUIDITY (CONTINUED)
Finance under the New Senior Facilities are secured, with certain exceptions, by first priority security interests in all of these intercompany loans (including the related security interests and guarantees).

    UCAR has unconditionally and irrevocably guaranteed the obligations of UCAR Finance under the New Senior Facilities. This guarantee is secured, with certain exceptions, by first priority security interests in all of the outstanding capital stock of UCAR Global and UCAR Finance and all of the intercompany debt owed to UCAR.

    UCAR, UCAR Global and each of UCAR Global's subsidiaries has guaranteed, with certain exceptions, the obligations of UCAR Global's subsidiaries under the intercompany loans, except that our foreign subsidiaries have not guaranteed intercompany loan obligations of our U.S. subsidiaries.

    The obligations of UCAR Global's subsidiaries under the intercompany loans as well as these guarantees are secured, with certain exceptions, by first priority security interests in substantially all of our assets, except that no more than 65% of the capital stock or other equity interests in our foreign subsidiaries held directly by our U.S. subsidiaries and no other foreign assets secure obligations or guarantees of our U.S. subsidiaries.

    The interest rates, as amended, applicable to the Tranche A and Revolving Facilities are, at our option, either euro LIBOR plus a margin ranging from 1.00% to 2.75% (depending on our leverage ratio) or the alternate base rate plus a margin ranging from 0.00% to 1.75% (depending on our leverage ratio). The interest rate applicable to the Tranche B Facility is, at our option, either euro LIBOR plus a margin ranging from 2.50% to 3.00% (depending on our leverage ratio) or the alternate base rate plus a margin ranging from 1.50% to 2.25% (depending on our leverage ratio). The alternate base rate is the higher of the prime rate announced by Morgan Guaranty Trust Company of New York or the federal funds effective rate, plus 0.50%. UCAR Finance pays a per annum fee ranging from 0.375% to 0.500% (depending on our leverage ratio) on the undrawn portion of the commitments under the Revolving Facility. At December 31, 2000, the interest rates on outstanding debt under the New Senior Facilities was: Tranche A euro Facility, 7.7%; Tranche A dollar Facility, 9.3%; Tranche B Facility, 9.6%; and Revolving Facility, 9.4%. The weighted average interest rate on the New Senior Facilities was 9.1% during 2000.

    We enter into agreements with financial institutions which are intended to limit, or cap, our exposure to incurrence of additional interest expense due to increases in variable interest rates. Use of these agreements is allowed under the New Senior Facilities.

    The New Senior Facilities contain a number of significant covenants that, among other things, restrict our ability to sell assets, incur additional indebtedness, repay or refinance other debt or amend other debt instruments, create liens on assets, enter into leases, investments or acquisitions, engage in mergers or consolidations, make capital expenditures, make dividend payments to UCAR, pay intercompany debt owed to UCAR, engage in transactions with affiliates, or pay dividends or make other restricted payments and that otherwise restrict corporate activities. UCAR Global is, however, permitted to pay dividends to UCAR of up to $15 million for the purpose of making an investment in Graftech and may also distribute the capital stock of Graftech to UCAR. In addition, we are required to comply with specified minimum interest coverage and maximum leverage ratios, which become more restrictive over time, beginning September 30, 2001.

    In addition to the failure to pay principal, interest and fees when due, events of default under the New Senior Facilities include: failure to comply with applicable covenants; failure to pay when due, or

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(5) LONG-TERM DEBT AND LIQUIDITY (CONTINUED) other defaults permitting acceleration of, other indebtedness exceeding $7.5 million; judgment defaults in excess of $7.5 million to the extent not covered by insurance; certain events of bankruptcy; and certain changes in control.

    Under the New Senior Facilities, UCAR is permitted to pay dividends on, and repurchase, common stock in an aggregate amount of up to $25 million, plus up to an additional $25 million if certain leverage ratio and excess cash flow requirements are satisfied. We are also permitted to repurchase common stock from present or former directors, officers or employees in an aggregate amount of up to the lesser of $5 million per year (with unused amounts permitted to be carried forward) or $25 million on a cumulative basis since February 22, 2000. UCAR Global is, however, also permitted to pay dividends to UCAR of up to $15 million for the purpose of making an investment in Graftech and may also distribute the capital stock of Graftech to UCAR. Payments due in the aggregate on the Tranche A and B Facilities are $65 million in 2002 and 2003; $76 million in 2004 and 2005; and $165 million in 2006 and 2007.

    We are highly leveraged and, as discussed in Note 14, have substantial obligations in connection with antitrust investigations, lawsuits and claims. We had total debt of $735 million and a stockholders' deficit of $316 million at December 31, 2000. Our leverage and obligations, as well as changes in conditions affecting our industry, changes in global and regional economic conditions and other factors, have adversely impacted our recent operating results.

    We use, and are dependent on, funds available under our revolving credit facility, including continued compliance with the financial covenants under the New Senior Facilities, as well as monthly or quarterly cash flow from operations as our primary sources of liquidity.

    Our high leverage and substantial obligations in connection with antitrust investigations, lawsuits and claims could have a material impact on our liquidity. Cash flow from operations services payment of our debt and these obligations, thereby reducing funds available to us for other purposes. Our leverage and these obligations make us more vulnerable to economic downturns or in the event that these obligations (including any fine to be assessed by the antitrust authority of the European Union) are greater or timing of payment is sooner than expected.

    Our ability to service our debt, as it comes due, including maintaining compliance with the covenants under the New Senior Facilities, and to meet these and other obligations as they come due is dependent on our future financial and operating performance. This performance, in turn is subject to various factors, including certain factors beyond our control, such as changes in conditions affecting our industry, changes in global and regional economic conditions, changes in interest and currency exchange rates, developments in antitrust investigations, lawsuits and claims involving us and inflation in raw material, energy and other costs. While there is no requirement as to when fines, if any, must be assessed, we believe that it is likely that fines related to the EU Competition Authority will be assessed during 2001.

    Even if we are able to meet our debt service and other obligations when due, we may not be able to comply with the financial covenants under the New Senior Facilities. A failure to so comply, unless waived by the lenders thereunder, would be a default thereunder. This would permit the lenders to accelerate the maturity of substantially all of our debt. It would also permit them to terminate their commitments to extend credit under our revolving credit facility. This would have an immediate material adverse effect on our liquidity. If we were unable to repay our debt to the lenders, the lenders

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(5) LONG-TERM DEBT AND LIQUIDITY (CONTINUED) could proceed against the collateral securing the New Senior Facilities and exercise all other rights available to them.

    The New Senior Facilities require us to, among other things, comply with specified minimum interest coverage and maximum leverage ratios. In
October 2000, we obtained an amendment to the New Senior Facilities. The amendment, among other things, increased the maximum leverage ratio permitted thereunder through June 30, 2001. Beginning September 30, 2001, the ratios become more restrictive. At December 31, 2000, we were in compliance with those financial covenants.

    While our revolving credit facility provides for maximum borrowings of up to E250 million, our current ability to borrow under this facility is effectively substantially less than the maximum due to the impact additional borrowings under this facility would have on our compliance with the maximum leverage ratio permitted under the New Senior Facilities.

    While no assurances can be made, we believe we will comply with the covenants under the New Senior Facilities through 2001. If we subsequently believe that we will not continue to comply with such covenants, we will seek an appropriate waiver or amendment from the lenders thereunder. There can be no assurance that we will be able to obtain such waiver or amendment on acceptable terms or at all.

PRIOR SENIOR FACILITIES

    The Prior Senior Facilities consisted of:

    - A Tranche A Facility in the initial amount of $270 million consisted of:
      (i) a Tranche A Letter of Credit Facility providing for the initial issuance of up to $225 million (including reserves for interest rate and, if applicable, currency exchange rate fluctuations) of U.S. dollar-denominated letters of credit for the purpose of supporting U.S. dollar-denominated or foreign-currency denominated loans to certain foreign subsidiaries under facilities arranged with local lending institutions; (ii) a Tranche A Term Loan Facility provided for initial term loans of $45 million to UCAR Global; and (iii) a Tranche A Reimbursement Loan Facility to reimburse drawings under those letters of credit or refinance those local facilities. The Tranche A Facility amortized in quarterly installments over four years, commencing March 31, 1998, with installments ranging from $50 million in 1998 to $85 million in 2001, with the final installment payable on December 31, 2001.

    - A Tranche B Facility provided for initial term loans of $120 million to UCAR Global. The Tranche B Facility amortized over five years, commencing March 31, 1998, with nominal quarterly installments during the first four years, and quarterly installments aggregating $116 million in 2002, with the final installment payable on December 31, 2002.

    - A Tranche C Facility provided for initial term loans of $125 million to UCAR Global and $85 million to our Swiss subsidiary. The Tranche C Facility was added in 1998. The Tranche C Facility amortized over five years, commencing March 31, 1999, with nominal quarterly installments during the first four years, and quarterly installments aggregating
      $206 million in 2003, with the final installment payable on December 31, 2003.

    - A Revolving Facility provided for revolving and swingline loans to, and the issuance of U.S. dollar-denominated letters of credit for the account of UCAR Global and certain other U.S. subsidiaries in an aggregate principal and stated amount at any time not to exceed $250 million.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(5) LONG-TERM DEBT AND LIQUIDITY (CONTINUED)
     The Revolving Facility was scheduled to terminate on December 31, 2001. As a condition to each borrowing under the Revolving Facility, we were required to represent, among other things, that the sum of payments and reserves relating to specified litigation liabilities had not and was not reasonably expected to exceed $400 million.

    The weighted-average interest rate on the Prior Senior Facilities was 7.08% during 1998 and 9.65% during 1999.

SUBORDINATED NOTES

    UCAR Global redeemed $200 million aggregate principal amount of Subordinated Notes in whole as part of our debt recapitalization on February 22, 2000 at a redemption price of 104.5% of the principal amount plus accrued and unpaid interest. Interest on the Subordinated Notes was payable semiannually at the rate of 12% per annum. The Subordinated Notes were to mature on January 15, 2005.

EXTRAORDINARY ITEMS

    In February 2000, we recorded an extraordinary charge of $21 million
($13 million after tax) related to our debt recapitalization. The extraordinary charge includes $5 million of bank and third party fees and expenses, $9 million of redemption premium on the Subordinated Notes, and write off of $7 million of deferred debt issuance costs.

    In November 1998, we recorded a charge of $11 million ($7 million after tax) related to the refinancing of the Prior Senior Facilities. The extraordinary charge represents $8 million of fees paid to amend the Prior Senior Facilities and the write-off of $3 million of deferred debt issuance costs.

OTHER

    Our weighted-average interest rate on short-term borrowings outstanding was 9.5% at December 31, 1999 and 9.4% at December 31, 2000.

    In the 2000 third quarter, pursuant to our debt recapitalization in February 2000, our Italian subsidiary entered into a $15 million long term debt arrangement with a third party lender. We also placed on deposit with the third party lender funds in the same amounts, which secure repayment of the debt. Since we have the legal right to set off the deposited funds against the debt, and the intent to do so, such amounts have been netted and are not reflected separately in the Consolidated Balance Sheets.

\

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6) INCOME TAXES

    The following table summarizes the U.S. and non-U.S. components of income
(loss) before provision for income taxes, minority interest and extraordinary items:

                                                                           FOR THE YEAR ENDED
                                                                              DECEMBER 31,
                                                                 --------------------------------------
                                                                   1998           1999           2000
                                                                 --------       --------       --------
                                                                         (DOLLARS IN MILLIONS)
U.S.......................................................         $(39)          $(84)          $(69)
Non-U.S...................................................           43            130            105
                                                                   ----           ----           ----
                                                                   $  4           $ 46           $ 36
                                                                   ====           ====           ====

    Total income taxes were allocated as follows:

                                                                           FOR THE YEAR ENDED
                                                                              DECEMBER 31,
                                                                 --------------------------------------
                                                                   1998           1999           2000
                                                                 --------       --------       --------
                                                                         (DOLLARS IN MILLIONS)
Income from operations....................................         $ 32           $  1           $ 10
Extraordinary items.......................................           (4)            --             (8)
                                                                   ----           ----           ----
                                                                   $ 28           $  1           $  2
                                                                   ====           ====           ====

    Income tax expense attributable to income from operations consists of:

                                                                            FOR THE YEAR ENDED
                                                                               DECEMBER 31,
                                                                  --------------------------------------
                                                                    1998           1999           2000
                                                                  --------       --------       --------
                                                                          (DOLLARS IN MILLIONS)
U.S. federal income taxes:
  Current..................................................         $10            $ (8)          $  8
  Deferred.................................................          (4)            (23)           (23)
                                                                    ---            ----           ----
                                                                    $ 6            $(31)          $(15)
                                                                    ===            ====           ====
Non-U.S. income taxes
  Current..................................................         $46            $ 35           $ 27
  Deferred.................................................         (20)             (3)            (2)
                                                                    ---            ----           ----
                                                                    $26            $ 32           $ 25
                                                                    ===            ====           ====

    We have an income tax exemption from the Brazilian government on income generated from graphite electrode and cathode production through 2006 and 2005, respectively. The exemption reduced the net expense associated with income taxes by $5 million in each of 1998 and 1999 and $2 million in 2000.

    In 1998, we obtained an income tax exemption from the Swiss government. The exemption reduced the net expense associated with income taxes by $13 million in 1998, $9 million in 1999 and $8 million in 2000.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(6) INCOME TAXES (CONTINUED)
    Income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income from operations as a result of the following:

                                                                           FOR THE YEAR ENDED
                                                                              DECEMBER 31,
                                                                 --------------------------------------
                                                                   1998           1999           2000
                                                                 --------       --------       --------
                                                                         (DOLLARS IN MILLIONS)
Tax at statutory U.S. federal rate........................         $  2           $ 16           $ 13
Nondeductible (deductible) portion of estimated
  liabilities and expenses associated with antitrust
  investigations and related lawsuits and claims..........          (18)            --             --
Nondeductible portion of impairment losses................           19             --             --
Nondeductible imputed interest associated with antitrust
  fines...................................................            2              2              1
Other taxes related to restructuring charges..............            9             --             --
U.S. operating loss.......................................          (32)            32             --
Impact of dividend of foreign earnings....................            8             --             22
Foreign operating losses with no benefit provided.........            9             (9)            --
Non U.S. tax exemptions and holidays......................          (18)           (14)           (10)
Adjustments to deferred tax asset valuation allowance.....           55            (17)           (20)
Other.....................................................           (4)            (9)             4
                                                                   ----           ----           ----
                                                                   $ 32           $  1           $ 10
                                                                   ====           ====           ====

    The significant components of deferred income tax expense attributable to income from operations are as follows:

                                                                           FOR THE YEAR ENDED
                                                                              DECEMBER 31,
                                                                 --------------------------------------
                                                                   1998           1999           2000
                                                                 --------       --------       --------
                                                                         (DOLLARS IN MILLIONS)
Deferred tax expense (exclusive of the effects of changes
  in the valuation allowance described below..............         $(79)          $ (9)          $ (5)
Increase (decrease) in beginning of the year Balance of
  the valuation allowance for Deferred tax assets.........           55            (17)           (20)
                                                                   ----           ----           ----
                                                                   $(24)          $(26)          $(25)
                                                                   ====           ====           ====

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(6) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 2000 are as follows:

                                                                       AT DECEMBER 31,
                                                                   -----------------------
                                                                     1999           2000
                                                                   --------       --------
                                                                         (DOLLARS IN
                                                                          MILLIONS)
Deferred tax assets:
  Fixed assets..............................................         $ 11           $  9
  Estimated liabilities and expenses associated with
    antitrust investigations and related lawsuits and
    claims..................................................           10              3
  Postretirement and other employee benefits................           56             55
  Foreign tax credit and other carryforwards................           62             53
  Provision for scheduled plant closings and other
    Restructurings..........................................           12             11
  Other.....................................................           31             27
                                                                     ----           ----
    Total gross deferred tax assets.........................          182            158
    Less: valuation allowance...............................          (41)           (21)
                                                                     ----           ----
      Deferred tax assets...................................         $141           $137
                                                                     ====           ====
Deferred tax liabilities:
  Fixed assets..............................................         $ 64           $ 55
  Inventory.................................................           11              8
  Other.....................................................            7              4
                                                                     ----           ----
    Total gross deferred tax liabilities....................           82             67
                                                                     ----           ----
      Net deferred tax asset................................         $ 59           $ 70
                                                                     ====           ====

    Deferred income tax assets and liabilities are classified on a net current and non-current basis within each tax jurisdiction. Net deferred income tax assets are included in prepaid expenses in the amount of $17 million at December 31, 1999 and $14 million at December 31, 2000 and in other assets in the amount of $81 million at December 31, 1999 and $97 million at December 31, 2000. Net deferred tax liabilities are also included in accrued income and other taxes in the amount of $6 million at December 31, 1999 and $5 million at December 31, 2000 and separately stated as deferred income taxes in the amount of $33 million at December 31, 1999 and $36 million at December 31, 2000. During the 2000 fourth quarter, we entered into an intercompany sale leaseback transaction, which allowed for utilization of foreign tax credits. This transaction resulted in a tax effect of the book gain of $22 million being classified as a deferred charge, which is included in other assets.

    The net change in the total valuation allowance for 2000 was a decrease of $20 million. The change results from our assessment of the increased likelihood of our ability for using the deferred tax assets associated with certain U.S. foreign tax credit carryforwards based on a re-assessment in 2000 of our U.S. tax profile and associated tax planning strategies.

    We have total excess foreign tax credit carryforwards of $42 million at December 31, 2000. Of these tax credit carryforwards, $13 million expire in 2003, $25 million expire in 2004 and $4 million expire in 2005. On a recomputed basis, we used foreign tax credits to reduce U.S. current tax liabilities in the amount of $34 million in 1998, nil in 1999 and $61 million in 2000. Based upon the level of

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(6) INCOME TAXES (CONTINUED)
historical taxable income and projections for future taxable income over the periods during which these credits are utilizable, we believe it is more likely than not we will realize the benefits of these deferred tax assets net of the existing valuation allowances at December 31, 2000. Specifically, it is our intention to pursue tax planning strategies, repatriation strategies and one time events in order to utilize our excess foreign tax credits prior to their expiration.

    U.S. income taxes have not been provided on undistributed earnings of foreign subsidiaries. Our intention is to reinvest these undistributed earnings indefinitely. To the extent that our circumstances change or future earnings are repatriated, we will provide for income tax on the earnings of the effected foreign subsidiaries. We believe that any U.S. tax on repatriated earnings would be substantially offset by U.S. foreign tax credits.

(7) OTHER (INCOME) EXPENSE, NET

    The following table presents an analysis of other (income) expense, net:

                                                                            FOR THE YEAR ENDED
                                                                               DECEMBER 31,
                                                                  --------------------------------------
                                                                    1998           1999           2000
                                                                  --------       --------       --------
                                                                          (DOLLARS IN MILLIONS)
Interest income............................................         $(14)          $(8)           $(6)
Currency (gains) losses....................................           (2)           (2)            (4)
Bank fees..................................................            3             3              3
Amortization of goodwill...................................            1             1              2
(Gain) loss on sale of assets..............................            2            (3)             2
Insurance related gains....................................           --            --             (5)
Power of One initiative consulting fees....................           --            --              4
Graftech initial public offering expenses..................           --            --              2
Global integration project consulting fees.................            9            (1)            --
Former parent company lawsuit legal expenses...............           --            --              3
Other......................................................            9             1             (1)
                                                                    ----           ---            ---
Total other (income) expense, net..........................         $  8           $(9)           $--
                                                                    ====           ===            ===

(8) INTEREST EXPENSE

    The following table presents an analysis of interest expense:

                                                                             FOR THE YEAR ENDED
                                                                                DECEMBER 31,
                                                                   --------------------------------------
                                                                     1998           1999           2000
                                                                   --------       --------       --------
                                                                           (DOLLARS IN MILLIONS)
Interest incurred on debt...................................         $66            $77            $69
Amortization of debt issuance costs.........................           2              2              2
Interest imputed on antitrust fine..........................           5              5              4
                                                                     ---            ---            ---
  Total interest expense....................................         $73            $84            $75
                                                                     ===            ===            ===

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(9) SUPPLEMENTARY BALANCE SHEET DETAIL

                                                                       AT DECEMBER 31,
                                                                   -----------------------
                                                                     1999           2000
                                                                   --------       --------
                                                                    (DOLLARS IN MILLIONS)
Notes and accounts receivable:
  Trade.....................................................        $  139         $  105
  Other.....................................................            37             20
                                                                    ------         ------
                                                                       176            125
  Allowance for doubtful accounts...........................            (5)            (4)
                                                                    ------         ------
                                                                    $  171         $  121
                                                                    ======         ======
Property, plant and equipment:
  Land and improvements.....................................        $   47         $   41
  Buildings.................................................           170            170
  Machinery and equipment and other.........................           803            757
  Construction in progress..................................            51             37
                                                                    ------         ------
                                                                    $1,071         $1,005
                                                                    ======         ======
Other assets:
  Goodwill (net)............................................        $   12         $    9
  Deferred income taxes.....................................            81             97
  Benefits protection trust.................................             2              2
  Long-term receivables.....................................             8              5
  Deferred charge related to sale leaseback.................            --             22
  Capitalized bank fees.....................................             7             13
  Other.....................................................             5              8
                                                                    ------         ------
                                                                    $  115         $  156
                                                                    ======         ======
Accounts payable:
  Trade.....................................................        $   67         $   92
  Other.....................................................            13              7
                                                                    ------         ------
                                                                    $   80         $   99
                                                                    ======         ======

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(9) SUPPLEMENTARY BALANCE SHEET DETAIL (CONTINUED)

                                                                       AT DECEMBER 31,
                                                                   -----------------------
                                                                     1999           2000
                                                                   --------       --------
                                                                    (DOLLARS IN MILLIONS)
Other accrued liabilities:
  Accrued accounts payable..................................        $   14         $   13
  Payrolls..................................................             5              4
  Restructuring.............................................            28             26
  Employee compensation and benefits........................            30             14
  Liabilities and expenses associated with antitrust
    investigations and related lawsuits and claims..........            27             24
  Other.....................................................            10              9
                                                                    ------         ------
                                                                    $  114         $   90
                                                                    ======         ======
Other long-term obligations:
  Postretirement benefits...................................        $   82         $   83
  Employee severance costs..................................             5              4
  Pension and related benefits..............................            14             20
  Liabilities and expenses associated with antitrust
    investigations and related lawsuits and claims..........           104             83
  Other.....................................................            19             19
                                                                    ------         ------
                                                                    $  224         $  209
                                                                    ======         ======

    The following table presents an analysis of the allowance for doubtful accounts:

                                                                        AT DECEMBER 31,
                                                                   -------------------------
                                                                     1999             2000
                                                                   --------         --------
                                                                          (DOLLARS IN
                                                                           MILLIONS)
Balance at beginning of year................................          $5               $5
Additions...................................................           1                1
Deductions..................................................          (1)              (2)
                                                                      --               --
Balance at end of year......................................          $5               $4
                                                                      ==               ==

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(10) LEASES

    Lease commitments under non-cancelable operating leases extending for one year or more will require the following future payments:

                                                              (DOLLARS IN MILLIONS)
                                                              ---------------------
2001........................................................            $4
2002........................................................             3
2003........................................................             3
2004........................................................             2
2005........................................................             2
After 2005..................................................             1

    Total lease and rental expenses under noncancelable operating leases extending one month or more were $5 million in each of 1998 and 1999 and $4 million in 2000.

(11) BENEFIT PLANS

RETIREMENT PLANS AND POSTRETIREMENT BENEFIT PLANS

    Until February 25, 1991, we participated in the U.S. retirement plan of Union Carbide Corporation ("Union Carbide"). Effective February 26, 1991, we formed our own U.S. retirement plan which covers substantially all U.S. employees. Retirement and death benefits related to employee service through February 25, 1991 are covered by the Union Carbide plan. Benefits paid by the Union Carbide plan are based on final average pay through February 25, 1991, plus salary increases (not to exceed 6% per year) until January 26, 1995 when Union Carbide ceased to own at least 50% of the equity of UCAR. All our employees who retired prior to February 25, 1991 are covered under the Union Carbide plan. Pension benefits under our plan are based primarily on years of service and compensation levels prior to retirement. Net pension cost for our plan was $7 million in 1998, $6 million in 1999 and $7 million in 2000.

    Pension coverage for employees of foreign subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are systematically provided for by depositing funds with trustees, under insurance policies or by book reserves. Net pension costs for plans of foreign subsidiaries amounted to $7 million in 1998 (which includes a $7 million curtailment loss for the Canadian pension plan recorded in conjunction with the Company's restructuring charge), $2 million in 1999 and nil in 2000.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(11) BENEFIT PLANS (CONTINUED)

    The components of our consolidated net pension costs are as follows:

                                                                             FOR THE YEAR ENDED
                                                                                DECEMBER 31,
                                                                   --------------------------------------
                                                                     1998           1999           2000
                                                                   --------       --------       --------
                                                                           (DOLLARS IN MILLIONS)
Service cost................................................         $ 8            $ 7            $ 7
Interest cost...............................................          13             14             15
Expected return on assets...................................         (14)           (14)           (15)
Amortization................................................          (1)             1             --
Settlement (gain) loss......................................           1             (1)            --
Curtailment loss............................................           7              1             --
                                                                     ---            ---            ---
  Net pension cost..........................................         $14            $ 8            $ 7
                                                                     ===            ===            ===

    We also provide health care and life insurance benefits for eligible retired employees. These benefits are provided through various insurance companies and health care providers. We accrue the estimated net postretirement benefit costs during the employees' credited service periods. The components of our consolidated net postretirement benefit costs are as follows:

                                                                             FOR THE YEAR ENDED
                                                                                DECEMBER 31,
                                                                   --------------------------------------
                                                                     1998           1999           2000
                                                                   --------       --------       --------
                                                                           (DOLLARS IN MILLIONS)
Service cost................................................          $3             $2             $2
Interest cost...............................................           5              6              6
Amortization of prior service cost..........................          (3)            (2)            (1)
                                                                      --             --             --
  Net postretirement benefit cost...........................          $5             $6             $7
                                                                      ==             ==             ==

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(11) BENEFIT PLANS (CONTINUED)
    The reconciliation of beginning and ending balances of benefit obligations under, and fair value of assets of, all of our pension and postretirement benefit plans, and the funded status of the plans, are as follows:

                                                                                         POSTRETIREMENT
                                                          PENSION BENEFITS                  BENEFITS
                                                           AT DECEMBER 31,               AT DECEMBER 31,
                                                       -----------------------       -----------------------
                                                         1999           2000           1999           2000
                                                       --------       --------       --------       --------
                                                                       (DOLLARS IN MILLIONS)
Changes in benefit obligation:
  Net benefit obligation at beginning of year...        $  199          $195           $ 84           $ 75
  Service cost..................................             7             7              2              2
  Interest cost.................................            14            15              5              6
  Plan amendments...............................             1            --             (5)            --
  Foreign currency exchange rate changes........            (3)           (7)            --             (1)
  Actuarial (gain) loss.........................            (6)            7             (5)             7
  Curtailment...................................            --            (1)            --             --
  Settlement....................................            (8)           (1)            --             --
  Gross benefits paid...........................            (9)          (10)            (6)            (6)
                                                        ------          ----           ----           ----
  Net benefit obligation at end of year.........        $  195          $205           $ 75           $ 83
                                                        ======          ====           ====           ====
Changes in plan assets:
  Fair value of plan assets at beginning of
    year........................................        $  174          $191           $ --           $ --
  Actual return on plan assets..................            27            --             --             --
  Foreign currency exchange rate changes........            (2)           (8)            --             --
  Employer contributions........................             9             7              6              5
  Participants contributions....................            --            --             --              1
  Settlement....................................            (8)           (1)            --             --
  Gross benefits paid...........................            (9)          (10)            (6)            (6)
                                                        ------          ----           ----           ----
  Fair value of plan assets at end of year......        $  191          $179           $ --           $ --
                                                        ======          ====           ====           ====
Reconciliation of funded status:
  Funded status at end of year..................        $   (4)         $(27)          $(75)          $(83)
  Unrecognized net transition obligation
    (asset).....................................            (6)           (4)            --             --
  Unrecognized prior service cost...............             1             1             (4)            (3)
  Unrecognized net actuarial (gain) loss........           (18)            3             (3)             3
                                                        ------          ----           ----           ----
    Net amount recognized at end of year........        $  (27)         $(27)          $(82)          $(83)
                                                        ======          ====           ====           ====

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(11) BENEFIT PLANS (CONTINUED)
    Assumptions used to determine net pension costs, pension projected benefit obligation, net postretirement benefit costs and postretirement benefits projected benefit obligation are as follows:

                                                                                       POSTRETIREMENT
                                                        PENSION BENEFITS                  BENEFITS
                                                         AT DECEMBER 31,               AT DECEMBER 31,
                                                     -----------------------       -----------------------
                                                       1999           2000           1999           2000
                                                     --------       --------       --------       --------
Weighted average assumptions as of Measurement
  date:
  Discount rate...............................         7.67%          7.44%          8.06%          7.69%
  Expected return on plan assets..............         8.45%          8.59%           N/A             --
  Rate of compensation increase...............         5.16%          3.93%          5.25%          4.01%
  Health care cost trend on covered charges:
    Initial...................................          N/A            N/A           8.13%          8.04%
    Ultimate..................................          N/A            N/A           5.76%          5.80%
    Years to ultimate.........................          N/A            N/A              6              6

    Assumed health care cost trend rates have a significant effect on the amounts reported for net postretirement benefits. A one-percentage-point change in the health care cost trend rate would change the accumulated postretirement benefits net benefit obligation by approximately $5 million at December 31, 1999 and December 31, 2000 and change net postretirement benefit costs by approximately $1 million for both 1999 and 2000.

OTHER NON-QUALIFIED PLANS

    Since January 1, 1995, we have established various unfunded, non-qualified supplemental retirement and deferred compensation programs for certain eligible employees. We established benefits protection trusts (the "Trust") to partially provide for the benefits of employees participating in these plans. At both December 31, 1999, and 2000, the Trust had assets of approximately $2 million, which are included in other assets on the Consolidated Balance Sheets.

SAVINGS PLAN

    Our employee savings plan provides eligible employees the opportunity for long-term savings and investment. Participating employees can contribute 1.0% to 7.5% of employee compensation as basic contributions and an additional 0.5% to 10.0% of employee compensation as supplemental contributions. For 1999 and 2000, we contributed on behalf of each participating employee an amount equal to 50% of the employee's basic contribution. We contributed $2 million in each of 1998, 1999 and 2000.

INCENTIVE PLANS

    In 1998, we implemented a global profit sharing plan for our worldwide employees. This plan is based on our global financial performance. The cost for this plan was $10 million in 1998, nil in 1999 and $2 million in 2000.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(12) RESTRUCTURING PLAN

    In 2000 fourth quarter, we recorded a charge of $4 million in connection with a corporate restructuring, mainly for severance and related benefits associated with a workforce reduction of 85 people. The functional areas affected include finance, accounting, sales, marketing and administration.

    In 2000 first quarter, we recorded a restructuring charge of $6 million in connection with a restructuring of our graphite specialties business. Key elements of the restructuring included elimination of certain product lines and rationalization of operations to reduce costs and improve profitability of remaining product lines. This rationalization included discontinuing certain manufacturing processes at one of our facilities in the U.S. that will be performed at our other facilities in the future. The charge included severance costs for 65 employees, costs for demolition of selected buildings, and related environmental costs. During 2000, we paid $0.9 million in severance costs. Based on subsequent developments in the 2000 third quarter, we decided not to demolish those buildings. Therefore, we reversed $4 million of the charge that related to demolition and related environmental costs.

    In September 1998, we recorded a restructuring charge of $86 million in connection with a global restructuring and rationalization plan. The principal actions of the plan involved the closure of manufacturing operations at our facilities in Canada and Germany and the centralization and consolidation of administrative and financial functions. These actions eliminated 371 administrative and manufacturing positions. The $86 million charge consisted of a write-off of $29 million of assets and a reserve of $57 million.

    During 1999, it was determined that plant closure activities were estimated to result in lower cash costs than originally anticipated. These savings represent lower net anticipated demolition costs resulting primarily from the outsourcing of a majority of the planned demolition at our Canadian plant and, to a lesser extent, lower severance related costs. These developments resulted in a net reduction of the restructuring cost estimate of $6 million in the 1999 third quarter.

    Our German plant ceased production activities in 1998. Our Canadian plant ceased production activities in April 1999. In addition, the relocation of our corporate headquarters to Nashville, Tennessee was completed during 1999.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(12) RESTRUCTURING PLAN (CONTINUED)

    The following table summarizes activity relating to the accrued expense in connection with the restructuring charges.

                                                        PLANT SHUTDOWN        POST
                                        SEVERANCE AND    AND RELATED     MONITORING AND
                                        RELATED COSTS       COSTS        RELATED COSTS     TOTAL
                                        -------------   --------------   --------------   --------
                                                          (DOLLARS IN MILLIONS)
Restructuring charges in 1998.........       $30              $18              $9           $57
Payments in 1999......................       (16)              (3)             (4)          (23)
Change in estimate and impact of
  currency rate charges in 1999.......        (1)              (5)             --            (6)
                                             ---              ---              --           ---
Balance at December 31, 1999..........        13               10               5            28
                                             ---              ---              --           ---
Restructuring charge in 2000..........         6                3               1            10
Payments in 2000......................        (5)              (1)             (1)           (7)
Change in estimate and impact of
  currency rate changes in 2000.......        (1)              (3)             (1)           (5)
                                             ---              ---              --           ---
Balance at December 31, 2000..........       $13              $ 9              $4           $26
                                             ===              ===              ==           ===

    The restructuring accrual is included in other accrued liabilities on the Consolidated Balance Sheets.

(13) MANAGEMENT COMPENSATION AND INCENTIVE PLANS

STOCK OPTIONS

    We have adopted several stock option plans. The aggregate number of shares reserved under the plans since their initial adoption was 9,500,000 at December 31, 1999 and 11,000,000 at December 31, 2000. The plans permit options to be granted to employees and, in the case of one plan since March 1998, also to non-employee directors.

    In 1995, we granted 12-year options to management to purchase 4,761,000 shares at an exercise price of $7.60 per share, of which options for 3,967,400 shares vested fully at the time of our initial public offering, and the balance were performance options, one half of which were to vest in each of 1998 and 1999 on achievement of designated EBITDA targets. In December 1997, UCAR's Board of Directors accelerated the vesting of the 1998 performance options. We did not achieve the 1999 performance targets and, accordingly, the outstanding 1999 performance options were cancelled.

    In 1996, we granted 10-year options to mid-management to purchase 960,000 shares at an exercise price of $35.00 per share, and granted additional 10-year options to mid-management to purchase 4,000 shares at an exercise price of $40.44 per share. In 1997, we granted 10-year options to mid-management to purchase 61,500 shares at an exercise price of $39.31 per share. The options vest eight years from the grant date. Accelerated vesting occurs if the market price of the common stock equals or exceeds specified amounts. At December 31, 2000, 458,350 of such options were fully vested.

    In 1997, we granted fully vested 10-year options to management to purchase 155,000 shares at an exercise price of $37.59 per share. At December 31, 2000 all of these options were fully vested.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(13) MANAGEMENT COMPENSATION AND INCENTIVE PLANS (CONTINUED)
    In 1998, we granted 10-year options to management to purchase shares as follows:

    - Options for 641,000 shares were granted to certain officers and directors at exercise prices ranging from $29.22 to $34.36 per share. Options for 320,000 shares vest one year from the grant date, options for 221,000 shares vest two years from the grant date and options for 100,000 shares vest three years from the grant date. At December 31, 2000, 541,000 of such options were fully vested.

    - Options for 1,935,000 shares were granted to certain officers and management at exercise prices ranging from $15.50 to $17.06 per share. Options for 17,000 shares vested on the grant date, options for 628,000 shares vest after one year from the grant date, and all remaining options vest seven years from the grant date, subject to accelerated vesting if the market price for the common stock equals or exceeds specified amounts. At December 31, 2000, 1,861,396 of such options were fully vested.

    In 1999, we granted options to management to purchase shares as follows:

    - Options for 409,000 shares were issued to certain officers, management and directors at exercise prices ranging from $14.13 to $25.81 per share. Options for 45,359 shares vested on the grant date, options for 274,101 shares vest one year from the grant date, and all remaining options vest seven years from the grant date, subject to accelerated vesting if the market price for the common stock equals or exceeds specified amounts. At December 31, 2000, 316,195 of such options were fully vested.

    In 2000, we granted options to management to purchase shares as follows:

    - Options for 2,615,511 shares were issued to certain officers and management at exercise prices ranging from $8.56 to $17.31 per share. Options for 2,070,100 shares vest two years from the grant date, options for 200,000 shares vest five years from the grant date, 175,901 shares vest one year from the grant date, options for 12,200 vested at the grant date, and all remaining options vest seven years from the grant date, subject to accelerated vesting if the market price for the common stock equals or exceeds specified amounts. At December 31, 2000, 12,200 of such options were fully vested.

    In 1998, we adopted stock purchase programs under which management may purchase shares at fair market value on the date of purchase. Management purchased stock were 201,373 shares in 1998, 26,804 shares in 1999 and 18,556 shares in 2000.

    We apply APB 25 in accounting for our stock-based compensation expense plans. Accordingly, no compensation expense has been recognized for our time vesting options. If compensation expense for our stock-based compensation plans was determined by the fair value method prescribed by SFAS 123,

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(13) MANAGEMENT COMPENSATION AND INCENTIVE PLANS (CONTINUED) our net income (loss) and net income (loss) per share would have been reduced or increased to the pro forma amounts indicated below:

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                1998           1999           2000
                                                              --------       --------       --------
                                                                      (DOLLARS IN MILLIONS,
                                                                      EXCEPT PER SHARE DATA)
Net income (loss):
  As reported..........................................        $  (37)        $  42          $  10
  Pro forma............................................           (41)           40              9

Diluted net income (loss) per share:
  As reported..........................................         (0.83)         0.91           0.22
  Pro forma............................................        $(0.91)        $0.87          $0.20

    A summary of the status of our stock-based compensation plans at the dates and for the period indicated is presented below:

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------------
                                                  1998                   1999                   2000
                                          --------------------   --------------------   --------------------
                                                     WEIGHTED-              WEIGHTED-              WEIGHTED-
                                                      AVERAGE                AVERAGE                AVERAGE
                                                     EXERCISE               EXERCISE               EXERCISE
                                           SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                          --------   ---------   --------   ---------   --------   ---------
                                                                (SHARES IN THOUSANDS)
Time vesting options:
  Outstanding at beginning of Year......    3,324     $16.98       5,826     $18.48       5,277     $20.15
  Granted at market price...............    1,884      17.06         410      19.91       2,615       9.53
  Granted at price exceeding Market.....      621      32.37          --         --          --         --
Granted at price below market...........       51      15.50          --         --          --         --
  Exercised.............................      (10)      7.60         (16)     13.85         (16)     13.81
  Forfeited/canceled....................      (44)     32.84        (943)     10.19         (34)     32.37
                                           ------                 ------                 ------
    Outstanding at end of year..........    5,826      18.48       5,277      20.15       7,842      16.55
                                           ======                 ======                 ======

  Options exercisable at year end.......    2,841      13.76       4,176      15.32       4,710      18.65
  Weighted-average fair value of Options
    granted during year:
    At market...........................              $ 8.53                 $11.64                 $ 5.97
    Exceeding market....................               12.49                     --                     --
    Below market........................                7.99                     --                     --
Performance vesting options:
  Outstanding at beginning of Year......    1,174     $ 7.60         938     $ 7.60         546     $ 7.60
  Granted...............................       --         --          --         --          --         --
  Exercised.............................      (45)      7.60          (3)      7.60         (22)      7.60
  Forfeited/canceled....................     (191)      7.60        (389)      7.60        (123)      7.60
                                           ======                 ======                 ======
    Outstanding at end of year..........      938       7.60         546       7.60         401       7.60
                                           ======                 ======                 ======
  Options exercisable at year end.......      566     $ 7.60         428     $ 7.60         401     $ 7.60

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(13) MANAGEMENT COMPENSATION AND INCENTIVE PLANS (CONTINUED)
    The fair value of each stock option is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1998, 1999 and 2000, respectively: dividend yield of 0.0% for all years; expected volatility of 35% in 1998, 45% in 1999 and 50% in 2000; risk-free interest rates of 4.9% in 1998, 5.4% in 1999 and 5.5% in 2000; and expected lives of 7 years in 1998 and 8 years in 1999 and 2000.

    The following table summarizes information about stock options outstanding at December 31, 2000:

                                                                                        OPTIONS EXERCISABLE
                                                                                      -----------------------
                                             OPTIONS OUTSTANDING                                    WEIGHTED-
                                              WEIGHTED-AVERAGE                                       AVERAGE
                                 NUMBER           REMAINING        WEIGHTED-AVERAGE     NUMBER      EXERCISE
RANGE OF EXERCISE PRICES       OUTSTANDING    CONTRACTUAL LIFE     EXERCISE PRICES    EXERCISABLE    PRICES
------------------------       -----------   -------------------   ----------------   -----------   ---------
                                                           (SHARES IN THOUSANDS)
  Time vesting options:
        $7.60                     3,530          8 years                $ 8.19           1,378       $ 7.61
    $14.13 to $18.69              2,579          8 years                 16.54           2,122        17.06
    $22.06 to $29.22                157          8 years                 25.45              67        26.25
    $30.59 to $40.44              1,576          6 years                 34.42           1,143        34.46
                                  -----                                                  -----
                                  7,842          8 years                $16.55           4,710       $18.65
                                  =====                                                  =====

Performance vesting options:
        $7.60                       401          6 years                $ 7.60             401       $ 7.60
                                  =====                                                  =====

    OTHER

    In 1998, we entered into a five-year employment agreement with our current president, chief executive officer and chairman of the board.

    In 1998, we adopted a loan program under which management borrowed approximately $3 million in 1998 and less than $1 million in 1999 and 2000.

    In 1998, we adopted stock purchase programs under which management may purchase shares at fair market value on the date of purchase. Management purchased 201,373 shares in 1998, 26,804 shares in 1999 and 18,556 shares in 2000.

(14) CONTINGENCIES

ANTITRUST INVESTIGATIONS

    In June 1997, we were served with subpoenas to produce documents to a grand jury convened by the U.S. Department of Justice (the "DOJ") and a related search warrant in connection with a criminal investigation as to whether there had been any violation of U.S. federal antitrust law by producers of graphite electrodes. Concurrently, the antitrust enforcement authority of the European Union (the "EU Competition Authority") visited the offices of one of our French subsidiaries for purposes of gathering information in connection with an investigation as to whether there had been any violation of the antitrust law of the European Community by those producers. In October 1997, we were served with

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(14) CONTINGENCIES (CONTINUED)
subpoenas by the DOJ to produce documents relating to, among other things, our carbon electrode and bulk graphite businesses.

    In April 1998, pursuant to a plea agreement between the DOJ and UCAR, the DOJ charged UCAR and unnamed co-conspirators with participating from at least July 1992 until at least June 1997 in an international conspiracy involving meetings and conversations in the Far East, Europe and the U.S. resulting in agreements to fix prices and allocate market shares in the U.S. and elsewhere, to restrict co-conspirators' capacity and to restrict non-conspiring producers' access to manufacturing technology for graphite electrodes. In addition, in April 1998, pursuant to the plea agreement, UCAR pled guilty to a one count charge of violating U.S. federal antitrust law in connection with the sale of graphite electrodes and was sentenced to pay a non-interest-bearing fine in the aggregate amount of $110 million. The fine is payable in six annual installments of $20 million, $15 million, $15 million, $18 million, $21 million and $21 million, commencing July 23, 1998. The plea agreement was approved by the court and, as a result, under the plea agreement, we will not be subject to prosecution by the DOJ with respect to any other violations of U.S. federal antitrust law occurring prior to 1998. The payments due in 1998, 1999 and 2000 were timely made. At our request, each of the remaining three payments has been deferred by one year.

    In the 2000 first quarter, pursuant to a plea agreement with the DOJ, our former chief executive officer and chief operating officer, both of whom retired and resigned from all positions with us in March 1998, pled guilty to one count charges of violating U.S. federal antitrust law in connection with the sale of graphite electrodes and were sentenced to terms of incarceration and payment of fines. In January 2000, a former director, export sales Europe, was indicted by the DOJ on similar charges. We do not intend to reimburse those officers for their fines or that director, export sales Europe, for any costs or fines he may incur as a result of such indictment.

    In January 2000, Mitsubishi Corporation, one of our former parents, was indicted by the DOJ on a one count charge of aiding and abetting violations of U.S. federal antitrust law in connection with the sale of graphite electrodes. Mitsubishi entered a plea of not guilty. In February 2001, a jury found Mitsubishi guilty of the charge. Mitsubishi has indicated that it intends to appeal.

    In April 1998, we became aware that the Canadian Competition Bureau (the "Competition Bureau") had commenced a criminal investigation as to whether there had been any violation of Canadian antitrust law by producers of graphite electrodes. In March 1999, pursuant to a plea agreement between our Canadian subsidiary and the Competition Bureau, our Canadian subsidiary pled guilty to a one count charge of violating Canadian antitrust law in connection with the sale of graphite electrodes and was sentenced to pay a fine of Cdn. $11 million. The relevant Canadian court approved the plea agreement and, as a result, under the plea agreement we will not be subject to prosecution by the Competition Bureau with respect to any other violations of Canadian antitrust law occurring prior to the date of the plea agreement. The fine was timely paid.

    In June 1998, we became aware that the Japanese antitrust enforcement authority had commenced an investigation as to whether there had been any violation of Japanese antitrust law of producers and distributors of graphite electrodes. We have no facilities or employees in Japan. We believe that, among other things, we have good defenses to any claim that we are subject to the jurisdiction of the Japanese antitrust authority. In March 1999, the Japanese antitrust authority issued a warning letter to the four Japanese graphite electrode producers. While the Japanese antitrust authority did not issue a similar

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(14) CONTINGENCIES (CONTINUED)
warning to us, the warning letter issued to the Japanese producers did reference us as a member of an alleged cartel.

    In October 1999, we became aware that the Korean antitrust authority had commenced an investigation as to whether there had been any violations of Korean antitrust law by producers and distributors of graphite electrodes. We have no facilities in Korea. We have received requests for information from the Korean antitrust authority.

    In January 2000, the EU Competition Authority issued a statement of objections initiating proceedings against us and other producers of graphite electrodes. The statement alleges that we and other producers violated antitrust laws of the European Community and the European Economic Area in connection with the sale of graphite electrodes. The statement does not set forth any proposed fines or the impact which cooperation by us or other producers would have on their respective fines, if any. The maximum fine for such a violation is ten percent of a company's revenue during the year preceding the year in which the fine is assessed. We believe that we have provided substantial cooperation to the EU Competition Authority and are, therefore, entitled to a reduction in the amount of any fine which would otherwise be assessed. While there is no requirement as to when fines, if any, must be assessed, we believe that it is likely that fines will be assessed during 2001. Any such assessment would be subject to appeal before the Court of First Instance in Luxembourg, although the fine or collateral security therefor would be payable about three months after such assessment.

    We continue to cooperate with the DOJ and the Competition Bureau in their continuing investigations of other producers and distributors of graphite electrodes. We are also cooperating with the EU Competition Authority and the Korean antitrust authorities in their continuing investigations. In connection therewith, we have produced and are producing documents and witnesses. It is possible that antitrust investigations seeking, among other things, to impose fines and penalties could be initiated by authorities in other jurisdictions.

    The guilty pleas make it more difficult for us to defend against other investigations as well as civil lawsuits and claims. We have been vigorously protecting, and intend to continue to vigorously protect, our interests in connection with the investigations described above. We may, however, at any time settle any possible unresolved charges.

ANTITRUST LAWSUITS

    In 1997, we and other producers of graphite electrodes were served with complaints commencing various antitrust class action lawsuits. Subsequently, the complaints were either withdrawn without prejudice to refile or consolidated into a single complaint (the "antitrust class action lawsuit"). In the consolidated complaint, the plaintiffs allege that the defendants violated U.S. federal antitrust law in connection with the sale of graphite electrodes and seek, among other things, an award of treble damages resulting from such alleged violations. In August 1998, a class of plaintiffs consisting of all persons who purchased graphite electrodes in the U.S. (the "class") directly from the defendants during the period from July 1, 1992 through June 30, 1997 (the "class period") was certified.

    In 1998 and 1999, we and other producers of graphite electrodes were served by steelmakers in the U.S. and Canada with complaints and petitions commencing nine separate civil antitrust lawsuits in various courts (the "other initial lawsuits"). In the complaints and petitions, the plaintiffs allege that

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(14) CONTINGENCIES (CONTINUED)
the defendants violated U.S. federal, Texas and Canadian antitrust laws and Canadian conspiracy law in connection with the sale of graphite electrodes.

    In 1999 and 2000, we and other producers of graphite electrodes were served with three complaints commencing three separate civil antitrust lawsuits (the "foreign customer lawsuits"). The first complaint was filed by about 27 steelmakers and related parties, all but one of whom are located outside the U.S. The second complaint was filed by about 4 steelmakers, all of whom are located outside the U.S. The third complaint was filed by a steelmaker who is located outside the U.S. In each complaint, the plaintiffs allege that the defendants violated U.S. federal antitrust law in connection with the sale of graphite electrodes sold or sourced from the U.S. and those sold and sourced outside the U.S. The plaintiffs seek, among other things, an award of treble damages resulting from such alleged antitrust violations. We believe that we have strong defenses against claims alleging that purchases of graphite electrodes outside the U.S. are actionable under U.S. federal antitrust law. We have filed motions to dismiss the first and second complaints.

    In 1999 and 2000, we were served with three complaints commencing three civil antitrust lawsuits (the "carbon electrode lawsuits"). In the complaints, the plaintiffs allege that the defendants violated U.S. federal antitrust law in connection with the sale of carbon electrodes and seek, among other things, an award of treble damages resulting from such alleged violations. The guilty pleas described above do not relate to carbon electrodes.

    We understand that certain customers in other countries who purchased graphite electrodes, carbon electrodes or other products from us have threatened to commence antitrust lawsuits against us in the U.S. or in other jurisdictions with respect to the subject matter of the investigations and lawsuits described above.

    Through the date hereof, except as described in the next paragraph, we have settled all of the lawsuits described above, certain of the threatened civil antitrust lawsuits and certain possible antitrust claims by certain other customers who negotiated directly with us. The settlements cover virtually all of the actual and potential claims against us by customers in the U.S. and Canada arising out of alleged antitrust violations occurring prior to the date of the respective settlements in connection with the sale of graphite electrodes. The settlement of the antitrust class action also covers the actual and potential claims against us by certain foreign customers arising out of alleged antitrust violations occurring prior to the date of the respective settlements in connection with the sale of graphite electrodes sourced from the U.S. Although each settlement is unique, in the aggregate they consist primarily of current and deferred cash payments with some product credits and discounts. Through December 31, 2000, all fines and settlement payments due under the agreements and settlements, an aggregate of $233 million, net, have been timely paid. Likewise, all fines and settlements due thereunder from January 1, 2001 through the date hereof have been timely paid. We have paid $11 million in imputed interest related to the DOJ fine to date. As of December 31, 2000, the aggregate amount of fines and settlement payments remaining due under the agreements and settlements is approximately $62 million.

    The foreign customer lawsuits and the carbon electrode lawsuits have not been settled and are still in their early stages. We have been vigorously defending against these lawsuits as well as all threatened lawsuits and possible unasserted claims, including those mentioned above. We may at any time, however, settle these lawsuits as well as any threatened lawsuits and possible claims.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(14) CONTINGENCIES (CONTINUED)
    It is possible that additional civil antitrust lawsuits seeking, among other things, to recover damages could be commenced against us in the U.S. and in other jurisdictions.

1997 ANTITRUST EARNINGS CHARGE

    We recorded a pre-tax charge of $340 million against results of operations for 1997 as a reserve for potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims. The $340 million reserve is calculated on a basis net of, among other things, imputed interest on installment payments of the DOJ fine. Actual aggregate liabilities and expenses (including settled investigations, lawsuits and claims as well as the continuing investigations and unsettled pending, threatened and possible lawsuits and claims mentioned above) could be materially higher than $340 million. To the extent that aggregate liabilities and expenses, net, are known or reasonably estimable, at December 31, 2000, such amount continues to represent our estimate of these liabilities and expenses. In the aggregate, the fines and settlements described above and related expenses, net, are within the amounts we used to evaluate the $340 million charge.

STOCKHOLDER DERIVATIVE AND SECURITIES CLASS ACTION LAWSUITS

    In March 1998, UCAR was served with a complaint commencing a stockholder derivative lawsuit. Certain former and current officers and directors were named as defendants. UCAR was named as a nominal defendant. In October 1999, UCAR and the individual defendants entered into an agreement settling the lawsuit. The settlement became final in January 2000.

    In April and May 1998, UCAR was served with complaints commencing securities class actions. The complaints were consolidated into a single complaint and the Florida State Board of Administration was designated lead plaintiff. UCAR and certain former and current officers and directors were named as defendants. The class consists of all persons (other than the defendants) who purchased common stock during the period from August 1995 through March 1998. In October 1999, UCAR and the individual defendants entered into an agreement settling the lawsuit. The settlement became final in February 2000.

    Under the settlements, a total of $40.5 million was contributed to escrow accounts for the benefit of former and current stockholders who are members of the class of plaintiffs for whom the securities class action was brought as well as for plaintiffs' attorney's fees. We contributed $11.0 million and the insurers under our directors and officers' insurance policies at the time the lawsuits were filed contributed the balance of $29.5 million. In addition, a new outside director, acceptable to both UCAR and the Florida State Board of Administration, the eighth largest state employees' pension fund, was added to UCAR's Board of Directors. We expected to incur about $2.0 million of unreimbursed expenses related to the lawsuits. These expenses, together with the $11.0 million, were recorded as a charge to operations of $13.0 million in the 1999 third quarter. In the 2000 second quarter, we reversed $1 million of this charge because actual expenses were lower than expected.

LAWSUIT INITIATED BY US AGAINST OUR FORMER PARENTS

    In February 2000, we commenced a lawsuit against our former parents, Mitsubishi and Union Carbide. The other defendants include two of the respective representatives of Mitsubishi and Union Carbide who served on UCAR's Board of Directors at the time of our leveraged equity recapitalization in January 1995, one of whom was a member of UCAR's Board of Directors and the Board of

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(14) CONTINGENCIES (CONTINUED)
Directors of Union Carbide at February 23, 2000. In the lawsuit, we allege, among other things, that certain payments made to our former parents in connection with the recapitalization were unlawful under the General Corporation Law of the State of Delaware, that our former parents were unjustly enriched by receipts from their investments in us and that our former parents aided and abetted breaches of fiduciary duties owed to us by our former senior management in connection with illegal graphite electrode price fixing activities. We are seeking to recover more than $1.5 billion in damages, including interest. The defendants have filed motions to dismiss this lawsuit and motions to disqualify certain of our counsel from representing us in this lawsuit. We are vigorously opposing those motions. We expect to incur $10 million to $20 million for legal expenses to pursue this lawsuit through trial.

OTHER PROCEEDINGS AGAINST US

    We are involved in various other investigations, lawsuits, claims and other legal proceedings incidental to the conduct of our business. While it is not possible to determine the ultimate disposition of each of them, we do not believe that their ultimate disposition will have a material adverse effect on us.

(15) EARNINGS PER SHARE

    Basic and diluted earnings per share are calculated based upon the provisions of SFAS 128, adopted in 1997, using the following share data:

                                                      1998         1999         2000
                                                   ----------   ----------   ----------
Weighted-average common shares outstanding for
  basic calculation..............................  44,971,598   45,114,278   45,224,204

Add: Effect of stock options.....................          --    1,388,874      589,208
                                                   ----------   ----------   ----------

Weighted-average common shares outstanding,
  adjusted for diluted calculation...............  44,971,598   46,503,152   45,813,412
                                                   ==========   ==========   ==========

    No outstanding options were considered in the 1998 calculation of weighted-average common shares outstanding for the diluted calculation as they were not dilutive due to net losses in the respective periods. The calculation of weighted average common shares outstanding for the diluted calculation excludes options for 1,898,657 shares in 1999 and 3,669,498 shares in 2000 because they were not dilutive due to the fact that the exercise prices were greater than the weighted average market price of the common stock.

(16) STOCKHOLDER RIGHTS PLAN

    Effective August 7, 1998, we adopted a Stockholder Rights Plan (the "Rights Plan"). Under the Rights Plan, one preferred stock purchase right (a "Right") was distributed as a dividend on each outstanding share of common stock. Each share of common stock issued after the distribution is accompanied by a Right.

    When a Right becomes exercisable, it entitles the holder to buy one one-thousandth of a share of a new series of preferred stock for $110. The Rights are subject to adjustment upon the occurrence of

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(16) STOCKHOLDER RIGHTS PLAN (CONTINUED) certain dilutive events. The Rights will become exercisable only when a person or group becomes the beneficial owner of 15% or more of the outstanding shares of common stock or 10 days after a person or group announces a tender offer to acquire beneficial ownership of 15% or more of the outstanding shares of common stock. No certificates representing the Rights will be issued unless the Rights become exercisable.

    Under certain circumstances, holders of Rights, except a person or group described above and certain related parties, will be entitled to purchase shares of common stock at 50% of the price at which the common stock traded prior to the acquisition or announcement. In addition, if UCAR is acquired after the Rights become exercisable, the Rights will entitle those holders to buy the acquiring company's shares at a similar discount.

    We are entitled to redeem the Rights for one cent per Right under certain circumstances. If not redeemed, the Rights will expire on August 7, 2008. For stockholders who owned more than 15% of the outstanding shares of common stock on August 7, 1998, the thresholds described above are 22.5% (and not 15%) of the outstanding shares of common stock.

    The preferred stock issuable upon exercise of Rights consists of Series A Junior Participating Preferred Stock, par value $.01 per share, of UCAR. In general, each share of that preferred stock will be entitled to a minimum preferential quarterly dividend declared on the common stock, will be entitled to a liquidation preference of $110,000 and will have 1,000 votes, voting together with the common stock.

(17) IMPAIRMENT LOSSES

    During August 1998, the Russian economic and business climate experienced significant adverse change. This change, when considered in conjunction with the current and historical operating and cash flow losses of our manufacturing operations in Vyazma, Russia, indicated the need for assessing the recoverability of the long-lived and intangible assets of these operations. We estimated future undiscounted cash flows expected to result from the use of the related assets and concluded they were less than the carrying amount of these assets. Accordingly, we recorded an impairment loss of $60 million for the unrecoverable portion of these assets, effectively writing down the carrying value of these assets to their estimated fair value of $2 million. The impairment loss affected the graphite electrode business segment and consisted of $55 million of long-lived assets and $5 million of goodwill.

    During late 1999, our graphite specialties business experienced significant adverse changes in performance due to a decline in demand and prices for graphite specialties. In addition, performance adversely changed due to delays in bringing new or improved products to markets. This change indicated the need for assessing the recoverability of the long-lived assets of this business. These assets are located primarily at the our plant in Clarksburg, West Virginia. We estimated the future undiscounted cash flows expected to result from the use of these assets and concluded they were below the respective carrying amounts. Accordingly, we recorded an impairment loss of $35 million for the unrecoverable portion of these assets, effectively writing down the carrying value of the fixed assets to their estimated fair value of $6 million. Additionally, an inventory write-down of $8 million was recorded to reduce their carrying amount to the lower of cost or market. The impairment loss and inventory write-down affected the graphite and carbon products segment.

                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES

(17) IMPAIRMENT LOSSES (CONTINUED)
    In 2000 third quarter, we recorded an impairment charge of $3 million in connection with the re-sourcing of our U.S. cathode production to our facilities in Brazil and France and the reduction of graphite electrode production capability to accommodate such increased cathode production in Brazil and France. This was a non-cash charge related to the write off of certain fixed assets located at one of our facilities in the U.S.

    The fair value of the long-lived assets was calculated on the basis of discounted estimated future cash flows. Estimates of the discounted future cash flows are subject to significant uncertainties and assumptions. Accordingly, actual values could vary significantly from such estimates.

(18) PUBLIC OFFERING OF COMMON STOCK OF GRAFTECH INC.

    In July 2000, Graftech filed a registration statement on Form S-1 with the SEC related to a proposed initial public offering of its common stock. A portion of the common stock to be sold was expected to consist of outstanding shares to be sold by one of our other subsidiaries. Costs associated with the offering, including underwriting discounts, legal, accounting, printing and filing fees and incremental business realignment and separation costs, were expected to be paid from the gross proceeds of the offering. We postponed the initial public offering due to market conditions and, as a result, we recorded a charge of $2 million for cost incurred in connection with this offering in 2000.

                                8,000,000 Shares

                                     [LOGO]

                                    JPMORGAN
                           CREDIT SUISSE FIRST BOSTON
                              MERRILL LYNCH & CO.
                                           , 2001

    No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All the amounts shown are estimated, except the SEC registration fee and the NYSE listing fee.

SEC registration fee........................................  $   30,774
NASD fee....................................................      12,810
Printing and engraving expenses.............................      *
Legal fees and expenses.....................................      *
Accounting fees and expenses................................      *
Transfer agent and registrar fees and expenses..............      *
Miscellaneous...............................................      *
                                                              ----------
  Total.....................................................  $   *
                                                              ==========

------------------------

*   To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware (the "LAW") provides as follows:

        "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

        (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

        (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

    Section 102(b) (7) of the Law provides as follows:

        "(b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

           (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
       (iii) under Section 174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with Section 141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title."

    The registrant maintains a director's and officer's liability insurance policy which indemnifies directors and officers for certain losses arising from claims by reason of a wrongful act, as defined therein, under certain circumstances.

    In addition, in response to this Item 15, the following information is incorporated by reference: the information included in the description of the registrant's capital stock contained in the registrant's registration statement on Form 8-A dated July 28, 1995, as updated by any amendment or report filed for the purpose of updating such description; the information included in the description of the registrant's preferred stock purchase rights contained in the registrant's registration statement on

Form 8-A dated September 10, 1998, as updated by any amendment or report filed for the purpose of updating such description; Articles Tenth and Eleventh of the Amended and Restated Certificate of Incorporation of the registrant incorporated by reference as Exhibit 4.1 to this Registration Statement; and Article V of the Amended and Restated By-Laws of the registrant incorporated by reference as
Exhibit 4.2 to this Registration Statement.

ITEM 16. EXHIBITS

    (a) Exhibits

       EXHIBIT
       NUMBER                                              DESCRIPTION
---------------------              ------------------------------------------------------------
1.1**                         --   Form of Underwriting Agreement among J.P. Morgan Securities
                                   Inc., Credit Suisse First Boston, Merrill Lynch & Co. and
                                   UCAR International Inc.
2.1(1)                        --   Recapitalization and Stock Purchase and Sale Agreement dated as of November 14, 1994 among Union Carbide Corporation,
                                   Mitsubishi Corporation, UCAR International Inc. and UCAR
                                   International Acquisition Inc. and Guaranty made by
                                   Blackstone Capital Partners II Merchant Banking Fund L.P.
                                   and Blackstone Offshore Capital Partners II L.P.
2.2(2)                        --   Amended and Restated Stockholders' Agreement dated as of
                                   February 29, 1996 among Blackstone Capital Partners II
                                   Merchant Banking Fund L.P., Blackstone Offshore Capital
                                   Partners II L.P., Blackstone Family Investment Partnership
                                   II L.P., Chase Equity Associates and UCAR
                                   International Inc.
2.3(1)                        --   Exchange Agreement dated as of December 15, 1993 by and
                                   among Union Carbide Corporation, Union Carbide Chemicals and
                                   Plastics Company Inc., Mitsubishi Corporation and UCAR
                                   International Inc.
2.4(1)                        --   Stock Purchase and Sale Agreement dated as of November 9,
                                   1990 among Mitsubishi Corporation, Union Carbide Corporation and UCAR Carbon Company Inc.
2.5(1)                        --   Letter Agreement dated January 26, 1995 with respect to
                                   termination of the Stockholders' Agreement dated as of
                                   November 9, 1990 among Mitsubishi Corporation, Union Carbide
                                   Corporation and UCAR Carbon Company Inc.
2.6(1)                        --   Settlement Agreement dated as of November 30, 1993 among
                                   Mitsubishi Corporation, Union Carbide Corporation and UCAR
                                   Carbon Company Inc.
2.7(1)                        --   Transfer Agreement dated January 1, 1989 between Union
                                   Carbide Corporation and UCAR Carbon Company Inc.
2.8(1)                        --   Amendment No. 1 to such Transfer Agreement dated
                                   December 31, 1989.
2.9(1)                        --   Amendment No. 2 to such Transfer Agreement dated July 2,
                                   1990.
2.10(1)                       --   Amendment No. 3 to such Transfer Agreement dated as of
                                   February 25, 1991.
2.11(1)                       --   Amended and Restated Realignment Indemnification Agreement
                                   dated as of June 4, 1992 among Union Carbide Corporation,
                                   Union Carbide Chemicals and Plastics Company Inc., Union
                                   Carbide Industrial Gases Inc., UCAR Carbon Company Inc. and
                                   Union Carbide Coatings Service Corporation.
2.12(1)                       --   Environmental Management Services and Liabilities Allocation
                                   Agreement dated as of January 1, 1990 among Union Carbide
                                   Corporation, Union Carbide Chemicals and Plastics
                                   Company Inc., UCAR Carbon Company Inc., Union Carbide
                                   Industrial Gases Inc. and Union Carbide Coatings Service
                                   Corporation.
2.13(1)                       --   Amendment No. 1 to such Environmental Management Services
                                   and Liabilities Allocation Agreement dated as of June 4,
                                   1992.

       EXHIBIT
       NUMBER                                              DESCRIPTION
---------------------              ------------------------------------------------------------
2.14(4)                       --   Trade Name and Trademark License Agreement dated March 1,
                                   1996 between Union Carbide Corporation and UCAR Carbon
                                   Technology Corporation.
2.15(1)                       --   Employee Benefit Services and Liabilities Agreement dated
                                   January 1, 1990 between Union Carbide Corporation and UCAR
                                   Carbon Company Inc.
2.16(1)                       --   Amendment to such Employee Benefit Services and Liabilities
                                   Agreement dated January 15, 1991.
2.17(1)                       --   Supplemental Agreement to such Employee Benefit Services and
                                   Liabilities Agreement dated February 25, 1991.
2.18(1)                       --   Letter Agreement dated December 31, 1990 among Union Carbide
                                   Chemicals and Plastics Company Inc., UCAR Carbon
                                   Company Inc., Union Carbide Grafito, Inc. and Union Carbide
                                   Corporation.
2.19(5)                       --   Share Sale Agreement between Samancor Limited and UCAR
                                   Carbon Company Inc. dated April 21, 1997.
4.1(3)                        --   Amended and Restated Certificate of Incorporation of UCAR
                                   International Inc.
4.1(a)(6)                     --   Certificate of Designations of Series A Junior Participating
                                   Preferred Stock.
4.2(3)                        --   Amended and Restated By-Laws of UCAR International Inc.
4.2(a)(6)                     --   Amendment to By-Laws of UCAR International Inc.
4.3(6)                        --   Rights Agreement dated as of August 7, 1998 between UCAR
                                   International Inc. and The Bank of New York, as Rights
                                   Agent.
5.1**                         --   Opinion of Kelley Drye & Warren LLP.
23.1**                        --   Consent of Kelley Drye & Warren LLP (included in its opinion filed herewith as Exhibit 5.1).
23.2*                         --   Consent of KPMG LLP.
24.1*                         --   Powers of Attorney (included on signature pages).

------------------------

*   Filed herewith.

**  To be filed by amendment.

(1) Incorporated by reference to the Registration Statement of the registrant and UCAR Global Enterprises Inc. on Form S-1 (Registration No. 33-84850).

(2) Incorporated by reference to the Annual Report of the registrant on Form 10-K for the year ended December 31, 1995 (File No. 1-13888).

(3) Incorporated by reference to the Registration Statement of the registrant on Form S-1 (Registration No. 33-94698).

(4) Incorporated by reference to the Quarterly Report of the registrant on Form 10-Q for the quarter ended March 31, 1996 (File No. 1-13888).

(5) Incorporated by reference to the Quarterly Report of the registrant on Form 10-Q for the quarter ended September 30, 1997 (File No. 1-13888).

(6) Incorporated by reference to the Annual Report of the registrant on Form 10-K for the year ended December 31, 1998 (File No. 1-13888).

    (b) Financial Statement Schedules

    None.

ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, Tennessee, on the 26th day of June, 2001.

                                                       UCAR INTERNATIONAL INC.

                                                       By:          /s/ CORRADO F. DE GASPERIS
                                                            -----------------------------------------
                                                                      Corrado F. De Gasperis
                                                             VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                                                               AND
                                                                    CHIEF INFORMATION OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Gilbert E. Playford, Corrado F. DeGasperis and Karen G. Narwold, and each of them individually, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to this registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all applications, registration statements, notices, reports and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in this registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offering described therein, and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the 26th day of June, 2001.

                      SIGNATURE                                           TITLE(S)
                      ---------                                           --------
               /s/ GILBERT E. PLAYFORD                 Chairman of the Board, Chief Executive
     -------------------------------------------       Officer, President and Director (Principal
                 Gilbert E. Playford                   Executive Officer)

             /s/ CORRADO F. DE GASPERIS                Vice President, Chief Financial Officer and
     -------------------------------------------       Chief Information Officer (Principal Financial
               Corrado F. De Gasperis                  and Accounting Officer)

                      SIGNATURE                                           TITLE(S)
                      ---------                                           --------
               /s/ R. EUGENE CARTLEDGE
     -------------------------------------------       Director
                 R. Eugene Cartledge

                /s/ MARY B. CRANSTON
     -------------------------------------------       Director
                  Mary B. Cranston

                  /s/ JOHN R. HALL
     -------------------------------------------       Director
                    John R. Hall

                 /s/ THOMAS MARSHALL
     -------------------------------------------       Director
                   Thomas Marshall

                 /s/ MICHAEL C. NAHL
     -------------------------------------------       Director
                   Michael C. Nahl

                               INDEX OF EXHIBITS

       EXHIBIT
       NUMBER                                              DESCRIPTION
---------------------              ------------------------------------------------------------
23.2*                         --   Consent of KPMG LLP.
24.1*                         --   Power of Attorney (included on signature pages).

------------------------

*   Filed herewith.